EXHIBIT 2.2
                                                                     -----------



UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------------------


                                                   Chapter 11

In re                                              Case No. 03-22945 (ASH)

                                                   (Jointly Administered)
  THE PENN TRAFFIC COMPANY, ET AL.,

                                      Debtors.

----------------------------------------------




                       FIRST AMENDED DISCLOSURE STATEMENT
                 PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE WITH RESPECT TO THE FIRST AMENDED JOINT PLAN OF
                 REORGANIZATION OF THE PENN TRAFFIC COMPANY AND
                ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE


                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                           Kelley A. Cornish (KC/0754)
                          Elizabeth R. McColm (EM/5342)
                           Ross B. Rosenfelt (RR/1911)

                           1285 Avenue of the Americas
                          New York, New York 10019-6064
                            Telephone: (212) 373-3000

                 Attorneys for Debtors and Debtors in Possession


Dated:   February 4, 2005

                        INTRODUCTORY STATEMENT/DISCLAIMER

         This First Amended Disclosure Statement contains a summary of certain provisions of the First Amended Joint Plan of Reorganization dated as of February 4, 2005 (the "PLAN")(1) proposed by The Penn Traffic Company ("PENN TRAFFIC") and its subsidiaries, as debtors and debtors-in-possession (collectively, the "Debtors"), and summaries of certain other documents relating to the consummation of the Plan or the treatment of certain parties in interest, and certain financial information relating thereto.

         While the Debtors believe that the summaries contained herein provide adequate information with respect to the documents summarized, such summaries are qualified to the extent that they do not set forth the entire text of such documents. Before casting a ballot, each holder of an impaired claim entitled to vote on the Plan should review all pertinent documentation, including the Plan. The terms of the Plan govern in the event of any inconsistency with the summaries contained in this First Amended Disclosure Statement.

         No party is authorized by the Debtors to provide any information to the Debtors' creditors with respect to the Plan other than that contained in this First Amended Disclosure Statement. Other than as set forth in this First Amended Disclosure Statement or as otherwise provided by the Court, the Debtors have not authorized any representations concerning the Debtors, their anticipated financial position or operations after confirmation of the Plan or the value of their business and property. To the extent information in this First Amended Disclosure Statement relates to the Debtors, the Debtors or their advisors have provided the information in this First Amended Disclosure Statement.

         The information in this First Amended Disclosure Statement is being provided solely for purposes of voting to accept or reject the Plan or objecting to Confirmation of the Plan. Nothing in this First Amended Disclosure Statement may be used by any person or entity for any other purpose.

         The deadline for receipt by the Debtors' voting agent, Donlin, Recano & Company, Inc., of ballots voting to accept or reject the Plan is 4:00 p.m., Prevailing Eastern Time, on MARCH 9, 2005, unless extended by the Debtors or order of the Bankruptcy Court.

         Nothing contained in this First Amended Disclosure Statement, express or implied, is intended to give rise to any commitment or obligation of the Debtors or confers upon any person any rights, benefits or remedies of any nature whatsoever (other than as set forth in the Plan), nor should the contents of this First Amended Disclosure Statement

--------------------------
(1) Capitalized terms not defined herein have the meanings ascribed to them in the Plan unless otherwise noted.

be construed as providing any legal, business, financial or tax advice. Holders of claims and interests should consult with their own advisors. The contents of this First Amended Disclosure Statement will not constitute or be construed as an admission of any fact or liability, stipulation or waiver, but rather as a statement made in settlement negotiations.

         Except as hereafter noted, the information contained herein is generally intended to describe facts and circumstances only as of the date of this First Amended Disclosure Statement, and neither the delivery of the First Amended Disclosure Statement nor the Confirmation of the Plan will create any implication, under any circumstances, that the information contained herein or therein is correct or complete at any time after the date hereof or thereof, or that the Debtors are or will be under any obligation to update such information in the future.

         11 U.S.C. ss. 1125(b) prohibits the solicitation of an acceptance or rejection of a plan of reorganization from a holder of a claim or interest with respect to such claim or interest unless, at the time of or before such solicitation, there is transmitted to such holder such plan or a summary of such plan and a written disclosure statement approved, after notice and hearing, by the Bankruptcy Court as containing adequate information.

         This First Amended Disclosure Statement has not been approved or disapproved by, and the securities offered hereby have not been registered with or approved or recommended by, the Securities and Exchange Commission (the "SEC") or any securities regulatory authority of any state, nor has the SEC nor any state securities regulatory authority passed upon the accuracy or adequacy of this First Amended Disclosure Statement or the statements or information contained herein. Any representation to the contrary is a criminal offense.

         This First Amended Disclosure Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), that are made pursuant to the safe harbor provisions of 11 U.S.C. ss.1125 reflecting, when made, expectations or beliefs concerning future events that involve risks and uncertainties, including the ability of the Debtors to satisfy the conditions and requirements of their credit facilities, the effects of the Cases on the operations of the Debtors, the Debtors' ability to obtain court approval with respect to motions in the Cases prosecuted by them from time to time, the ability of the Debtors to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Cases, the effect of national, international and regional economic conditions, the overall level of consumer spending, the performance of the Debtors' products within the prevailing retail environment, customer acceptance of both new designs and newly introduced product lines, financial difficulties encountered by customers, the ability of the Debtors to attract, motivate and retain key executives and employees and the ability of the Debtors to attract and retain customers.

         All statements other than statements of historical facts included in this First Amended Disclosure Statement, without limitation, are forward-looking statements. Although the Debtors believe that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. The Debtors disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result" and other similar words and phrases. Forward-looking statements and the Debtors' plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, and the Debtors' business in general is subject to certain risks that could affect the value of the Debtors' stock.

         The unaudited projections attached hereto as EXHIBIT E (the "PROJECTIONS") have been prepared by the Debtors as projections of possible future results based upon the assumptions set forth therein, and are dependent on many factors over which the Debtors do not have control. No assurance can be given that any of the assumptions on which the Projections are based will prove to be correct. The Projections were not prepared in compliance with (i) published guidelines of the SEC, (ii) the guidelines established by the American Institute of Certified Public Accountants regarding projections or (iii) generally accepted accounting principles ("GAAP"). Peter J. Solomon Company ("PJSC"), the Debtors' investment banker and financial advisor, has not participated in the preparation of or compiled such Projections and, accordingly, does not express any view, opinion or any other form of assurance with respect to, assumes no responsibility for and disclaims any association with, such Projections. In connection with its enterprise valuation of the Reorganized Debtors, PJSC, did, however, review selected assumptions underlying the Projections. SEE Section VI.C.2.(b), entitled "Best Interests of Claim Holders - Enterprise Valuation of the Reorganized Debtors." While presented with numerical specificity, such Projections are based upon a variety of assumptions, which may not be realized, relating to the future business and operations of the Debtors and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Debtors. To the extent that actual results vary from the assumptions, recoveries may vary from the Projections. The Debtors do not make any express or implied representation or warranty as to the attainability of the projected financial information set forth in the Projections or as to the accuracy or completeness of the assumptions from which that projected information is derived.

I.       EXECUTIVE SUMMARY

         A.       OVERVIEW OF CHAPTER 11 FILING

                  The Penn Traffic Company, a Delaware corporation ("PENN TRAFFIC"), and all of its subsidiaries, as debtors and debtors-in-possession (in such capacity, the "DEBTORS"), transmit this First Amended Disclosure Statement (the "FIRST AMENDED DISCLOSURE STATEMENT") pursuant to Section 1125(b) of title 11, United States Code, 11 U.S.C. ss.ss. 101 ET SEQ. (the "CODE"), to all known impaired creditors of the Debtors entitled to vote on the Plan in connection with the solicitation of acceptances of the Plan. A copy of the Plan, which has been filed with the United States Bankruptcy Court for the Southern District of New York (the "BANKRUPTCY COURT"), is annexed hereto and made a part hereof as EXHIBIT A.

                  On May 30, 2003 (the "PETITION DATE"), each of the Debtors filed a voluntary petition for reorganization under chapter 11 of the Code. During the Cases, the Debtors have continued to manage the operation and affairs of the Debtors as debtors-in-possession under the jurisdiction of the Bankruptcy Court. The Cases currently are pending before the Honorable Adlai S. Hardin, Jr., United States Bankruptcy Judge for the Southern District of New York.

                  Chapter 11 is the principal business reorganization chapter of the Code. Under chapter 11 of the Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. Recognizing the need for representation of unsecured creditors in the reorganization process, Section 1102 of the Code provides for the establishment of a creditors' committee. The Creditors' Committee in the Cases, comprised of seven creditor representatives, was appointed by the United States Trustee for the Southern District of New York on June 9, 2003.

                  Confirmation and consummation of a plan of reorganization are the principal objectives of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan requires, among other things, the affirmative vote of creditors holding at least two-thirds in total dollar amount and more than one-half in number of the allowed claims in each impaired class of claims that have voted on the plan, and two-thirds in amount of equity interests in each impaired class of interests that have voted on the plan. Section 1129(b) of the Code, commonly referred to as the "cramdown" provision, permits confirmation of a plan over the objection of an impaired class under certain circumstances. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity security holder of the debtor. Subject to certain limited exceptions, the confirmation order discharges the debtor from any debt that arose prior to the effective date of the plan and substitutes therefor the obligations, if any, specified under the confirmed plan.

                  THE DEBTORS BELIEVE THAT THE PLAN COMPLIES WITH ALL REQUIREMENTS OF THE CODE AND PROVIDES THE BEST AVAILABLE RECOVERY TO THEIR RESPECTIVE ESTATES. THE PLAN ALSO HAS THE SUPPORT OF THE CREDITORS' COMMITTEE, WHICH WILL RECOMMEND TO ITS CONSTITUENCY THAT IT VOTE TO ACCEPT THE PLAN. THE DEBTORS URGE ALL IMPAIRED CREDITORS THAT ARE ENTITLED TO VOTE ON THE PLAN TO ACCEPT THE PLAN.

        B.        THE FIRST AMENDED DISCLOSURE STATEMENT; VOTING REQUIREMENTS

                  This First Amended Disclosure Statement has been approved by the Bankruptcy Court pursuant to an order dated February 4, 2005 (the "FIRST AMENDED DISCLOSURE STATEMENT APPROVAL ORDER"), as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable investor typical of the holders of impaired Claims to make an informed judgment with respect to voting to accept or reject the Plan. A copy of the First Amended Disclosure Statement Approval Order is attached hereto as EXHIBIT B. This First Amended Disclosure Statement is being transmitted in connection with the Plan to provide adequate information to enable holders of Claims entitled to vote on the Plan ("VOTING CLAIMS") to make an informed judgment with respect to such vote.

                  Approval by the Bankruptcy Court of this First Amended Disclosure Statement does not constitute an endorsement of any of the representations contained in this First Amended Disclosure Statement or in the Plan, nor does it constitute an endorsement of the fairness or merits of the Plan itself.

                  Each holder of a Voting Claim should carefully review the material set forth in this First Amended Disclosure Statement and the exhibits hereto in order to make an independent determination as to whether to vote to accept or reject the Plan. In addition, each holder of a Voting Claim should review the entire Plan and the exhibits thereto before casting a Ballot.

                  Accompanying this First Amended Disclosure Statement are:

                  1.       A copy of the Plan (attached hereto as EXHIBIT A);

                  2. A copy of the First Amended Disclosure Statement Approval Order (attached hereto as EXHIBIT B);

                  3. An Organizational Chart for the Reorganized Debtors (attached hereto as EXHIBIT C);

                  4. Copies of the unaudited consolidated financial statements of the Debtors for the fiscal years ending February 1, 2003 and January 1, 2004 (attached hereto as EXHIBIT D);

                  5. The Projections relating to the Reorganized Debtors for the fiscal years ended 2005 through 2008 (attached hereto as EXHIBIT E);

                  6. The projected consolidated balance sheet for the Reorganized Debtors as of the Effective Date (attached hereto as EXHIBIT F);

                  7. A liquidation analysis of the Debtors (attached hereto as EXHIBIT G);

                  8. The notice approved by the Bankruptcy Court (attached hereto as EXHIBIT H) that sets forth, among other things, the time fixed by the Bankruptcy Court for:

                           (a) receipt of Ballots indicating acceptance or rejection of the Plan;

                           (b)      the Confirmation Hearing;

                           (c) filing objections to confirmation of the Plan, including, without limitation, objections to the assumption of certain executory contracts and unexpired leases under the Plan;

                           (d) filing of administrative claims by certain parties;

                           (e) filing claims arising from the rejection of unexpired leases and executory contracts under the Plan; and

                           (f) filing of objections to the Debtors' proposed cure payments in connection with assumed leases and executory contracts under the Plan; and

                  9. A schedule reflecting the timing and amounts for the Debtors' payment of certain minimum funding contributions owing with respect to certain of Penn Traffic's single employer pension plans (attached hereto as EXHIBIT I).


                  A ballot is enclosed with the First Amended Disclosure Statement if you are entitled to vote to accept or reject the Plan. If you hold Claims in more than one class, and you are entitled to vote in more than one Class, you will receive separate Ballots which must be used for each separate Class in which you are entitled to vote. Unless the instructions on your Ballot direct you to return your Ballot to your broker or some other person, please vote and return your Ballot(s) to:

                         Donlin, Recano & Company, Inc.
                          Re: The Penn Traffic Company
                                  P.O. Box 2034
                               Murray Hill Station
                            New York, New York 10156
                          ATTENTION: Voting Department

                  If by hand delivery or overnight mail the address is:

                         Donlin, Recano & Company, Inc.
                          Re: The Penn Traffic Company
                        419 Park Avenue South, Suite 1206
                            New York, New York 10016
                          ATTENTION: Voting Department

                  DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR BALLOT.

                  TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED NO LATER THAN 4:00 P.M., EASTERN STANDARD TIME, ON MARCH 9, 2005. COPIES OF BALLOTS AND BALLOTS RECEIVED BY FACSIMILE WILL NOT BE COUNTED.

                  In the First Amended Disclosure Statement Approval Order, the Bankruptcy Court set February 4, 2005 as the Record Date for voting on the Plan. Only holders of record as of February 4, 2005 who are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

                  If you are a holder of a Claim entitled to vote on the Plan and you did not receive a Ballot, you received a damaged Ballot, you lost your Ballot, or if you have any questions concerning the First Amended Disclosure Statement, the Plan or the procedures for voting on the Plan, please call the Voting Department of Donlin, Recano & Company, Inc. at (212) 481-1411.

                  The Bankruptcy Court has scheduled a hearing on confirmation of the Plan (the "CONFIRMATION HEARING") at 11:00 A.M., Prevailing Eastern Time, on MARCH 17, 2005, before the Honorable Adlai S. Hardin, Jr., United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, 300 Quarropas Street, White Plains, New York 10601. The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of such adjournment by the Bankruptcy Court at such hearing.

         C.       SOURCES OF INFORMATION

                  The information contained in this First Amended Disclosure Statement was derived from (i) the Debtors' books and records (such as their general purpose financial statements, books of account and corporate records) and (ii) consultations with Penn Traffic's Board of Directors and the Debtors' officers, senior management, key personnel and various of their outside professionals, including legal, accounting and financial advisors.

         D.       GENERAL STRUCTURE OF THE PLAN

                  Each Debtor is a proponent of the Plan within the meaning of
Section 1129 of the Code. In general, the Plan provides for the substantive consolidation of all of the Debtors for voting and distribution purposes only, and provides for the Debtors' reorganization pursuant to the terms of the Plan. The Plan contemplates the payment in full in cash of all administrative claims and priority claims against the Debtors, and the repayment in full in cash of outstanding amounts under the Debtors' post-petition financing facility. Furthermore, the Plan provides for the treatment of allowed claims against, and interests in, the Debtors as follows:

                  o With respect to each holder of an allowed unsecured claim, distribution of its PRO RATA share of 100% of the newly issued common stock of Reorganized Penn Traffic issued and distributed pursuant to Sections
                           5.9. and 6.2. of the Plan, subject to dilution in respect of new common stock that may be issued to management of Reorganized Penn Traffic; and

                  o No distributions on account of issued and outstanding Penn Traffic common stock, including claims arising out of or with respect to such common stock interests.

                  After careful review of the Debtors' current business operations, estimated recoveries in sale or liquidation scenarios, the prospects of ongoing businesses, and the strategic business plan for future operations developed by the Debtors' management and discussed more fully in Section III. hereof, entitled "Future Business of the Reorganized Debtors," the Debtors have concluded that, at this time, the recovery to their creditors will be maximized by the continued operation of the Debtors, rather than a sale of some or all of the Debtors as a going concern to a third party, or an orderly liquidation. Thus, the Plan provides for the reorganization of the Debtors.

                  A complete list of the legal entities that comprise the Debtors, the jurisdiction of incorporation and a brief description of the business purpose or activities for each entity is set forth below. This list identifies each Debtor by its case number in the Cases and designates those Debtors that are being reorganized under the Plan and, therefore, will emerge from bankruptcy as reorganized entities, as well as those Debtors that will be merged or dissolved pursuant to the Plan and, therefore, will not exist following the Effective Date of the Plan.

                    DEBTORS BEING REORGANIZED UNDER THE PLAN

-------------------------------------------------------------------------------------------------------------
                  NAME                              CASE NUMBER           JURISDICTION OF INCORPORATION AND
                                                                              BUSINESS PURPOSE/ACTIVITY
-------------------------------------------------------------------------------------------------------------
The Penn Traffic Company                          03-22945 (ASH)          DELAWARE CORPORATION
                                                                          Parent Holding Company
-------------------------------------------------------------------------------------------------------------
Penny Curtiss Baking Company, Inc.                03-20312 (ASH)          NEW YORK CORPORATION
                                                                          Manufacturer and distributor of
                                                                          fresh and frozen baked goods
-------------------------------------------------------------------------------------------------------------
Big M Supermarkets                                03-22946 (ASH)          NEW YORK CORPORATION
                                                                          Franchisor, wholesaler and
                                                                          service provider for independent
                                                                          retail grocers
-------------------------------------------------------------------------------------------------------------
Sunrise Properties, Inc.                          03-22949 (ASH)          PENNSYLVANIA CORPORATION
                                                                          Owns and leases real property for
                                                                          Debtors' supermarket operations
-------------------------------------------------------------------------------------------------------------
Pennway Express, Inc.                             03-22948 (ASH)          PENNSYLVANIA CORPORATION
                                                                          Trucking and freight business
-------------------------------------------------------------------------------------------------------------
Commander Foods, Inc.                             03-22951 (ASH)          NEW YORK CORPORATION
                                                                          INACTIVE - Former private label
                                                                          business
-------------------------------------------------------------------------------------------------------------
P&C Food Markets, Inc. of Vermont                 03-22954 (ASH)          VERMONT CORPORATION
                                                                          State Licenses Holder
-------------------------------------------------------------------------------------------------------------
PT Development, LLC                               03-22956 (ASH)          NEW YORK LIMITED LIABILITY
                                                                          CORPORATION
                                                                          Owner of 1% Interest in PT
                                                                          Fayetteville
-------------------------------------------------------------------------------------------------------------
PT Fayetteville/Utica, LLC                        03-22957 (ASH)          NEW YORK LIMITED LIABILITY
                                                                          CORPORATION
                                                                          Owner of real and personal
                                                                          property for Fayetteville, New
                                                                          York supermarket
-------------------------------------------------------------------------------------------------------------

                  DEBTORS BEING MERGED/DISSOLVED UNDER THE PLAN

-------------------------------------------------------------------------------------------------------------
                  NAME                              CASE NUMBER           JURISDICTION OF INCORPORATION AND
                                                                              BUSINESS PURPOSE/ACTIVITY
-------------------------------------------------------------------------------------------------------------
Abbott Realty Corporation                         03-22952 (ASH)          VERMONT CORPORATION
                                                                          ACTIVE - Real property leasing
-------------------------------------------------------------------------------------------------------------
Big Bear Distribution Company                     03-22950 (ASH)          DELAWARE CORPORATION
                                                                          INACTIVE - Former transportation
                                                                          company
-------------------------------------------------------------------------------------------------------------
Bradford Supermarkets, Inc.                       03-22955 (ASH)          VERMONT CORPORATION
                                                                          INACTIVE - Former real property
                                                                          leasing
-------------------------------------------------------------------------------------------------------------
Dairy Dell, Inc.                                  03-22947 (ASH)          PENNSYLVANIA CORPORATION
                                                                          INACTIVE- Former dairy products
                                                                          distributor
-------------------------------------------------------------------------------------------------------------

         E. SUMMARY OF THE TREATMENT UNDER THE PLAN OF HOLDERS OF CLAIMS AND INTERESTS

                  The following summary is qualified in its entirety by reference to the Plan and to the more detailed description of provisions for the Classes created under the Plan set forth in Section IV. hereof, entitled "Summary of the Plan of Reorganization." This First Amended Disclosure Statement contains only a summary of the terms of the Plan. It is the Plan (as may be modified by the Confirmation Order) and not this First Amended Disclosure Statement that governs the rights and obligations of the parties.

          SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN (2)

                                        ESTIMATE OF AGGREGATE                                             ESTIMATED
CLASS            DESCRIPTION            ALLOWED CLAIM AMOUNT(3)                TREATMENT                  RECOVERY (%)
-----            -----------            -----------------------                ---------                  ------------
                                                                UNIMPAIRED AND NON-VOTING:  PAID
                 ADMINISTRATIVE         TO BE DETERMINED,3      IN FULL IN CASH (I) AT THE SOLE            100%
                 CLAIMS - GENERAL       INCLUDING AN            OPTION OF THE DEBTORS (BEFORE THE
                                        ESTIMATED $4 - $6       EFFECTIVE DATE) OR THE REORGANIZED
                                        MILLION ON ACCOUNT OF   DEBTORS (ON OR AFTER THE EFFECTIVE
                                        RECLAMATION CLAIMS      DATE), (A) IN THE ORDINARY COURSE
                                        UNDER SECTION 546(C)    OF BUSINESS AS THE CLAIM BECOMES
                                        OF THE CODE             DUE AND OWING OR (B) ON THE
                                                                INITIAL DISTRIBUTION DATE OR
                                                                (II) ON SUCH OTHER DATE AS THE
                                                                BANKRUPTCY COURT MAY ORDER.

                 ADMINISTRATIVE         $3.5 MILLION            SUBJECT TO SECTION 2.1.(F) OF THE          100%
                 CLAIMS - PBGC                                  PLAN, PBGC WILL BE PAID $3.5
                 ALLOWED                                        MILLION BI-ANNUALLY OVER A PERIOD
                 ADMINISTRATIVE CLAIM                           OF 2 YEARS IN FOUR EQUAL
                                                                INSTALLMENTS
                                                                COMMENCING ON
                                                                THE DATE THAT IS
                                                                SIX MONTHS
                                                                FOLLOWING THE
                                                                EFFECTIVE DATE
                                                                OF THE PLAN, AND
                                                                SUCH PBGC
                                                                ALLOWED
                                                                ADMINISTRATIVE
                                                                CLAIM WILL BE
                                                                SECURED BY A
                                                                POST-EFFECTIVE
                                                                DATE TRADE LIEN.

---------------------------
(2) This table is only a summary of the classification and treatment of Claims and Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Interests. The estimates set forth in this table are as of the date of this Disclosure Statement and are for descriptive purposes only, and do not and will not constitute an admission as to the Debtors' obligations with respect to any Claim.

(3) Estimate does not include (i) pre-confirmation professional fees which will be paid upon the approval of final fee applications post-confirmation, and
     (ii) administrative liabilities to be paid in the ordinary course of business.

          SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN (2)

                                        ESTIMATE OF AGGREGATE                                             ESTIMATED
CLASS            DESCRIPTION            ALLOWED CLAIM AMOUNT(3)                TREATMENT                  RECOVERY (%)
-----            -----------            -----------------------                ---------                  ------------
                 ADMINISTRATIVE         TO BE DETERMINED        SUBJECT TO SECTIONS 2.1.(D) AND            100%
                 CLAIMS - PJSC                                  6.4.(A) OF THE PLAN, PJSC WILL BE
                 REORGANIZATION                                 FEE PAID A
                                                                REORGANIZATION
                                                                FEE OF
                                                                $2,250,000.00
                                                                LESS THE
                                                                AGGREGATE AMOUNT
                                                                OF MONTHLY
                                                                ADVISORY FEES
                                                                PAID TO PJSC AS
                                                                OF THE EFFECTIVE
                                                                DATE (AT
                                                                $100,000.00 PER
                                                                MONTH).

                 ADMINISTRATIVE         TO BE DETERMINED        SUBJECT TO BANKRUPTCY COURT                100%
                 CLAIMS - KZCS                                  APPROVAL, KZCS WILL BE PAID A
                 SUCCESS FEE                                    SUCCESS FEE AS FOLLOWS:  (I) $2.75
                                                                MILLION UPON ENTRY OF AN APPROVAL
                                                                ORDER OF THE BANKRUPTCY COURT;
                                                                (II) $1 MILLION WHEN THE
                                                                "AGGREGATE UNSECURED CREDITOR
                                                                RECOVERY" ("AUCR," AS DEFINED
                                                                BELOW) EXCEEDS 25%; AND (III)
                                                                $1.25 MILLION WHEN THE AUCR
                                                                EXCEEDS 30%.  AUCR MEANS THE 30
                                                                DAY AVERAGE DAILY CLOSING TRADING
                                                                PRICE OF THE NEW PENN TRAFFIC
                                                                COMMON SHARES, MULTIPLIED BY THE
                                                                30 DAY AVERAGE OF THE NUMBER OF
                                                                NEW PENN TRAFFIC COMMON SHARES
                                                                ISSUED AND OUTSTANDING, DIVIDED BY
                                                                THE 30 DAY AVERAGE OF THE
                                                                AGGREGATE AMOUNT OF ALLOWED CLASS
                                                                3 CLAIMS.  SUCH CALCULATION WILL
                                                                BE PERFORMED AFTER THE EFFECTIVE
                                                                DATE DAILY BEGINNING ON THE 120TH
                                                                DAY AFTER PUBLIC TRADING OF THE
                                                                NEW PENN TRAFFIC COMMON SHARES
                                                                COMMENCES, AND SHALL CONTINUE
                                                                THROUGH THE 485TH DAY THEREAFTER.

                 ADMINISTRATIVE         TO BE DETERMINED        UPON THE INITIAL DISTRIBUTION              100%
                 CLAIMS -DEMME                                  DATE, MR. DEMME WILL BE PAID A
                 SUCCESS BONUS                                  SUCCESS BONUS BASED ON THE
                                                                PERCENTAGE
                                                                RECOVERIES ON
                                                                ALLOWED
                                                                UNSECURED CLAIMS
                                                                AS FOLLOWS: (X)
                                                                FOR RECOVERIES
                                                                UP TO 10%, THE
                                                                SUCCESS BONUS
                                                                WILL BE
                                                                $250,000.00; AND
                                                                (Y) FOR EACH
                                                                ADDITIONAL 1% OF
                                                                RECOVERIES ABOVE
                                                                10%, THE SUCCESS
                                                                BONUS WILL BE
                                                                INCREASED BY AN
                                                                ADDITIONAL
                                                                $20,000.00.

                 PRIORITY TAX CLAIMS    $5 - $6 MILLION         UNIMPAIRED AND NON-VOTING:  AT THE         100%
                                                                REORGANIZED DEBTORS' OPTION,
                                                                (I) PAID IN CASH EQUAL TO THE
                                                                AMOUNT OF SUCH CLAIM ON THE
                                                                INITIAL DISTRIBUTION DATE, OR
                                                                (II) PAID IN CASH IN SIX EQUAL
                                                                ANNUAL INSTALLMENTS, TOGETHER WITH
                                                                INTEREST THEREON AT THE LEGAL RATE
                                                                REQUIRED FOR SUCH CLAIMS IN
                                                                CHAPTER 11 CASES, WHICH INTEREST
                                                                WILL BE PAID ANNUALLY IN ARREARS
                                                                PURSUANT TO SECTION 1129(A)(9)(C)
                                                                OF THE CODE.

          SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN (2)

                                        ESTIMATE OF AGGREGATE                                             ESTIMATED
CLASS            DESCRIPTION            ALLOWED CLAIM AMOUNT(3)                TREATMENT                  RECOVERY (%)
-----            -----------            -----------------------                ---------                  ------------
                 DIP FACILITY CLAIMS    $30 - $40 MILLION       UNIMPAIRED AND NON-VOTING:  PAID           100%
                                                                IN FULL, IN CASH, OR OTHERWISE
                                                                SATISFIED IN A MANNER ACCEPTABLE
                                                                TO THE DIP LENDERS.

                 POST-PETITION TRADE    $15.3 MILLION           UNIMPAIRED AND NON-VOTING:  PAID           100%
                 LIEN CLAIMS                                    IN FULL, IN CASH, ON THE DATE ON
                                                                WHICH, IN THE ORDINARY COURSE OF
                                                                BUSINESS, SUCH ALLOWED TRADE LIEN
                                                                CLAIM BECOMES DUE AND OWING. IF
                                                                THE REORGANIZED DEBTORS IMPLEMENT
                                                                A POST-EFFECTIVE DATE TRADE LIEN
                                                                PROGRAM, THEN EACH HOLDER OF AN
                                                                ALLOWED TRADE LIEN CLAIM WILL ALSO
                                                                SHARE PARI PASSU IN ANY
                                                                POST-EFFECTIVE DATE TRADE LIEN ON
                                                                THE TERMS AND CONDITIONS DESCRIBED
                                                                IN SECTION 5.17. OF THE PLAN.

1                PRIORITY NON-TAX       $0                      UNIMPAIRED AND NON-VOTING (DEEMED          100%
                 CLAIMS                                         TO HAVE ACCEPTED THE PLAN):  PAID
                                                                IN FULL IN CASH ON THE LATER OF THE
                                                                INITIAL DISTRIBUTION DATE AND A
                                                                DATE THAT IS AS SOON AS
                                                                PRACTICABLE AFTER THE DATE UPON
                                                                WHICH SUCH PRIORITY NON-TAX CLAIM
                                                                BECOMES AN ALLOWED PRIORITY
                                                                NON-TAX CLAIM.

          SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN (2)

                                        ESTIMATE OF AGGREGATE                                             ESTIMATED
CLASS            DESCRIPTION            ALLOWED CLAIM AMOUNT(3)                TREATMENT                  RECOVERY (%)
-----            -----------            -----------------------                ---------                  ------------
2                OTHER SECURED          $4.2 MILLION            UNIMPAIRED AND NON-VOTING (DEEMED          100%
                 CLAIMS                                         TO HAVE ACCEPTED THE PLAN):  AT
                                                                THE SOLE OPTION OF THE DEBTORS, (I)
                                                                PAID IN FULL IN CASH ON THE
                                                                INITIAL DISTRIBUTION DATE, (II)
                                                                REINSTATED ACCORDING TO THE TERMS
                                                                OF THE RELEVANT INSTRUMENT, (III)
                                                                PAID ON SUCH OTHER TERMS AS THE
                                                                DEBTORS AND THE HOLDER OF SUCH
                                                                CLAIM MAY AGREE, OR (IV) SATISFIED
                                                                THROUGH THE SURRENDER BY THE
                                                                APPLICABLE DEBTOR OF THE
                                                                COLLATERAL SECURING THE CLAIM TO
                                                                THE HOLDER THEREOF. EACH OF THE
                                                                BLAIRSVILLE PROPERTY CLAIM AND THE
                                                                CLARION PROPERTY CLAIM WILL BE
                                                                ALLOWED CLASS 2 "OTHER SECURED
                                                                CLAIMS" UNDER THE PLAN.
                                                                NOTWITHSTANDING ANYTHING CONTAINED
                                                                IN THE PLAN TO THE CONTRARY,
                                                                PURSUANT TO AND IN ACCORDANCE WITH
                                                                THE TERMS OF SECTION 1124(2) OF
                                                                THE BANKRUPTCY CODE, THE
                                                                BLAIRSVILLE PROPERTY MORTGAGE
                                                                DOCUMENTS AND THE CLARION PROPERTY
                                                                MORTGAGE DOCUMENTS WILL BE
                                                                REINSTATED AND REAFFIRMED IN
                                                                ACCORDANCE WITH THEIR TERMS AS
                                                                PROVIDED IN SECTION 2.7.(C)(II) OF
                                                                THE PLAN, AND SUCH AGREEMENTS WILL
                                                                CONTINUE IN FULL FORCE AND EFFECT
                                                                FOLLOWING THE EFFECTIVE DATE.

3                UNSECURED CLAIMS       $295 - $305 MILLION     IMPAIRED AND VOTING:  EACH HOLDER        40% - 42%
                                                                OF AN ALLOWED UNSECURED CLAIM WILL
                                                                RECEIVE (I) ITS PRO RATA SHARE OF
                                                                100% OF THE NEW PENN TRAFFIC
                                                                COMMON SHARES, SUBJECT TO (A)
                                                                DILUTION RESULTING FROM THE
                                                                ISSUANCE OF ADDITIONAL NEW PENN
                                                                TRAFFIC COMMON SHARES UPON THE
                                                                EXERCISE OF OPTIONS TO PURCHASE
                                                                NEW PENN TRAFFIC COMMON SHARES
                                                                GRANTED TO MANAGEMENT OF
                                                                REORGANIZED PENN TRAFFIC PURSUANT
                                                                TO THE MANAGEMENT STOCK INCENTIVE
                                                                PROGRAM AND (B) SUCH ADJUSTMENTS
                                                                TO THE TOTAL ISSUED NEW PENN
                                                                TRAFFIC COMMON SHARES AS MAY OCCUR
                                                                PURSUANT TO SECTION 6.3.(A) OF THE
                                                                PLAN, AND (II) ITS PRO RATA SHARE
                                                                OF ALL TRUST RECOVERIES, IF ANY.

4                CONVENIENCE CLAIMS     $3.1 MILLION            IMPAIRED AND VOTING: CLAIMS IN THE          15%
                                                                AMOUNT OF $5,000.00 OR LESS WILL
                                                                BE ALLOWED AS CONVENIENCE CLAIMS
                                                                IN THE AMOUNT FILED OR SCHEDULED,
                                                                AND CLAIMS VOLUNTARILY REDUCED TO
                                                                $5,000.00 BY BALLOT ELECTION WILL
                                                                BE ALLOWED AS CONVENIENCE CLAIMS
                                                                IN THE AMOUNT OF $5,000.00.  EACH
                                                                HOLDER OF AN ALLOWED CONVENIENCE
                                                                CLAIM WILL RECEIVE CASH EQUAL TO
                                                                15% OF ITS ALLOWED CLAIM;
                                                                PROVIDED, HOWEVER, THAT A HOLDER
                                                                OF MORE THAN ONE ALLOWED
                                                                CONVENIENCE CLAIM, WHICH CLAIMS IN
                                                                THE AGGREGATE EXCEED $5,000.00,
                                                                MAY ELECT TO BE TREATED WITH
                                                                RESPECT TO AND IN THE AMOUNT OF
                                                                SUCH AGGREGATED CLAIM, AS A CLASS
                                                                3 CLAIMHOLDER FOR DISTRIBUTION
                                                                PURPOSES ONLY.

          SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN (2)

                                        ESTIMATE OF AGGREGATE                                             ESTIMATED
CLASS            DESCRIPTION            ALLOWED CLAIM AMOUNT(3)                TREATMENT                  RECOVERY (%)
-----            -----------            -----------------------                ---------                  ------------
5                INTERCOMPANY CLAIMS                            IMPAIRED AND NON-VOTING (DEEMED             N/A
                                                                NOT TO HAVE ACCEPTED THE PLAN):
                                                                INTERCOMPANY CLAIMS WILL BE
                                                                DISCHARGED, AND THE HOLDERS OF
                                                                INTERCOMPANY CLAIMS WILL NOT BE
                                                                ENTITLED TO RECEIVE OR RETAIN ANY
                                                                PROPERTY ON ACCOUNT OF SUCH
                                                                CLAIMS; PROVIDED, HOWEVER, THAT
                                                                PRIOR TO DISCHARGE THE DEBTORS
                                                                HAVE THE RIGHT TO RETAIN OR EFFECT
                                                                SUCH TRANSFERS AND SET OFFS WITH
                                                                RESPECT TO INTERCOMPANY CLAIMS AS
                                                                THEY DEEM APPROPRIATE FOR
                                                                ACCOUNTING, TAX AND COMMERCIAL
                                                                BUSINESS PURPOSES, TO THE FULLEST
                                                                EXTENT PERMITTED BY APPLICABLE LAW.
6                COMMON STOCK CLAIMS    NOT  ESTIMATED          IMPAIRED AND NON-VOTING (DEEMED             0%
                 AND INTERESTS                                  NOT TO HAVE ACCEPTED THE PLAN):
                                                                INTERESTS WILL
                                                                BE CANCELLED,
                                                                AND THE HOLDERS
                                                                OF COMMON STOCK
                                                                CLAIMS AND
                                                                INTERESTS WILL
                                                                NOT BE ENTITLED
                                                                TO RECEIVE OR
                                                                RETAIN ANY
                                                                PROPERTY ON
                                                                ACCOUNT OF SUCH
                                                                CLAIMS AND
                                                                INTERESTS.


         F.       CONDITIONS TO EFFECTIVENESS OF THE PLAN

                  The Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan for March 17, 2005 at 11:00 a.m. The Code imposes a number of voting and other requirements as conditions to the confirmation of a plan of reorganization. These Code requirements are described in Section VI.B. hereof, entitled "Confirmation Requirements Under the Code."

                  In addition, certain conditions specified in the Plan must be satisfied or waived prior to the Effective Date of the Plan in order for the Plan to become effective. A summary of these conditions is set forth in Section IV.E. hereof, entitled "Conditions to Effective Date," and reference is made to the terms of the Plan, which is attached hereto as EXHIBIT A.

II.      DESCRIPTION OF THE DEBTORS AND THE DEBTORS' BUSINESSES

         A.       BACKGROUND INFORMATION REGARDING THE DEBTORS

                  1.       OVERVIEW OF HISTORY AND OPERATIONS

                           (a)      GENERALLY

                  Penn Traffic is one of the leading food retailers in the Eastern United States, with projected revenues in FY2005 of $1.3 billion. As of the petition date, Penn Traffic operated 213 supermarkets within a six state area with revenue of $2.3 billion. Penn Traffic currently operates 111 supermarkets and two stand-alone pharmacies located throughout upstate New York, Vermont, New Hampshire and Pennsylvania operating under the "P&C," "Quality," and "Bi-Lo" trade names. In addition to its retail operations, Penn Traffic serves as a wholesaler for approximately 83 licensed franchises and 36 independent operators, operates distribution facilities in New York and Pennsylvania, and owns and operates a bakery processing plant in Syracuse, New York.

                  Dairy Dell, Inc. is a Pennsylvania corporation that formerly was a distributor of dairy products, but presently is an inactive corporation; Penny Curtiss Baking Company, Inc. is a New York corporation that manufactures and distributes fresh and frozen baked goods for distribution to Penn Traffic's stores as well as to unrelated stores; Big M Supermarkets, Inc., a New York corporation, is a franchisor, wholesaler and service provider for various independent retail grocers. Sunrise Properties, Inc. is a Pennsylvania corporation that owns and leases real property, primarily in connection with the Debtor's supermarket operations; Pennway Express, Inc. is a Pennsylvania corporation that operates a trucking and freight business; Big Bear Distribution Company is a Delaware corporation that formerly operated a transportation company, but presently is an inactive corporation. Commander Foods, Inc. is a New York corporation that formerly was involved in the Debtors' private label business but presently is an inactive corporation. Abbott Realty Corporation is a Vermont corporation that leases real property for supermarkets. Bradford Supermarkets, Inc. is a Vermont corporation that formerly used to lease real property for supermarkets, but presently is inactive. P&C Food Markets, Inc. of Vermont is a Vermont corporation that holds certain Vermont state licenses. PT Development, LLC is a New York limited liability company that holds a 1% interest in PT Fayetteville/Utica, LLC, the New York limited liability company that owns the real and personal property for a supermarket in Fayetteville, New York.

                           (b)      BUSINESS SEGMENTS

                  Penn Traffic is the successor to a retail food business which dates back to 1854. Through a series of acquisitions and mergers, Penn Traffic, together with its subsidiaries (collectively, the "COMPANY"), has grown to become a leader in the eastern U.S. food retail and wholesale industries. The Company's businesses are classified by its management into two primary segments:
(i) Retail Food Business (the "RETAIL FOOD Business") and (ii) Wholesale Food Distribution Business (the "WHOLESALE FOOD DISTRIBUTION BUSINESS").

                                    (i)      Retail

                  Penn Traffic is a major retailer currently operating in the areas of New York, Vermont, New Hampshire and Pennsylvania. The Company currently operates 111 supermarkets and two stand-alone pharmacies in communities with diverse economics and demographics. The average annual revenue per store was, as of October 30, 2004, ($9,406,761.00). Penn Traffic trade names generally have leading market position and high community acceptance.

                  Penn Traffic's supermarkets offer a broad selection of grocery, meat, poultry, seafood, dairy, fresh produce, delicatessen, bakery and frozen food products. The stores also offer non-food products and services such as health and beauty care products, housewares, general merchandise, and in many cases, pharmacies, floral items and banking services.

                  Penn Traffic's store sizes and formats vary widely, depending upon the demographic conditions in each location. For example, "conventional" store formats are generally more appropriate in areas of low population density; larger populations are better served by full-service supermarkets of up to 75,000 square feet, which offer an increased variety of merchandise and numerous expanded service departments such as bakeries, delicatessens, floral departments and fresh seafood departments.

                  The net revenues for the Retail Food Business segment for the 52-week period ending October 31, 2004 were approximately $1.03 billion that accounted for approximately 80% of the Company's overall revenues of $1.3 billion.

                                    (ii)     Wholesale

                  Penn Traffic currently supplies 119 independently operated supermarkets with a wide variety of food and non-food products from its distribution centers in New York and Pennsylvania. These customers of the Company's wholesale food distribution business are primarily located in upstate New York and western Pennsylvania.

                  As part of Penn Traffic's wholesale food distribution business, the Company licenses, royalty-free, the use of its "Riverside," "Bi-Lo" and "Big M" names to 83 of these independently owned supermarkets that are required to maintain certain quality and other standards. The majority of these independent stores use Penn Traffic as their primary wholesaler and also received advertising, accounting, merchandising and retail counseling services from Penn Traffic. In addition, Penn Traffic receives rent from 30 of the licensed independent operators which lease or sublease their supermarkets from Penn Traffic. The Company's wholesale food distribution business contributes to the Company's operating income and enables the Company to spread fixed and semi-fixed procurement and distribution costs over additional revenues.

                  The net revenues for the Wholesale Food Distribution Business segment for the 52-week period ending October 30, 2004 were approximately $223.4 million, which accounted for 17% of the Company's overall revenues for that period.

                                    (iii)    Food Processing Operations

                  Penn Traffic also owns and operates Penny Curtiss, a bakery processing plant in Syracuse, New York. Penny Curtiss manufactures and distributes fresh and frozen bakery products to Penn Traffic's stores and third parties, including customers of Penn Traffic's wholesale food distribution business.

                           (c)      OPERATIONS

                  Penn Traffic is a large-volume procurer of products purchased for resale through its Retail Food and Wholesale Food Distribution segments. Penn Traffic's purchases are generally of sufficient volume to qualify for minimum price brackets for most items. Penn Traffic purchases brand name grocery merchandise directly from national and regional manufacturers. The Company also purchases private label products and certain other food products from TOPCO Associates, Inc., a national products purchasing cooperative comprising 53 regional supermarket chains and other food distributors. For Fiscal 2003, purchases from TOPCO Associates accounted for approximately 22% of Penn Traffic product purchases.

                  Penn Traffic's primary New York distribution centers include a company-owned 514,000 square foot dry grocery facility and a company-owned 241,000 square foot perishable products facility, both in Syracuse, New York and a company-owned 274,000 square foot general merchandise and health and beauty care items facility in Jamestown, New York. The company also leases a 126,000 square foot bakery manufacturing plant in Syracuse, New York.

                  As of the Petition Date, the Company's primary Ohio distribution centers located in Columbus, Ohio included a leased 492,000 square foot dry grocery facility, a company-owned 208,000 square foot perishable products facility and a leased 233,000 square foot general merchandise facility. As will be described in further detail below, the Company determined that its successful reorganization depended, in part, on the cessation of business operations in Ohio and West Virginia under the Big Bear trade name and the sale of substantially all of the Big Bear assets. Accordingly, Penn Traffic has disposed of substantially all of its Big Bear assets, including, but not limited to, all leased and fee-owned property associated with the Big Bear banner.

                  Penn Traffic's primary Pennsylvania distribution centers located in DuBois, Pennsylvania include a company-owned 390,000 square foot dry grocery facility and a company-owned 195,000 square foot perishable products facility.

                  Approximately two-thirds of the merchandise offered in Penn Traffic's retail stores is distributed from its warehouses by its fleet of tractors, refrigerated trailers and dry trailers. Merchandise not delivered from Penn Traffic's warehouses is delivered directly to the stores by manufacturers, distributors, vendor drivers and sales representatives for such products as beverages, snack foods and bakery items.

                           (d)      COMPETITION

                  The food retailing business is highly competitive and may be affected by general economic conditions. The number of competitors and the degree of competition encountered by Penn Traffic's supermarkets vary by location. Penn Traffic competes with several multi-regional, regional and local supermarket chains, convenience stores, stores owned and operated and otherwise affiliated with large food wholesalers, unaffiliated independent food stores, warehouse clubs, discount drug store chains, discount general merchandise chains, "supercenters" (combination supermarket and general merchandise stores) and other retailers. Many of these competitors are significantly larger than Penn Traffic, have vastly greater resources and purchasing power than Penn Traffic, in some cases can obtain more favorable terms from landlords, are better capitalized than Penn Traffic and do not have employees affiliated with unions.

                  During calendar years 2002, 2003 and the first half of 2004, the Company encountered an increase in competitive price and promotional activity. This resulted from, among other factors, the sluggish sales environment in the supermarket industry, which the Company believes was caused by weakening economic conditions and an increase in the penetration of the retail food industry by alternative channels of trade such as supercenters. In addition, during that time period, a greater number of competitive new stores (including a greater number of supercenters) opened in the Company's markets than in recent years.

                  During calendar year 2000, two new competitors entered the central Ohio market in which Penn Traffic operated a number of stores under the Big Bear trade name. As a consequence of the entry of these new competitors and the current challenging retail environment, the Company faced increased competition from these new competitors and from the two other established competitors in the central Ohio market who reduced prices and/or increased their level of promotional activity in an attempt to maintain or improve their sales levels in the market. The increased competition in the Company's Ohio market had an adverse effect on the Company's performance and results of operations in this market during Fiscal 2003. As a result of these competitive processes and continued declining performances from its Ohio and West Virginia operations, Penn Traffic, as part of its reorganization efforts, decided to cease operations under the Big Bear trade name and has disposed of substantially all of its assets in these two states during the Chapter 11 Cases. SEE Section II.C.10. entitled "Restructuring of the Debtors' Businesses."

                           (e)      EMPLOYEES

                  Labor costs and their impact on product prices are important competitive factors in the supermarket industry. The Company has experienced significant increased employee benefit costs in all of its markets and these increased costs have had an adverse effect on the Company's results of operations. As of the Petition Date, Penn Traffic had approximately 12,130 hourly employees and 4,200 salaried employees. As of June 1, 2004, Penn Traffic has substantially reduced its workforce to 8,807 employees of which 6,592 are hourly employees and 2,215 salaried employees.

                           (f)      UNIONS

                  As of the Petition Date, approximately 74% of the Debtors' employees throughout their various store, warehousing and manufacturing locations were members of one of four trade unions: the United Food and Commercial Workers Union, the Teamsters, the Bakery and Confectionary Workers Union and the United Industrial Workers Union. As of June 1, 2004, as a result of the Debtors' closure of the Big Bear supermarket chain, of its remaining 8,807 employees, 7,192 employees (approximately 82%), are members of one of three trade unions: the United Food and Commercial Workers Union, the Teamsters or the Bakery and Confectionary Workers Union (the "UNION EMPLOYEES"). These Union Employees are currently covered by 18 collective bargaining agreements, 10 of which have expired and are in the process of being renegotiated. The Company believes that it is critical to its ability to successfully reorganize to modify certain terms of its collective bargaining agreements in order to make it economically feasible to continue in business. The Company is continuing in its good faith negotiations with certain of the Unions with respect to such modifications. The Company reserves the right to seek a Bankruptcy Court order under Section 1113 of the Bankruptcy Code to modify such agreements in the event that the necessary modifications are not achieved by agreement with the Unions.

                           (g)      THE COMPANY'S RETIREMENT PLANS

                  Various retirement plans together cover the Company's entire workforce. The Company itself sponsors five defined benefit pension plans (collectively, the "PENSION PLANS"): (i) The Penn Traffic Company Cash Balance Pension Plan; (ii) Pension Plan for Bargaining Employees of Eastern Pennsylvania; (iii) The Riverside Division of Penn Traffic Company Bargaining Employees Pension Plan; (iv) Big Bear Stores Hourly Paid Food Warehouse Employees' Pension Plan; and (v) Big Bear Stores Hourly Paid General Merchandise Warehouse Employees' Pension Plan. Participation in the Company-sponsored Pension Plans is as follows:

------------------------------------------------------------------------------------------------
 CASH BALANCE PLAN   BIG BEAR FW PLAN   BIG BEAR GM PLAN    EASTERN PA PLAN     RIVERSIDE PLAN
------------------------------------------------------------------------------------------------
Active:  3,540       Active: 202       Active: 24          Active: 84         Active:  1,700
Inactive:183         Inactive: 5       Inactive: 2         Retired:  27       Retired:  774
Retired: 1,311       Retired:  91      Retired:  78        Terminated:  101   Terminated:  1,197
Terminated:  4,406   Terminated:  169  Terminated:  101    Total:  212        Total:  3,671
Total:  9,440        Total:  467       Total:  205         As of 1/1/2003     As of 12/1/2002
As of 1/1/2004       As of 6/1/2003    As of 6/1/2003
------------------------------------------------------------------------------------------------

                  In addition, some of the Company's union workers receive pensions through union-sponsored "multiemployer pension plans." These plans provide benefits to employees of unrelated employers which have been required to join the plans pursuant to collective bargaining agreements. As of the Petition Date, the Company contributed to the following multiemployer pension plans: (i) UFCW Local One Pension Fund; (ii) UFCW Pension Fund of Northeastern PA; (iii) New York State Teamsters Conference Pension & Retirement Fund; (iv) Bakery & Confectionary Workers Union & Industry International Pension Fund and (v) Central States Southeast and Southwest Areas Pension Funds. As of the Petition Date, participation in the multiemployer pension plans was as follows:

                   ------------------------------------------------------------------------------------------
                   UFCW LOCAL ONE     UFCW PENSION      CENTRAL STATES      NEW YORK STATE        BAKERY &
                    PENSION PLAN        FUND OF         SOUTHEAST AND          TEAMSTERS        CONFECTIONARY
                                    NORTHEASTERN PA    SOUTHWEST AREAS    CONFERENCE PENSION       WORKERS
                                                        PENSION FUNDS      & RETIREMENT FUND       UNION &
                                                                                                  INDUSTRY
                                                                                                PENSION FUNDS
-------------------------------------------------------------------------------------------------------------
 UNION CONTRACTS   Quality          Bi-Lo East (Old   Big Bear Drivers    P&C Warehouse        Penny Curtiss
REQUIRING PTC TO   Markets Master   Acme)             Big Bear Dispatch   P&C Trans. #317      Frozen
   CONTRIBUTE      P&C Master                                             P&C Trans. #294      Penny Curtiss
                   Quality                                                P&C Building         Fresh
                   Markets                                                Maintenance
                   Buffalo Area                                           P&C
                   Quality                                                Refrigeration &
                   Markets                                                Maintenance
                   Warehouse
-------------------------------------------------------------------------------------------------------------
    AGGREGATE           6120              349                 77                  581                210
  PARTICIPATING
    EMPLOYEES
-------------------------------------------------------------------------------------------------------------

                  Separate and apart from the pension plans described above, the Company maintains a defined contribution 401(k) plan for all of its employees which gives them an opportunity to save for retirement with pre-tax payroll deductions. The Company also adds matching contributions to the 401(k) plan on behalf of all non-union employees (the matching contributions equal 50% of each non-union employee's pre-tax payroll deductions up to 3% of his or her compensation, for a maximum matching contribution of 1.5% of pay). As a result of recent declines in interest rates and the market value of the assets held in the Company's five single employer Pension Plans, the Debtors have accrued significant pension liabilities. All of the Company's Pension Plans will require funding contributions over the next five years, as follows: (4)


--------------------------
(4) The following projections reflect the interest rate relief provided under the Pension Funding Equity Act of 2004.

-------------------------------------------------------------------------------------------------------------
                                PENSION FUNDINGS
-------------------------------------------------------------------------------------------------------------
    Plan year             2004              2005              2006              2007
  beginning in:
-------------------------------------------------------------------------------------------------------------
 Assumed Weighted        6.55%             5.99%             5.65%             5.49%
Average Rate used
   to determine
current liability
-------------------------------------------------------------------------------------------------------------
PROJECTIONS BASED ON 9% ANNUAL RETURN ON ASSETS:
-------------------------------------------------------------------------------------------------------------
   FISCAL YEAR        JANUARY 2005      JANUARY 2006      JANUARY 2007      JANUARY 2008    TOTAL FOUR-YEAR
     ENDING:                                                                                  PROJECTIONS
-------------------------------------------------------------------------------------------------------------
Cash Balance Plan         24,535,000         9,456,000         7,243,000         7,034,000        48,268,000
-------------------------------------------------------------------------------------------------------------
Big Bear Food
Warehouse                  3,402,078         1,552,428           791,588           398,420         6,144,514
-------------------------------------------------------------------------------------------------------------
Big Bear General
Merchandise                1,481,449           664,063           255,746           126,555         2,527,813
-------------------------------------------------------------------------------------------------------------
Eastern
Pennsylvania                       0           171,198           154,331           151,096           476,626
-------------------------------------------------------------------------------------------------------------
Riverside
Bargaining                 5,998,485         2,885,904         2,925,439         2,975,945        14,785,773
-------------------------------------------------------------------------------------------------------------

             TOTAL        35,417,012        14,729,593        11,370,104        10,686,016        72,202,725
-------------------------------------------------------------------------------------------------------------

                  As indicated above, the Cash Balance Pension Plan, which is the principal retirement plan for the Company's non-union employees, requires over $48 million in funding over the next four years, including a payment in excess of approximately $24.5 million in fiscal year 2005. As described more fully in Section II.C.14. hereof entitled "The PBGC Settlement," the Debtors, in consultation with their financial advisors and the Creditors' Committee, have determined that, unless the Cash Balance Pension Plan is terminated, the Company will be unable to pay all its debts pursuant to a plan of reorganization and will be unable to continue in business outside the chapter 11 reorganization process. Accordingly, in May 2004, the Debtors filed an application with the Pension Benefit Guaranty Corporation (the "PBGC") for a distress termination of the Cash Balance Pension Plan under Section 4041(c)(2)(B)(iii) of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. ss.ss. 1301-1461
(2000) ("ERISA"). PBGC is processing the Debtors' application for a distress termination of the Cash Balance Pension Plan pursuant to the PBGC Settlement, described in Section II.C.14. hereof.

                  Moreover, the Debtors assert that they have a valid $2 million preference claim under Section 547 of the Bankruptcy Code arising from the Debtors' advance payment of a $2 million minimum funding contribution to the Cash Balance Pension Plan on March 18, 2003.

                           (h)      GOVERNMENT REGULATIONS

                  Penn Traffic's food and drug business requires it to hold various licenses and to register certain of its facilities with state and federal health, drug and alcoholic beverage regulatory agencies. By virtue of these licenses and registration requirements, Penn Traffic is obligated to observe certain rules and regulations; a violation of such rules and regulations could result in a suspension or revocation of licenses or registrations. Most of Penn Traffic's licenses require periodic renewals. Penn Traffic has experienced no material difficulties with respect to obtaining, retaining or renewing its licenses and registrations.

                  The Company believes that for a period of time prior to March 2003 it may have inadvertently and unintentionally failed to comply with certain federal and state franchise registration and disclosure requirements which may be applicable to the Company's wholesale food distribution franchise program. Specifically, it appears that the Company may have inadvertently and unintentionally failed to furnish to certain of its wholesale food distribution franchisees, prior to offering wholesale food distribution franchises to them, the "franchise disclosure document" required by New York law and a regulation of the Federal Trade Commission. While the Company's failure to furnish in advance a franchise disclosure document to certain of its wholesale food distribution franchisees may place it in violation of the aforementioned federal regulation and New York statute, the Company believes that it is likely that the pertinent federal and state regulators will settle the matter with the Company without the imposition of material penalties. In addition, certain of the Company's wholesale food distribution franchisees in New York State may be entitled to assert private claims as a result of the Company's inadvertent failure to furnish to them the required franchise disclosure document. However, the Company is considering offering such franchisees a right of rescission, which whether accepted or rejected will thereafter negate the ability of any such franchisee thereafter to assert a private claim under New York's franchise law. While (i) the penalties the Company may be required to pay following its contemplated settlements with the Federal Trade Commission and the State of New York, (ii) the effects of any rescission offer accepted by any of the Company's wholesale food distribution franchisees to whom rescission may be offered in the future or
(iii) any judgments entered with respect to any private claims would have an adverse effect on the profitability of the Company's wholesale food distribution business, the Company does not believe that this matter will have a material adverse effect on the Company's financial condition and/or the results of its operations.

                           (i)      PROPERTIES

                  Penn Traffic presently owns 21 and leases 88 of the supermarkets that it operates and two stand-alone pharmacies. The leased supermarkets are operated under leases expiring from 2004 to 2027, excluding option periods. In addition, Penn Traffic owns or leases 35 supermarket locations which are leased or subleased to independent operators.

                  As of the Petition Date, Penn Traffic owned five shopping centers that contain company-owned or licensed supermarkets and owned or leased distribution centers in Syracuse and Jamestown, New York; Columbus, Ohio; and DuBois, Pennsylvania; and a bakery manufacturing plant in Syracuse, New York. Penn Traffic owns or leases a fleet of trucks and trailers, fixtures and equipment utilized in its business and certain miscellaneous real estate. Since the Petition Date, Penn Traffic has been actively marketing some of its non-core real property assets and has disposed of these assets as set forth in Section II.C.10.

                  2.       PRE-PETITION CAPITAL STRUCTURE

                           (a)      THE 1999 RESTRUCTURING

                  On March 1, 1999 (the "PREVIOUS PETITION DATE"), Penn Traffic and certain of its subsidiaries filed petitions for relief (the "PREVIOUS BANKRUPTCY CASES") under Chapter 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the "DELAWARE BANKRUPTCY COURT"). The Previous Bankruptcy Cases were commenced to implement a pre-negotiated financial restructuring of the Company. On May 27, 1999, the Delaware Bankruptcy Court confirmed the Company's chapter 11 plan of reorganization (the "PREVIOUS Plan") and on June 29, 1999, the Previous Plan became effective in accordance with its terms.

                  Consummation of the Previous Plan resulted in (1) the former $732.2 million principal amount of the Company's senior notes being exchanged for $100 million of senior notes and 19,000,000 shares of the Company's newly-issued common stock, par value $.01 per share (the "COMMON STOCK"), (2) the former $400 million principal amount of senior subordinated notes being exchanged for 1,000,000 shares of Common Stock and six-year warrants (the "WARRANTS") to purchase 1,000,000 shares of Common Stock having an exercise price of $18.30 per share, (3) holders of Penn Traffic's formerly issued common stock receiving one share of Common Stock for each 100 shares of common stock held immediately prior to the Petition Date, for a total of 106,955 new shares and (4) the cancellation of all outstanding options and warrants to purchase shares of the Company's former common stock. The Previous Plan also provided for the issuance to officers and key employees of options to purchase up to 2,297,000 shares of Common Stock.

                  The Previous Plan provided for payment in full of all of the Company's obligations to its other creditors. On the effective date of the Previous Plan, Penn Traffic, Dairy Dell, Penny Curtiss and Big M (the "BORROWERS") entered into that certain Revolving Credit and Term Loan Agreement (as further amended, modified or supplemented thereafter, the "PRE-PETITION CREDIT AGREEMENT") with certain banks and financial institutions (the "PRE-PETITION LENDERS"). The Pre-Petition Credit Agreement provided for a new $320 million secured credit facility which included (1) a $205 million revolving credit facility (the "REVOLVING CREDIT FACILITY"), with a sublimit for letters of credit having a face amount not to exceed $70 million in the aggregate, and
(2) a $115 million term loan (the "TERM LOAN FACILITY," and together with the Revolving Credit Facility, the "PRE-PETITION CREDIT FACILITIES"). The lenders under the Pre-Petition

Credit Facilities were granted a first priority perfected security interest in substantially all of the Debtors' assets. Proceeds from the Pre-Petition Credit Facilities were used to satisfy the Company's obligations under its debtor in possession financing facility in the Previous Bankruptcy Cases, and to pay certain costs of the reorganization process. Additionally, the Pre-Petition Credit Facilities were available to satisfy the Company's ongoing working capital and capital expenditure requirements.

                           (b) PRE-PETITION CREDIT FACILITY, SENIOR NOTES AND OTHER SECURED OBLIGATIONS

                  As of the Petition Date, the Borrowers were indebted under the Pre-Petition Credit Facilities to the Pre-Petition Lenders comprised of 13 banks and financial institutions. The Term Loan Facility was scheduled to mature on June 30, 2006. The Revolving Credit Facility was scheduled to mature on June 30, 2005. As of the Petition Date, approximately $50 million and $99 million were outstanding under the Revolving Credit Facility and Term Credit Facility, respectively. As of the Petition Date, approximately $49 million of Letters of Credit (the "PRE-PETITION LETTERS OF CREDIT") were outstanding under the Revolving Credit Facility. In addition, the Debtors are also party to two interest rate swap agreements (the "HEDGE OBLIGATIONS") with certain Pre-Petition Lenders relating to the Pre-Petition Credit Agreement.(5) The Borrowers' obligations under the Pre-Petition Credit Facilities and the Hedge Obligations were secured by liens on substantially all of the Debtors' assets.

                  In addition to the Company's secured debt under the Pre-Petition Credit Facilities, the Company has approximately $4.2 million of other secured debt, which includes mortgages on certain property owned by the Debtors.

                  In connection with consummation of the Previous Plan, Penn Traffic issued $100 million of 11% Senior Notes (the "NOTES") due on June 29, 2009. The Notes are unsecured obligations of Penn Traffic, which bear interest payable semi-annually in cash at the rate of 11%. The Notes do not contain any mandatory redemption or sinking fund requirement provisions. The Notes were issued pursuant to the Previous Plan to holders of the Company's senior notes that were outstanding prior to the Previous Petition Date.

                  Except as set forth above and with the exception of approximately $53 million in capital lease obligations, the Debtors have no additional borrowed indebtedness or debt securities.

--------------------------
(5) During April 2000, the Company entered into interest rate swap agreements, which expire in five years, that effectively convert $50 million of its variable rate borrowings into fixed rate obligations. Under the terms of these agreements, the Company makes payments at a weighted average fixed interest rate of 7.08% per annum and receives payments at variable interest rates based on the London InterBank Offered Rate.

                           (c)      EQUITY

                  As of April 25, 2003, Penn Traffic had 20,064,264 shares of Common Stock outstanding. The Company has also issued 1,000,000 Warrants, which are outstanding. Prior to the Petition Date, Penn Traffic's Common Stock and Warrants were quoted on the NASDAQ National Market. Shares of Common Stock were owned by approximately 2,567 stockholders and the Warrants were owned by approximately 180 warrant holders, respectively, of record as of February 1, 2003.

                  On May 21, 2003, the Company received a notice from The NASDAQ Stock Market indicating that because the Company failed to provide NASDAQ with a copy of its Annual Report on Form 10-K for fiscal 2003, the Company's Common Stock and Warrants to purchase Common Stock would be delisted from the NASDAQ at the opening of business on May 30, 2003, unless the Company requested a hearing prior to 4:00 p.m. on May 28, 2003, in accordance with NASDAQ rules. The Company determined not to request a hearing and the Common Stock and Warrants to purchase Common Stock were delisted from the NASDAQ at the opening of business on May 30, 2003. The Company has not, since the Petition Date, filed any required periodic reports with the SEC.

                  The Company is also authorized to issue up to 1,000,000 million shares of $.01 par value preferred stock. As of the Petition Date, no shares of preferred stock have been issued.

         B.       EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES

                  1.       OVERVIEW

                  The Debtors believe that their financial difficulties, and the events leading to their Chapter 11 Cases, are attributable to a number of factors. First, the dramatic downturn in the economy generally in the latter half of 2001 adversely impacted the Debtors' ability to build their revenue base and generate funds adequate to meet their debt servicing requirements. Second, the fairly recent entry of mega-retailers, such as Wal-Mart, into the supermarket industry has exerted significant pressure on the Debtors and other supermarkets to lower prices and hold down labor costs. The impact of wage pressures in the supermarket industry is particularly intense because the supermarket industry is one of the few segments of retailing that continues to rely heavily on a unionized workforce. Consequently, the impact of these entrants into the market, some of whom enjoy labor costs roughly 20 to 30 percent lower than those of unionized supermarkets, has been particularly harsh for smaller supermarket-chains such as the Debtors, which historically operate on thin profit margins and have unionized work forces.

                  In response to the economic downturn and changing market conditions, the Debtors embarked on aggressive initiatives to rationalize their operations. They have been working diligently to reduce costs throughout their operations, while maintaining their quality and service goals. For example, one of the Debtors' major initiatives for

2002 was the reduction of inventory shrink in their perishable departments. In addition, the Debtors implemented a number of initiatives to reduce distribution costs, including warehouse consolidation and launching of a new logistics system to improve truck routing and trailer capacity utilization. The Debtors also pursued other cost reduction and containment programs. These include work simplification initiatives, the rollout of a labor scheduling system in all of the Debtors' stores and the use of electronic commerce to reduce the costs of certain products.

                  2.       AMENDMENT TO THE CREDIT FACILITY

                  Notwithstanding their efforts, during the third and fourth quarters of the fiscal year ended February 1, 2003 and the first quarter of the fiscal year ending January 31, 2004, the Company experienced declines in operating performance that would have resulted in defaults under the Pre-Petition Credit Facility effective on May 3, 2003 (the end of the first quarter of fiscal 2004) as a result of the Company's failure to comply with certain of the financial covenants in the Pre-Petition Credit Agreement. In order to avoid the occurrence of such defaults, on May 2, 2003 the Company entered into a Waiver and Forbearance Agreement (the "MAY WAIVER AGREEMENT") with the Pre-Petition Lenders that waived the Company's failure to comply with certain financial covenants in the Pre-Petition Credit Agreement through and including May 9, 2003. The May Waiver Agreement permitted the Company to borrow, repay and reborrow under the Pre-Petition Credit Agreement through and including May 9, 2003, subject to certain restrictions, including additional restrictions on borrowing availability under the Pre-Petition Credit Agreement.

                  Because of the continuing negotiations with the Pre-Petition Lenders, the Company also announced on May 5, 2003 that it was necessary for it to make use of the extension period permitted by the federal securities laws with respect to the filing of the Company's Annual Report on Form 10-K for the fiscal year ending February 1, 2003 in order to finalize and update its audit report and related disclosures. The Company disclosed on May 5, 2003 that if the Company were to have filed the Annual Report on Form 10-K on May 2, 2003, it was likely that the audit opinion contained in the report would have raised concerns over the Company's ability to continue as a going concern.

                  On May 12, 2003, the Company announced that it had entered into an amendment to its Pre-Petition Credit Agreement ("AMENDMENT NO. 5") with the Pre-Petition Lenders that replaced the May Waiver Agreement. Amendment No. 5 made most of the financial covenants in the Pre-Petition Credit Agreement less restrictive and, as a result of Amendment No. 5, the Company was in compliance with the financial covenants in the Pre-Petition Credit Agreement as of May 2, 2003 (the end of its first fiscal quarter) and was permitted to borrow, repay and reborrow under the Revolving Credit Facility of its Pre-Petition Credit Agreement. Amendment No. 5 also contains a provision that waives the Company's obligation to file its Annual Report on Form 10-K for fiscal 2003 until the earlier of (i) June 9, 2003 or (ii) the date the Company's independent auditor notified the Company that it will not issue its unqualified report on the Company's consolidated financial statements to be included in the Annual Report on Form 10-K for fiscal year 2003.

                  On May 12, 2003, the Company also announced that it continued to work with its independent auditor to finalize the audit of its consolidated financial statements for fiscal 2003 so that it could file its Annual Report on Form 10-K within the waiver period set forth in Amendment No. 5.

                  Beginning in the week of May 12, 2003, certain of the Company's key trade creditors informed management that they would require the Company to pay for products in cash, in advance of the shipment of such products to the Company's stores, or on dramatically constrained credit terms. These constraints on the Company's trade credit resulted in liquidity shortfalls under the Company's existing financial arrangements.

                  On May 20, 2003, the Company announced that the filing of its Annual Report on Form 10-K for fiscal 2003 with the SEC would be further delayed. The Company also announced that it was considering all of its strategic alternatives, including filing of a voluntary petition for reorganization under chapter 11 of the United States Code upon it being able to secure an appropriate debtor in possession financing arrangement ("DIP FINANCING").


         C.       THE CHAPTER 11 CASES

                  On May 30, 2003 (the "PETITION DATE"), to preserve the enterprise value of the business and to secure DIP Financing that was expected to provide adequate liquidity to fund the Company's ongoing operations, the Board determined to file voluntary petitions for relief under chapter 11 of the Code for each of the Debtors. The Debtors believed that the remedial provisions of chapter 11 would enable them to restructure their operations around their core profitable stores, and to emerge as an economically viable and competitive force in the supermarket industry.

                  1.       OVERVIEW OF THE DEBTORS' OPERATIONS IN CHAPTER 11

                  Since the Petition Date, the Cases have been pending, before the Honorable Adlai S. Hardin Jr., United States Bankruptcy Judge for the Southern District of New York. During this period, the Debtors have functioned as debtors-in-possession pursuant to Sections 1107 and 1108 of the Code and have continued to operate their business and mange their properties. The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, financial advisors and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Code. Generally, the Debtors have been paying undisputed obligations that have arisen subsequent to the Petition Date on a timely basis.

                  Simultaneously with the filing of the petitions, the Debtors filed certain motions seeking orders from the Bankruptcy Court authorizing the Debtors to retain professionals. Specifically, the Debtors filed motions for authorization to retain (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP ("PAUL WEISS") as bankruptcy counsel, (ii) KZCS, LLC ("KZCS") as restructuring advisor, (iii) Peter J. Solomon Company ("PJSC") as financial advisor, and (iii) Donlin, Recano & Company, Inc., as claims and noticing agent (the "CLAIMS AGENT").

                           (a)      STABILIZATION OF THE BUSINESS

                  During the initial stages of the Chapter 11 Cases, the Debtors devoted substantial efforts to stabilizing their operations and restoring their relationship with employees, trade creditors and utilities that had been impacted by the commencement of the Chapter 11 Cases.

                           (b)      FILING AND FIRST DAY ORDERS

                  On May 30, 2003, Penn Traffic and its subsidiaries filed their petitions under chapter 11 of the Code. On that date, and during the weeks immediately thereafter, the Bankruptcy Court approved certain orders designed to minimize the disruption of the Debtors' business operations and to facilitate their reorganization. Certain of the orders were entered on an interim basis; all such interim orders were entered as final relief at a later date.

                                    (i)     CASE ADMINISTRATION ORDERS. These
orders (i) authorized joint administration of the Chapter 11 Cases, (ii) established interim compensation procedures for professionals and (iii) granted an extension of time to file the Debtors' schedules.

                                    (ii)    PAYMENTS ON ACCOUNT OF CERTAIN
PRE-PETITION CLAIMS. The Bankruptcy Court authorized the payment of certain pre-petition (i) wages, compensation and employee benefits, (ii) obligations to customers, including obligations relating to the Debtors' return policy, gift certificates and coupon programs, (iii) certain claims owing to vendors of goods under the Perishable Agricultural Commodities Act and (iv) pre-petition sales, use, cigarette and tobacco taxes.

                                    (iii)   BUSINESS OPERATIONS. The Bankruptcy
Court authorized the Debtors to (i) continue satisfying pre-petition premium obligations under workers' compensation insurance policies and all other insurance policies, (ii) maintain existing bank accounts and business forms,
(iii) continue their existing centralized cash management system on an interim basis, (iv) continue their current investment policy on an interim basis, and
(v) provide adequate assurance to utility companies on an interim basis.

                           (c) KZCS ENGAGEMENT AND AGREEMENT

                  Pursuant to a Services Agreement, dated May 29, 2003, among the Debtors, Steven G. Panagos and KZCS, as amended (as so amended and as approved by final order of the Bankruptcy Court on September 26, 2003, the "KZCS AGREEMENT"), the

Debtors engaged (i) Mr. Panagos, a managing director of Kroll Zolfo Cooper LLC (the firm that had been engaged by the Debtors prior to the Petition Date to provide advisory services to the Debtors in connection with the Debtors' financial restructuring), to act as Penn Traffic's Chief Restructuring Officer and (ii) KZCS, to provide certain individuals (including Mr. Panagos) to work for the Debtors. The KZCS Agreement commenced on the Petition Date and continues on a month to month basis through the consummation of a chapter 11 plan of reorganization, unless sooner terminated pursuant to an order of the Bankruptcy Court. As compensation for the services provided by Mr. Panagos and KZCS, the KZCS Agreement provides for the payment by the Debtors of a monthly fee of $275,000.00, subject to adjustment based on a monthly statement of actual hourly charges and expenses relating to the prior month. In addition, the KZCS Agreement provides for the payment of a success fee to KZCS, based on the percentage of recoveries on allowed general unsecured creditor claims. Following discussions with the Creditors' Committee, KZCS has agreed to a success fee as follows: (i) $2.75 million in Cash payable upon entry of an approval order by the Bankruptcy Court; (ii) $1 million in Cash payable when the "aggregate unsecured creditor recovery" ("AUCR," as defined below) exceeds 25%; and (iii) $1.25 million in Cash payable when the AUCR exceeds 30%. AUCR means the 30 day average daily closing trading price of the New Penn Traffic Common Shares, MULTIPLIED BY the thirty day average of the number of New Penn Traffic Common Shares issued and outstanding, DIVIDED BY the 30 day average of the aggregate amount of Allowed Class 3 Claims. Such calculation will be performed after the Effective Date daily beginning on the 120th day after public trading of the New Penn Traffic Common Shares commences, and will continue through the 485th day thereafter. The KZCS Agreement also provides for the reimbursement to Mr. Panagos and KZCS of their reasonable out-of-pocket expenses, and full indemnification. Distributions to be made on account of the KZCS Success Fee are set forth on Plan Schedule 1.63.

                           (d)      PJSC ENGAGEMENT AND AGREEMENT

                  Pursuant to a letter agreement, dated June 11, 2003, between the Debtors and PJSC (as approved by final order of the Bankruptcy Court on September 26, 2003, the "PJSC AGREEMENT"), the Debtors retained PJSC to act as its financial advisor in connection with its chapter 11 proceedings. Under the PJSC Agreement, PJSC agreed to assist the Debtors in assessing its operating and financial strategies; review and analyze its business plans; advise the Debtors in connection with possible transactions; advise the Debtors in restructuring its existing indebtedness; assist the Debtors in formulating a plan of reorganization, including valuing the Debtors on a going concern basis in connection therewith and assisting in the plan confirmation process; and rendering such other financial advisory and investment banking services as may be agreed upon by PJSC and the Debtors. The PJSC Agreement commenced at the time it was approved by the Bankruptcy Court and continues through the date the Debtors' plan of reorganization is confirmed. As compensation for the services provided by PJSC, the PJSC Agreement provides for a monthly advisory fee of $100,000.00, a Transaction Fee and a Reorganization Fee. The monthly fee is credited against any Transaction Fee or Reorganization Fee paid by the Debtors. The Transaction Fee is equal to a percentage of the aggregate consideration payable in connection with any Transaction (defined as one or more transactions whereby, directly or indirectly, an ownership interest in the Debtors or in all or any portion of its assets is transferred for consideration, other than the sale of individual stores or "going out of business sales" of inventory and other assets with respect to which PJSC does not advise the Debtors). No Transaction Fee is due and payable under the PJSC Agreement. The Reorganization Fee under the PJSC Agreement is $2,250,000.00, subject to compliance with Section 6.4.(A) of the Plan. The PJSC Agreement also provides for the reimbursement to PJSC of its reasonable out-of-pocket expenses, and full indemnification. Distributions to be made on account of the PJSC Reorganization Fee are set forth on Plan Schedule 1.79.

                  2.       THE DIP FACILITY

                  To provide the Debtors with the liquidity necessary to continue operations and to maintain normal vendor relations, Penn Traffic, Big M, Dairy Dell and Penny Curtiss (collectively, the "BORROWERS") entered into a $270 million debtor-in-possession financing facility (the "DIP FACILITY") pursuant to that certain Loan and Security Agreement (as amended, the "DIP CREDIT AGREEMENT"), dated as of August 7, 2003, among the Borrowers, the lenders identified therein (the "DIP LENDERS"), including Fleet Capital Corporation ("FLEET"), and Fleet, as administrative agent (the "AGENT"). On May 30, 2003, the Bankruptcy Court entered an interim order authorizing the Borrowers to borrow up to $70 million under the DIP Credit Facility on an interim bases, and on July 31, 2003, the Bankruptcy Court entered a final order (the "DIP ORDER") approving the DIP Credit Facility on a final basis in its entirety. Pursuant to the DIP Order and the DIP Credit Facility, the Borrowers were authorized to borrow up to $270 million in revolving loans, with a sublimit for letters of credit in the amount of $70 million (the "DIP OBLIGATIONS"). Availability under the DIP Credit Facility for each Borrower is calculated by reference to a specified percentage of certain receivables, inventory, equipment and real property interests of such Borrower, less certain agreed-to reserves, all as set forth in a borrowing base certificate delivered to the Agent on a periodic basis.

                  Upon entry of the DIP Order and in accordance with the terms thereof, the Borrowers utilized a portion of the DIP Facility to repay the Borrowers certain obligations under the Pre-Petition Loan Documents (as defined in the DIP Order), including approximately $50 million of pre-petition secured revolving loans and $99 million of pre-petition term loans. In addition, all letters of credit issued and outstanding under the Pre-Petition Loan Documents and certain pre-petition interest rate hedging obligations were deemed to be outstanding under the DIP Facility. The balance of amounts available under the DIP Credit Facility have been utilized by the Borrowers to satisfy on-going working capital needs.

                  The original maturity date of the DIP Facility was February 28, 2004, but that date was extended by action of the super-majority lenders under the DIP Facility until March 31, 2004 and then to February 28, 2005 pursuant to Amendment No. 2 to the DIP Credit Facility (the "AMENDMENT NO. 2") dated March 31, 2004. The Debtors currently are in negotiations with the DIP Lenders with respect to a further extension of the maturity of the DIP Facility through the Effective Date of the Plan. Pursuant to Amendment No. 2, the Borrowers and the DIP Lenders agreed to, among other things, reduce commitment levels under the DIP Facility to $150 million in the aggregate, with a sublimit for letters of credit not to exceed $55 million. In light of store closings and other substantial asset sales that had occurred to date in these cases, the Borrowers believed that a reduction in the size of the DIP Facility was warranted and appropriate. The Borrowers further believe that the DIP Facility, as amended, will provide the Borrowers with sufficient liquidity to fund their operations for the remainder of the Cases. As of December 25, 2004, outstanding indebtedness under the DIP Credit Facility consisted of approximately $32 million in revolving loans and approximately $49 million in letters of credit.

                  The Borrowers' obligations to the Agent and the DIP Lenders under the DIP Credit Facility are secured by a first priority security interest in all currently owned or hereafter acquired property and assets of the Debtors, including, without limitation, all inventory, accounts receivable, general intangibles, equipment, notes, documents, chattel paper, cash, investment property and interests in real property (whether owned or leased), and the proceeds of all causes of action (other than avoidance actions), subject only to certain permitted liens and a professional fee carve-out. In addition, the DIP Obligations have been accorded super-priority administrative expense status under Section 364(c)(1) of the Bankruptcy Code with priority over all other administrative claims, subject only to the professional fee carve-out.

                  3. EMPLOYEES

                           (a)      PAYMENT OF PRE-PETITION AMOUNTS DUE
EMPLOYEES. As of the Petition Date, the Debtors collectively employed approximately 16,347 full and part-time employees. To minimize the personal hardship those employees would have otherwise suffered if pre-petition employee obligations were not paid when due, and to maintain its employees' morale, the Debtors filed a motion seeking authorization to pay certain pre-petition claims for employees' wages, salaries, commissions, compensation, health benefits, retirement benefits, contributions to various employee benefits plans, federal and state withholding taxes, payroll taxes, reimbursable expenses, and all other employee benefits which the Debtors otherwise pay in the ordinary course of their businesses. On May 30, 2003, the Court entered an order authorizing the above-mentioned payments.

                           (b)      KEY EMPLOYEE RETENTION PROGRAM. On October
24, 2003, the Court entered an order (the "KERP ORDER") approving a Key Employee Retention, Incentive and Severance Plan ("KERP"). The Debtors sought to implement the KERP with the goal of retaining and incentivizing the Company's management and other key employees required to stabilize and continue the Company's operations, implement a reorganization plan, and preserve and enhance the value of the Company during the pendency of the cases. The KERP is comprised of retention, incentive and severance components. First, the retention bonuses are designed to encourage key employees to remain in the Debtors' employ through the pendency of the chapter 11 cases, or for so long as the Debtors require their services, and to respond to market competitiveness and the Company's current business economics. Second, the incentive component of the KERP is designed to induce and reward key employees for the successful achievement of

Company profit goals during the reorganization process. Third, the severance protection included in the KERP provides salary continuance to terminated employees in the event of involuntary termination due to the elimination of their position. Finally, the KERP includes a discretionary pool to be utilized in special retention circumstances at the discretion and direction of the Company's Chief Executive Officer and Vice President of Human Resources. In sum, the KERP is designed to minimize management and other key employee turnover, as well as to enhance employee morale, job commitment and performance.

                           (c)      FISCAL YEAR 2005 INCENTIVE PLAN. On August
31, 2004, the Court entered an order approving a management performance incentive plan (the "2005 INCENTIVE PLAN") with the goal of maintaining employee morale and incentivizing employees to achieve or exceed the Company's 2005 fiscal year business plan. The 2005 Incentive Plan is designed to pay up to approximately $3.1 million for incentive compensation if the Company meets certain EBITDA performance goals for fiscal year 2005. Payments under the 2005 Incentive Plan will be made after the completion of the audit of fiscal year 2005 results.

                  4.      CLAIMS BAR DATE AND LAST DATE TO FILE PROOFS OF CLAIMS

                  On July 22, 2003, the Debtors filed a motion seeking an order (the "BAR DATE ORDER") from the Court requiring any person or entity holding or asserting a Claim against the Debtors to file a written proof of claim with the Clerk of the Court, United States Bankruptcy Court for the Southern District of New York, P.O. Box 5149 Bowling Green Station, New York, New York 10274, on or before 5:00 p.m. (EST) on October 15, 2003 (the "BAR DATE"). Such motion requested that any person or entity (other than, among others, any person having an administrative claim allowable under Section 507(a) of the Code, any person or entity whose claim is listed in the Debtors' schedules, is not listed as "disputed," "contingent," or "unliquidated," and who agrees with the classification and amount set forth therein, any person or entity that has previously filed a proof of claim with the Clerk of the United States Bankruptcy Court for the Southern District of New York and any holder of an equity security or common stock interest in Penn Traffic) which fails to timely file a proof of claim will be forever barred, estopped and enjoined from voting on, or receiving a distribution under, the Plan and will be forever barred, estopped and enjoined from asserting a Claim against the Debtors, their estates, the Reorganized Debtors, and any of their successors or assigns. On August 1, 2003, the Court entered the Bar Date Order and established October 15, 2003 as the Bar Date.

                  5.       RECLAMATION PROCEDURES ORDER

                  On July 15, 2003, the Bankruptcy Court entered an order (the "RECLAMATION PROCEDURES ORDER") which, among other things, established procedures for the treatment and reconciliation of reclamation claims. Consistent with the Reclamation Procedures Order, the Debtors filed on September 2, 2003 an interim report scheduling those reclamation claims they deemed to be valid. On October 7, 2003, the Debtors filed a final reclamation report with the court scheduling claims they deemed to be valid.

Finally pursuant to the Reclamation Procedures Order, as modified by the Trade Lien Program (defined below), as of December 8, 2004, the Debtors have paid approximately $13,033,497.68 in satisfaction of reclamation claims and estimate making further payments of $4,000,000.00 - $5,000,000.00 through the Initial Distribution Date on account of reclamation claims.

                  6.       TRADE LIEN PROGRAM

                  As one of the leading food retailers in the eastern United States, the Debtors are dependent upon the receipt of inventory and other products from various trade vendors to operate their businesses. However, in the first several months of these Chapter 11 Cases, a vast majority of trade vendors refused to deliver their products to the Debtors on normal and customary trade terms. By insisting on cash-in-advance, cash-on-delivery or other stringent trade terms, the trade vendors put an enormous strain on the Debtors' cash flow. To alleviate this problem, the Debtors, in consultation with the Creditors' Committee, certain trade vendors and the DIP Agent for the DIP Lenders developed a program that would incentivize trade vendors to provide inventory to the Debtors on normal and customary trade terms through implementation of a trade lien program (the "TRADE LIEN PROGRAM"), which was approved by an order the Bankruptcy Court entered on October 23, 2003 (the "TRADE LIEN PROGRAM ORDER"). Under the Trade Lien Program, the Debtors granted a junior lien on all of their respective assets already subject to the lien in favor of the DIP Agent under the DIP Credit Agreement to secure amounts owing to eligible trade vendors for subject inventory shipped to the Debtors on minimum trade terms (as described below) during the pendency of these Chapter 11 Cases. As a further inducement, the Debtors also agreed to waive any preference claims the Debtors may have under Section 547(b) of the Code against any eligible vendor which arises out of payments made to such vendor on account of goods supplied prior to the Petition Date. The Trade Lien Program Order also amended the Reclamation Claims Order to provide for a payment schedule for reconciled reclamation claims held by vendors participating in the Trade Lien Program. As of December 8, 2004, 58 vendors have participated in the Trade Lien Program currently extending approximately $15,300,000.00 of credit to the Debtors.

                  Pursuant to Section 2.5. of the Plan, unless otherwise agreed by the holder of an Allowed Trade Lien Claim (in which event such other agreement will govern), each holder of an Allowed Trade Lien Claim will be paid in full in Cash on the date on which, in the ordinary course of business, such Allowed Trade Lien Claim becomes due and owing. On the Effective Date, the lien granted by the Trade Lien Program will be released. In conjunction with obtaining an Exit Financing Facility to fund the Reorganized Debtors' operations upon emergence from chapter 11, the Debtors intend to institute a trade lien program to provide incentives to trade vendors to offer trade credit to the Reorganized Debtors. The terms of such program will be set forth on Plan
Schedule 5.17, which will be filed ten days prior to the Voting Deadline. If the Reorganized Debtors implement a Post-Effective Date Trade Lien Program, then each holder of an Allowed Trade Lien Claim will also share PARI PASSU in any Post-Effective Date Trade Lien on the terms and conditions described in Section
5.17. of the Plan. Each
entity acquiring property or securities under the Plan, and any creditor and/or equity security holder of the Debtors or Reorganized Debtors, will be deemed to contractually subordinate any present or future claim, right, or other interest it may have in and to any proceeds received from the disposition, release or liquidation of any real properties subject to any Post-Effective Date Trade Lien, to claims of the parties secured by any Post-Effective Date Trade Lien; PROVIDED, HOWEVER, that in no case will the lenders under the Exit Financing Facility be deemed subordinated in this regard. Such contractual subordination will terminate upon termination or expiration of any Post-Effective Date Trade Lien.

                  7.       PLAN EXCLUSIVITY

                  Pursuant to Section 1121 of the Code, the Debtors are afforded periods of 120 and 180 days, respectively, from the Petition Date during which period they have the exclusive right to file, and solicit acceptances of, a plan or plans of reorganization. The Debtors have obtained approval of six separate extensions of their exclusive periods, the most recent extensions being to and including March 25, 2005 and May 25, 2005, respectively. The Plan was filed prior to the expiration of the Debtors' exclusive period to file a plan of reorganization.

                  8.       THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

                  On June 9, 2003 the United States Trustee appointed an Official Committee of Unsecured Creditors (the "CREDITORS' COMMITTEE") in the Chapter 11 Cases. The Creditors' Committee currently consists of: The Procter & Gamble Distributing Company, American Greetings Corporation, Kraft Foods, Unilever, Cardinal Health, Inc., PepsiCo and The Bank of New York, as indenture trustee.

                  In addition, the following serve as EX OFFICIO members of the Creditors' Committee: United Food and Commercial Workers Union; Nestle USA and the Pension Benefit Guaranty Corporation.

                  The Creditors' Committee has retained Otterbourg, Steindler, Houston & Rosen, P.C. as its counsel, and Ernst & Young Corporate Finance LLC as its financial advisor. On November 9, 2004, FTI Consulting replaced Ernst & Young Corporate Finance LLC as financial advisors to the Creditors' Committee.

                  9.       MANAGEMENT

                  On the Petition Date, the Debtors hired Stephen G. Panagos, a Managing Director of Kroll Zolfo Cooper LLC ("KZC"), as Chief Restructuring Officer, to provide advisory services in connection with the Debtors' financial restructuring. In addition, the Debtors retained KZC Services LLC ("KZCS"), an affiliate of KZC, to assist Mr. Panagos with the Debtors' financial restructuring. Mr. William Murphy of KZCS has served as the Debtors' Interim Chief Financial Officer during the Chapter 11 Cases.

                  In August 2003, Joseph V. Fisher, the Debtors' incumbent Chief Executive Officer, resigned for personal reasons. As a result, Mr. Panagos, the Debtors' current Chief Restructuring Officer, was named the Debtors' Interim Chief Executive Officer. In addition, in August 2003, Penn Traffic entered into an employment agreement with James A. Demme to serve as Chairman of the Board of Directors of Penn Traffic (the "DEMME Agreement"). The Demme Agreement provides, among other things, for a salary of $100,000.00 per month for the first five months and $30,000.00 per month thereafter. As set forth on Plan Schedule 1.35, in addition, upon confirmation of any plan of reorganization, Mr. Demme will receive a bonus ("SUCCESS BONUS") based on the percentage recoveries, in any form on allowed general unsecured claims, including the 11% senior notes and all other general unsecured claims, as follows: (x) for recoveries up to 10%, the Success Bonus will be $250,000.00; and (y) for each additional 1% of recoveries above 10%, the Success Bonus will be increased by an additional $20,000.00.

                  In or about October 2003, Penn Traffic's Board of Directors (the "BOARD") determined that it was in the best interests of the Debtors, their estates and creditors, that the Debtors institute a search for a permanent President and Chief Executive Officer. After an intensive search process spanning some five months and involving interviews of numerous candidates, Penn Traffic appointed Robert Chapman as the President and Chief Executive Officer of Penn Traffic. Mr. Chapman has spent his entire professional career spanning some 36 years at Penn Traffic, working in various positions of increasing authority and responsibility. Most recently, Mr. Chapman has served as Vice President of Penn Traffic's wholesale/franchise business since 1999. He is an experienced and successful supermarket operator, with a strong track record of improving operations and increasing sales. The Court approved Mr. Chapman's retention by order dated April 27, 2004. Following Mr. Chapman's appointment as Penn Traffic's President and Chief Executive Officer, Mr. Panagos has continued as Chief Restructuring Officer.

                  On or about January 4, 2005, Penn Traffic appointed Robert Dimond as Executive Vice President and Chief Financial Officer. Mr. Dimond has spent his entire 18 year career in the field of accounting and financial management. The majority of Mr. Dimond's experience is in the food retail industry, mostly serving as chief financial officer to a leading food retail and distribution company. The Bankruptcy Court approved Mr. Dimond's engagement by order dated January 18, 2005. Following Mr. Dimond's appointment as Penn Traffic's Chief Financial Officer, Mr. Murphy, who has served as Interim Chief Financial Officer during the Cases, will continue as Associate Director of Restructuring of Penn Traffic.

                  10.      RESTRUCTURING OF THE DEBTORS' BUSINESSES

                           (a) STORE CLOSING SALES AND DISPOSITION OF THE BIG BEAR CHAIN

                  The Debtors determined in October 2003 that it was in the best interests of their estates and creditors to (i) conduct store closing sales at approximately 40 unprofitable supermarkets in their Big Bear, P&C, Bi-Lo and Quality chains (the "INITIAL CLOSING STORES"), and (ii) conduct a competitive bidding process for the sale of the remaining Big Bear supermarket chain, consisting of approximately 55 supermarkets in Ohio and West Virginia with their attendant leases, inventory and furniture, fixtures and equipment ("FF&E"), along with two warehouses (collectively, the "BIG BEAR ASSETS"). As a result, the Debtors retained a store closing agent in November 2003 to assist in inventory liquidations at the Initial Closing Stores, which have since concluded.

                  In addition, on November 10, 2003, the Debtors filed a motion (the "KROGER SALE MOTION") with the Bankruptcy Court for entry of an order (i) authorizing the sale of certain of the Big Bear Assets pursuant to the terms of an asset purchase agreement, subject to higher and better offers, to be solicited at an auction, (ii) approving the procedures for an auction, (iii) authorizing the assumption and assignment of certain executory contracts and unexpired leases, and (iv) scheduling an auction and a hearing date relating thereto.

                  More specifically, in the Kroger Sale Motion the Debtors requested, INTER ALIA, authorization to sell to Kroger Co. ("KROGER") 11 of the Debtors' Big Bear supermarkets in central Ohio, exclusive of non-prescription drug inventory, for $20 million plus the purchase price of the prescription drug inventory pursuant to the terms of that certain Asset Sale Agreement between Penn Traffic and Kroger dated November 10, 2003 (the "KROGER CONTRACT"), subject to higher and better offers to be solicited at an auction. The Kroger Sale Motion also contemplated that, at the auction (the "BIG BEAR AUCTION"), the Debtors would consider (i) higher and better bids for the assets covered by the Kroger Contract, and (ii) bids for other Big Bear Assets, including Big Bear stores on an operating basis, store leases or fee interests, and inventory and furniture, fixtures and equipment in the stores and/or Big Bear's two warehouses. The bidding procedures governing the Big Bear Auction were approved by the Bankruptcy Court on November 20, 2003 and the Big Bear Auction was held on December 3, 2003 and December 9, 2003. As a result of the Big Bear Auction, the Debtors consummated sales of seven Big Bear supermarkets to the Giant Eagle Company for approximately $47 million (the "GIANT EAGLE SALE"). In addition, the Debtors also disposed of an additional eight Big Bear supermarkets to purchasers identified at the Big Bear Auction in the weeks following the auction (the "SUBSEQUENT BIG BEAR SALES"). A hearing to consider approval of the sale of certain of the Big Bear assets to the winning bidders at the Big Bear Auction was held on December 11, 2003 with such sales approved by the Bankruptcy Court that day.

                  In addition to the Giant Eagle Sale and the Subsequent Big Bear Sales, the Debtors have been disposing of the remaining Big Bear Assets through lease rejections, lease termination agreements and/or the sale of the furniture, fixtures and equipment located in the Big Bear supermarkets. As of June 1, 2004, the Debtors have realized $145 million in proceeds from the disposition of Big Bear Assets.

                           (b)      SALE OF OTHER ASSETS

                  Penn Traffic presently owns 21 and leases 88 of the supermarkets and two stand-alone pharmacies that it operates. The leased supermarkets are held under leases expiring from 2004 to 2027, excluding option periods. In addition, Penn Traffic owns or leases 35 supermarket locations which are leased or subleased to independent operators.

                  As of the Petition Date, Penn Traffic owned five shopping centers that contain company-owned or licensed supermarkets and owned or leased distribution centers in Syracuse and Jamestown, New York; Columbus, Ohio; and DuBois, Pennsylvania; and a bakery manufacturing plant in Syracuse, New York. Penn Traffic owns or leases a fleet of trucks and trailers, fixtures and equipment utilized in its business and certain miscellaneous real estate. Since the Petition Date, Penn Traffic has been actively marketing some of its non-core real property assets and has disposed of a number of them, including: (6)

                  o A 6,650 square foot, retail building situated on 3.3 acres of land in Dunkirk, New York to Mr. Geoff Jenkins for $20,000.00.

                  o A vacant, 30,400 square foot, retail building situated on 6.4 acres of land in Seneca, Pennsylvania to The Bias Group Enterprises, LLC for $465,000.00.

                  o A vacant, 103,117 square foot, retail building situated on 12.5 acres of land in Ceredo, West Virginia to Business Service Realty Co. for $1,361,625.33.

                  o A 131,218 square foot, multi-tenant retail building situated on 9.7 acres of land in Huntington, West Virginia to Pallotine Health Services, Inc. for $1,625,000.00.

---------------------
(6) In addition, Penn Traffic entered into an agreement for the sale of a 215,747 square foot warehouse facility located on approximately 20 acres of land in Columbus, Ohio to JRM Equities, Inc. for $4,000,000.00 (the "Warehouse Sale"). On or about May 26, 2004, the Bankruptcy Court entered an order approving the Warehouse Sale, but closing of the transaction was delayed due to pending zoning and permitting issues. In January 2005, JRM Equities, Inc. terminated the agreement for the Warehouse Sale pursuant to its terms. Penn Traffic currently is re-marketing the Ohio warehouse for sale.

                  o A vacant, 134,761 square foot, multi-tenant retail building located in a shopping center and situated on
                           15.2 acres of land in South Zanesville, Ohio to Eden Group, Ltd. for $1,920,000.00.

                  o 4.1 acres of vacant land located in Utica, New York to D&C Enterprises for $405,000.00.

                  o An empty 28,840 square foot building situated on 5.68 acres of otherwise vacant land in Wilkes-Barre, Pennsylvania to Delaware Land Company, Inc. for $750,000.00.

                  o A 161,456 square foot office building located on 2.1 acres of land in Johnstown, Pennsylvania to Newfield Properties, LLC for $7,750,000.00.

                  o A 4,326 square foot retail supermarket situated on .10 acres of land in Sherman, New York to Mack's Hometown Market LLC for $130,000.00.

                  o A 9,680 square foot retail supermarket situated on .75 acres of land in Watsontown, Pennsylvania to Lingle's Real Estate, LLC for $300,001.00.

                  o 21.66 acres of vacant land located in Watertown, New York in which Penn Traffic owned a one-third interest to Vision Development, Inc. for $300,000.00.

                  o a 1,248 square foot vacant wood frame house situated on .5 acres of otherwise vacant land in Auburn, New York to Horn Companies LLC for $125,000.00.

                           (c)      PETER'S TRANSACTION.

                  Penn Traffic's "P&C" supermarket chain currently is comprised of 59 stores located throughout upstate and central New York, Vermont, New Hampshire and Northern Pennsylvania. Penn Traffic has been exploring the possibility of expanding its operations in the Syracuse area with a view to maximizing the utilization of its existing marketing, distribution and district management infrastructures for its P&C stores through the acquisition of existing third-party supermarket operations. Prior to the Petition Date, Penn Traffic was involved in negotiations with Peter's Groceries Inc. regarding the purchase of its two Syracuse-based supermarkets. Penn Traffic is a wholesaler of groceries to Peter's Groceries, Inc. ("PETER'S GROCERIES"). On February 6, 2003, Peter's Groceries filed for chapter 11 protection.

                  On October 29, 2004, Penn Traffic entered into a purchase and sale agreement (the "ASSET PURCHASE AGREEMENT") with Peter's Groceries, subject to Bankruptcy Court approval in the parties' respective chapter 11 cases, wherein Peter's

Groceries agreed to sell to Penn Traffic, all of the inventory and supplies, machinery, equipment, furniture, fixtures, customer files, prepaid expenses and warranties located at or associated with Peter's Shop City Store and the Skytop Plaza Store, along with Peter's Groceries' rights as lessee under the lease for the Shop City Store due to expire on April 30, 2018 and the Skytop Plaza Store due to expire on April 30, 2009 (collectively, all of the foregoing assets, the "ASSETS") for an approximate net purchase price of $820,000.00 (the "PETER'S TRANSACTION").(7) The Peter's Transaction was approved by the Bankruptcy Court on December 9, 2004 and the closing occurred on December 20, 2004. After capital expenditures are made, the Skytop Plaza Store and the Shop City Store are expected to contribute substantially to the Company's EBITDA.

                  11. ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                           (a)      GENERALLY.

                  As of the Petition Date, the Debtors were parties to approximately 340 unexpired nonresidential real property leases of various types (the "LEASES"). The vast majority of the Leases relate to the operation of the Debtors' supermarkets, which numbered approximately 211 as of May 30, 2003. The Debtors also lease and/or sublet to third parties (i) certain franchisee wholesale facilities, (ii) certain vacant space or closed retail store locations, (iii) tenant space in shopping centers, (iv) office space, (v) distribution facilities, and (vi) warehouse and storage facilities. To date, the Debtors have made substantial progress in evaluating whether their leases are assets of their estates that warrant assumption, or whether they are liabilities that should be rejected. Significantly, the Debtors already have made decisions to reject many of their Leases. For example, on the first day of these cases, the Debtors sought, and the Court subsequently approved, the rejection of nine retail store leases. In addition, the Debtors also have filed four subsequent motions to reject ten additional leases of real property and have rejected or terminated approximately 67 additional number of Leases pursuant to notice procedure approved by the Bankruptcy Court in connection with the Initial Closing Stores and the Big Bear Stores. Moreover, the Debtors have engaged two real estate consulting firms, Keen Realty, LLC ("KEEN") and a joint venture between KRC Property Management I, Inc. and Jubilee Limited Partnership (collectively, "KRC"), to assist them in, among other things, (i) analyzing and evaluating the value or liability associated with respect to certain properties,
(ii) marketing and aiding in the disposition of certain leased and fee owned properties and (iii) using their best efforts to renegotiate the terms of certain leasehold properties designated for renegotiation by the Debtors.

-----------------------
(7) The net purchase price was $820,000.00 consisting of: (i) a credit of approximately $550,000.00 against Penn Traffic's secured claim against Peter's Groceries on account of groceries sold by Penn Traffic to Peter's Groceries, plus (ii) $220,000.00 in cash. In addition to the foregoing, Penn Traffic paid $50,000.00 for certain costs incurred in the Peter's Groceries' chapter 11 case relating to the Peter's Transaction.

                  The Debtors are reviewing their remaining leases and will decide whether to reject any other leases. The Debtors, in conjunction with their attorneys and financial advisors will also review the Debtors' executory contracts to determine which, if any, of such contracts should be assumed or rejected. The Debtors will make any appropriate motions with respect to assumed or rejected leases and existing contracts within the time period established by the Code or such other time as set by the Bankruptcy Court.

                           (b)      FAYETTEVILLE LITIGATION.

                  On November 9, 2004, Penn Traffic filed a motion to reject that certain Project Agreement dated May 1, 2001 (the "INITIAL PROJECT AGREEMENT"), as amended by that certain Modification No. 1 dated November 12, 2001 (the "MODIFICATION" and, together with the Initial Project Agreement, the "PROJECT AGREEMENT," between Penn Traffic and COR Route 5 Company, LLC ("COR") (the "FAYETTEVILLE REJECTION MOTION"). The Project Agreement contemplates the construction, operation and sale-leaseback of a supermarket (the "FAYETTEVILLE PROPERTY") in an upscale strip mall located in Fayetteville, New York in three stages: (i) the assembly of real estate parcels suitable to locate a supermarket in the Fayetteville Mall; (ii) the construction of a supermarket by COR and paid for by Penn Traffic and (iii) following completion of the supermarket and COR obtaining financing, the purchase of the store by COR from Penn Traffic and leaseback of the supermarket by Penn Traffic for 20 years, plus certain option periods. Prior to the Petition Date, the parties completed the first two stages of the transaction, but never consummated the sale-leaseback transaction. On November 18, 2004, COR filed an objection to the Fayetteville Rejection Motion seeking to compel the Debtors to perform the Project Agreement, including transfer of the Fayetteville Property to COR and lease-back to Penn Traffic. The Fayetteville Rejection Motion is pending before the Bankruptcy Court.

                           (c) EFFECT OF PLAN ON CERTAIN INSURANCE POLICES; RISKS OF NO INSURANCE COVERAGE AND/OR DRAW UPON COLLATERAL.

                  The Debtors anticipate that certain Claims will be satisfied in whole or in part from available insurance coverage. ACE American Insurance Company and Pacific Employers Insurance Company (and possibly other ACE USA-related companies) (collectively, the "ACE USA COMPANIES") have issued certain insurance policies to one or more of the Debtors (collectively, the "ACE USA POLICIES") which may provide coverage for part or all of certain pre-petition and/or post-petition automobile liability, workers' compensation and general liability Claims against the Debtors. In connection with the ACE USA Policies, the ACE USA Companies and certain of the Debtors have also entered into various related agreements (together with the ACE USA Policies, collectively, the "ACE USA AGREEMENTS"). The ACE USA Agreements are executory contracts pursuant to Section 365 of the Bankruptcy Code. Pursuant to a consent order approved by this Court on January 22, 2004, the ACE USA Agreements were assumed by the Debtors as executory contracts under Section 365 of the Bankruptcy Code.

                  Under the ACE USA Agreements, the ACE USA Companies have certain rights including, but not limited to, the right (i) to control the defense, investigation and/or settlement of certain Disputed Claims including, without limitation, those Disputed Claims for which liability may be determined by estimation, (ii) to require the Debtors and/or the Reorganized Debtors to cooperate in the defense and investigation of Disputed Claims, (iii) to require the Debtors' and/or the Reorganized Debtors' compliance with all the terms and conditions of the ACE USA Agreements, (iv) to assert certain subrogation rights available to the ACE USA Companies under the ACE USA Agreements, (v) to assert any claims for setoff, contribution and/or recoupment, (vi) to deny coverage for certain Claims based upon the attempted assignment of the ACE USA Agreements without the ACE USA Companies' express consent, (vii) to require payment of any deductibles and/or self-insured retentions with respect to otherwise insured Claims, and (viii) to enforce performance of all the Debtors' and/or the Reorganized Debtors' other continuing contractual obligations under the ACE USA Agreements. The Debtors and the Reorganized Debtors have certain rights and obligations under the ACE USA Agreements, as more fully set forth therein.

                  Although the Debtors have assumed the ACE USA Agreements, the Plan permits the Debtors to reject any and all executory contracts, including the previously assumed ACE USA Agreements. The Debtors have not yet indicated whether they intend to reject any of the ACE USA Agreements or any other insurance policies that may provide coverage for Claims. The rejection of any or all of the executory ACE USA Agreements may result in a loss of coverage otherwise available to pay certain pre-petition and/or post-petition automobile liability, workers' compensation and/or general liability Claims against Debtors. Any loss of coverage for post-petition Claims will increase the amount of Administrative Claims against the Debtors' estates. Moreover, the subsequent rejection of the assumed executory ACE USA Agreements will constitute a breach of the agreements that may result in the ACE USA Companies holding one or more Administrative Claims for damages resulting from such breach and/or a draw upon certain collateral that the Debtors provided to the ACE USA Companies. Any such Administrative Claims, like all administrative claims, must be paid in full on the Effective Date of any confirmed Chapter 11 plan in the Cases.

                  If the Debtors reject the ACE USA Agreements and the Plan is not amended, the ACE USA Companies believe that the injunction contained in the Plan and the failure of the Plan to otherwise require Debtors and/or Reorganized Debtors to satisfy all of their continuing contractual obligations under the assumed ACE USA Agreements may void any otherwise available insurance coverage under the ACE USA Agreements. As such, holders of Claims that may otherwise be covered under the ACE USA Agreements may not be able to receive any insurance proceeds in full or partial satisfaction of their Claims.

                  The ACE USA Companies have reserved all of their rights, claims and defenses under the ACE USA Agreements, including, without limitation, those mentioned above, as well as the right to object to the confirmation of the Plan and the right to seek a declaratory ruling asserting that the improper treatment of the ACE USA

Agreements under the Plan relieves them of any further obligation to provide coverage thereunder.

                  12.      GOVERNMENT INVESTIGATIONS

                  On August 8, 2002, Penn Traffic announced that it would restate financial results after discovering that an employee of its Penny Curtiss bakery manufacturing subsidiary facility made false accounting entries which primarily involved the overstatement of inventory. When Penn Traffic discovered the overstatement, the Company immediately informed the chairperson of the Board of Directors' Audit Committee and began an internal review of the Penny Curtiss baking operation in Syracuse, New York. Based on the preliminary findings of this internal review, the Audit Committee began an independent investigation and engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP as independent legal counsel, which in turn engaged KPMG LLP to assist in this ongoing investigation. The Company also said it would cooperate with the appropriate authorities on any investigation.

                  On September 18, 2002, the Company announced restated financial results and reported that the total cumulative after-tax effect of the misstatements over the three and one-quarter year period ended May 4, 2002 was $7.3 million. The aggregate effect on EBITDA during the same three and one-quarter year period was $11 million.

                  The Company has cooperated with government authorities, producing documents and making its employees available for interviews and testimony regarding their ongoing investigations of the Company and its accounting practices.

                  The Company believes the investigations are currently focused on gathering information involving industry-wide accounting practices. The Company continues to fully cooperate with the governmental authorities regarding their investigations.

                  13.      DEVELOPMENT OF BUSINESS PLAN

                  Since the Petition Date, the Debtors have taken several key steps towards a successful and consensual resolution of these chapter 11 cases. In particular, the Debtors have (i) obtained and maintained adequate liquidity to fund their operations going forward, (ii) augmented the operational and restructuring capabilities of senior management, (iii) identified and implemented significant cost-cutting measures, and (iv) substantially completed significant asset sales.

                  In addition, the Debtors have spent many months refining their comprehensive business plan that has served as the basis for formulating the Debtors' overall restructuring plan. Attendant to the business plan process, the Debtors retained PJSC early in these cases to explore and, if appropriate, pursue the sale of separate business units, or the entire Company. Additionally, the Debtors have retained Keen Realty and KRC Property Management to assist in evaluating and, if appropriate, pursuing the sale of the Debtors' substantial leasehold and other real property interests.

                  Based upon the business plan review and analysis, the Debtors determined in October 2003 that it was in the best interests of their estates and creditors to (i) conduct store closing sales at approximately 37 unprofitable supermarkets in their Big Bear, P&C, Bi-Lo and Quality chains (the "INITIAL CLOSING STORES"), and (ii) conduct a competitive bidding process for the sale of the remaining Big Bear supermarket chain, consisting of approximately 55 supermarkets with their attendant leases, inventory and furniture, fixtures and equipment, along with two warehouses (collectively, the "BIG BEAR ASSETS"). As a result, the Debtors retained a store closing agent in November 2003 to assist in inventory liquidations at the Initial Closing Stores. Additionally, in December 2003, the Debtors conducted a complex auction process for the Big Bear Assets, resulting in the immediate sale of a portion of the Big Bear Assets and the eventual orderly liquidation of the remainder of the Big Bear chain. To assist in this process, the Debtors retained (i) a store closing agent to assist in inventory liquidations at the remaining Big Bear stores, and
(ii) an agent to assist in selling the furniture, fixtures and equipment at the Initial Closing Stores and the remaining Big Bear stores. This comprehensive sale process was substantially completed in February 2004.
                  Following the above-described asset sale process, the Debtors formulated a restructuring plan that substantially reduces their debt and keeps their core business intact, including 111 Company-operated stores, the wholesale/franchise business and the Penny Curtiss bakery.

                  14.      THE PBGC SETTLEMENT

                  As described more fully in Section II.A.1.(g) herein entitled "The Company's Retirement Plans," the Company sponsors five defined benefit Pension Plans. As a result of recent declines in interest rates and the market value of the assets held in the Company's Pension Plans, the Debtors have accrued significant pension liabilities, requiring funding contributions in the aggregate amount of approximately $72 million over the next five years. The Company's Cash Balance Pension Plan, which is the principal retirement plan for the Company's non-union employees, requires over $48 million in funding over the next four years, including a payment in excess of approximately $24.5 million in fiscal year 2005.

                  Early in the chapter 11 cases, the Company, in consultation with its financial advisors and the Creditors' Committee, determined that, unless the Cash Balance Pension Plan is terminated, the Company would be unable to pay all its debts pursuant to a plan of reorganization and would be unable to continue in business outside the chapter 11 reorganization process. Accordingly in May 2004, the Debtors filed an application with the PBGC for a distress termination of the Cash Balance Pension Plan under Section 4041(c)(2)(B)(iii) of ERISA.

                  PBGC has filed three (3) proofs of claim in the Cases relating to the Cash Balance Pension Plan asserting (i) an unsecured priority claim for unfunded benefit liabilities (the "UNFUNDED BENEFITS CLAIM"), (ii) an unsecured priority claim for unpaid minimum funding contributions (the "UNPAID MINIMUM FUNDING CLAIM"), and (iii) an unsecured priority claim for unpaid premiums in an unliquidated amount (the "UNPAID

PREMIUMS CLAIM" and, together with the Unfunded Benefits Claim and the Unpaid
Minimum Funding Claim, the "CASH BALANCE CLAIMS").(8)   Assuming a distress
termination of the Cash Balance Pension Plan, the Debtors dispute all three Cash Balance Claims. First, with respect to the Unfunded Benefits Claim, the principal dispute is the interest rate to be applied in calculating future liabilities under the Cash Balance Pension Plan.

                  Second, with respect to the Unpaid Minimum Funding Claim, PBGC asserts that the entire claim should be treated as an administrative or unsecured priority tax claim in the Cases. The Debtors contend that only that portion of the claim accruing with respect to services rendered by employees post-petition should be afforded administrative status, while the remainder of the claim (accruing with respect to pre-petition employee service) should be disallowed as duplicative of a portion of the Unfunded Benefits Claim. Moreover, the Debtors assert that they have a valid preference claim under Section 547 of the Bankruptcy Code in the amount of $2 million arising from the Debtors' advance payment of a minimum funding contribution to the Cash Balance Pension Plan on March 18, 2003 (within 90 days of the Petition Date).

                  Third, the Debtors assert that Unpaid Premiums Claim should be expunged because the Debtors are current in their payment of premiums for the Cash Balance Pension Plan.

                  Finally, PBGC has raised the issue of whether, in view of the Debtors' joint and several liability under ERISA, PBGC would be prejudiced by the substantive consolidation of the Debtors as contemplated under the Plan.

                  In January 2005, following extensive negotiations among the Company, the PBGC and the Creditors' Committee, a global settlement in principle (the "PBGC GLOBAL SETTLEMENT") was reached. The principal terms of the Global PBGC Settlement are as follows:

                  o The Global Settlement Agreement is in anticipation of the termination and PBGC trusteeship of the Cash Balance Plan by means of a separate trusteeship agreement ("PBGC TRUSTEESHIP Agreement") between Penn Traffic and PBGC. If no such termination occurs by February 28, 2005 or if no PBGC Trusteeship Agreement is entered into on or before February 28, 2005, the Global Settlement Agreement and any action taken by any Party pursuant to the Global Settlement Agreement will be null and void AB INITIO; PROVIDED, HOWEVER, that the Debtors may waive, in consultation with the Committee, any failure of either or both of these requirements.

--------------------
(8) PBGC has filed the same three types of proofs of claim with respect to all four of the remaining defined benefit Pension Plans (the "Other Pension Plan Claims" and, together with the Cash Balance Claims, the "PBGC Claims").

                  o In partial settlement of the Cash Balance Plan Claims, PBGC will have an Allowed Administrative Claim under the Plan on the Plan Effective Date in the amount of $155,378, to be paid in full and in cash on the earlier of (i) the Initial Distribution Date (as defined in the First Amended Plan) or (ii) twenty (20) days after the Plan Effective Date.

                  o In further settlement of the Cash Balance Plan Claims, PBGC will have an Allowed Administrative Claim under the Plan on the Plan Effective Date in the amount of $3,500,000, to be paid, without interest, by Reorganized Penn Traffic in four equal installments bi-annually over a two year period commencing on the date that is six months following the Plan Effective Date, and to be secured until fully paid by the Post-Effective Date Trade Lien for so long as the Post-Effective Date Trade Lien Program is in effect and, thereafter, by a lien attached to the same collateral and on the same terms and of the same priority as under the Post-Effective Date Trade Lien Program. As the Post-Effective Trade Lien Program terms are not expected to have been fully negotiated as of the Agreement Effective Date, the Parties agree that if PBGC is not fully satisfied with regard to any term of its Post-Effective Date Trade Lien on or by the hearing with respect to Plan confirmation, at PBGC's exclusive discretion, the Global Settlement Agreement and any actions taken by any Party pursuant to the Global Settlement Agreement will be void AB INITIO, except for any prior termination of the Cash Balance Plan and any PBGC trusteeship of the Cash Balance Plan by means of the PBGC Trusteeship Agreement between Penn Traffic and PBGC.

                  o In further settlement of the Cash Balance Plan Claims, PBGC will have an Allowed Class 3 Unsecured Claim under the Plan on the Plan Effective Date in the amount of $60,000,000 (the "PBGC ALLOWED UNSECURED CLAIM"). For purposes of voting on the Plan, PBGC will be entitled to vote with respect only to the PBGC Allowed Unsecured Claim.

                  o In further settlement of the Cash Balance Plan Claims, the Debtors agree that the Plan will not be confirmed if it fails to provide that on and after the Plan Effective Date, Reorganized Penn Traffic will continue to sponsor, administer, and maintain the Remaining Pension Plans in accordance with their terms, with ERISA and with the Internal Revenue Code, including meeting the minimum funding standards under ERISA and the Internal Revenue Code, and paying all PBGC insurance premiums; PROVIDED, HOWEVER, that the foregoing provision of this sentence will not apply to confirmation of a liquidating Chapter 11 plan or a Chapter 7 liquidation. Notwithstanding the foregoing, Reorganized Penn Traffic reserves its rights, after the Plan Effective Date, to terminate, amend or freeze any of the Remaining Pension Plans in accordance with their terms, ERISA, the Internal Revenue Code or other applicable law.

                  o As sponsor and administrator of the Remaining Pension Plans, Reorganized Penn Traffic specifically agrees to pay 1) to PBGC, the amount of unpaid PBGC premiums, if any, owed as of the Plan Effective Date with regard to the Remaining Pension Plans pursuant to 29 U.S.C. ss. 1307, and 2) into each of the Remaining Pension Plans, the amount of unpaid minimum funding contributions, if any, owed as of the Plan Effective Date for each of the Remaining Pension Plans, pursuant to section 412 of the Internal Revenue Code, 26 U.S.C. ss. 412(c)(11), and section 302 of ERISA, 29 U.S.C. ss. 1082(c)(11). All PBGC premium and minimum funding obligations owed to PBGC and/or the Remaining Plans will be paid in cash and in full, on the earlier of (i) the Initial Distribution Date (as defined in the First Amended
                           Plan) or (ii) twenty (20) days after the Plan Effective Date. The minimum funding obligations owing through the end of March 2005 with regard to the Remaining Pension Plans are set forth in Exhibit I to this Disclosure Statement, a copy of which is attached to the Global Settlement Agreement.

                  o The Debtors and the Committee will waive and release any and all claims arising under Sections 547, 548, or 549 of the Bankruptcy Code with respect to any and all payments made by or on behalf of the Debtors with respect to the Cash Balance Plan or the Remaining Pension Plans.

                  o PBGC will not file an objection to Confirmation of the Plan, including without limitation, to the substantive consolidation of the Debtors as contemplated under the Plan.

                  o The Committee will not file an objection to the PBGC Settlement Motion and will not object on its own behalf to any of the PBGC Claims.

                  o If all terms of the Global Settlement Agreement have been satisfied as of the Plan Effective Date, and without reduction or other effect on the Allowed Claims and obligations set forth in the Global Settlement Agreement, the PBGC Claims will be deemed withdrawn, with prejudice, upon the Plan Effective Date.

                  A condition precedent to the occurrence of the Effective Date of the Plan is the entry of a Final Order approving the PBGC Global Settlement. As soon as practicable the Debtors will cause a motion (the "PBGC SETTLEMENT MOTION") to be filed with the Bankruptcy Court to obtain approval of the Global Settlement Agreement. The Debtors will give notice of such motion as required by applicable law and rules. If the Bankruptcy Court denies such motion or the Debtors are unable to confirm the Plan, as amended to reflect the terms of the Global Settlement Agreement, the Global Settlement Agreement and any actions taken by any Party pursuant to the Global Settlement Agreement will be void AB INITIO, except for any prior termination of the Cash Balance Plan and any PBGC trusteeship of the Cash Balance Plan by means of the PBGC Trusteeship Agreement between Penn Traffic and PBGC.

                  15.               CURRENT OFFICERS AND DIRECTORS

                           (a)               CURRENT DIRECTORS

                                    (i)     BYRON E. ALLUMBAUGH. Age: 72;
                  Director since 1999. Mr. Allumbaugh is a business consultant. Mr. Allumbaugh was the Chairman and Chief Executive Officer of the former Ralphs Grocery Company from 1976 until he retired in 1997. Mr. Allumbaugh serves as a Director of CKE Restaurants, Inc. (quick-service restaurant company), El Paso Energy Company (natural gas and energy company), Galyan's Trading Co. (sporting goods company) and The Pantry (convenience store chain).

                                    (ii)    RICHARD P. BRENNAN. Age: 47;
                  Director since 2002. Since June of 2002 Mr. Brennan has been the Portfolio Manager and Managing Director responsible for the Special Situations Group at Soros Fund Management LLC. Prior to that time Mr. Brennan was the Managing Director responsible for all of the European credit businesses for Merrill Lynch as well as the head of European Credit for Donaldson, Lufkin and Jenrette.

                                    (iii)   KEVIN P. COLLINS. Age: 53; Director
                  since 1999. Mr. Collins has been a member and a Principal of The Old Hill Company, LLC (financial advisory services company) since 1997. Mr. Collins was a Principal of JHP Enterprises, Ltd. (financial advisory services) from 1991 to 1997. Mr. Collins serves as a Director of Key Energy Services, Inc. (provider of oilfield services to the oil and gas industry), London Fog Industries, Inc. (apparel company), and Metretek Technologies, Inc. (provider of information services to the energy industry).

                                    (iv)    JAMES DEMME. Age: 64; Chairman of
                  the Board since September 2003. Mr. Demme serves as an Investment Principal for Sterling Capital Management, Inc., a Birmingham, Alabama - based investment management and venture capital firm. In 1997 Mr. Demme joined Bruno's as Chairman and Chief Executive officer, engineering the Alabama-based supermarket company's successful reorganization. Bruno's was sold to Royal Ahold in 2001 and Mr. Demme retired from

                  Bruno's after leading a successful transition program. Prior to Bruno's Mr. Demme was Chairman, Chief Executive Officer and President of Homeland Stores, Inc. an Oklahoma-based supermarket company, which he also guided through a successful reorganization. Mr. Demme has also held senior management positions at the Scrivner Company, and served as President and Chief Operating Officer of Shaw's Supermarkets. Mr. Demme spent 20 years with the Great Atlantic and Pacific Tea Company, where he progressed through all store positions including Store Manager to Division Manager.

                                    (v)     JOSEPH V. FISHER. Age: 62; Director
                  since 1998. Mr. Fisher has been a Director of the Company since November 1998. He was President and Chief Executive Officer of the Company from November 1998 until August 2003. From 1992 to November 1998 Mr. Fisher held senior management positions with Big V Supermarkets, Inc. ("BIG V"), a regional supermarket company operating primarily under the Shop Rite name, including President and Chief Executive Officer from 1995 to 1998, Executive Vice President - Marketing and Operations and Chief Operating Officer from 1994 to 1995, Senior Vice President - Marketing and Operations from 1993 to 1994 and Vice President - Store Operations from 1992 to 1993. He also served as a Director of Big V from 1993 to 1998. Prior to joining Big V, Mr. Fisher was employed by Purity Supreme, Inc. (supermarket company), from 1973 to 1991 in various management positions, including Senior Vice President - Supermarkets from 1985 to 1991.

                                    (vi)    MATTHEW GLASS. Age: 45; Director
                  since 2002. Mr. Glass has worked in the special situations group of Soros Fund Management LLC as a Director since 2002.

                                    (vii)   ROBERT L. HOCKETT. Age: 40; Director
                  since 2003. Mr. Hockett is a principal at DDJ Capital Management, LLC, which he joined in 1996. Prior to DDJ, from 1994 to 1996, Mr. Hockett was Vice President and Analyst in the High Yield Department at Keystone Investments. Prior to that, from 1989 to 1994, Mr. Hockett was a Vice President in the Investment Banking Department at Salomon Brothers, Inc. Mr. Hockett has served on a number of Boards of Directors, including that of Bruno's Supermarkets, Inc.

                                    (viii)  RICHARD D. HOLAHAN, JR. Age: 36;
                  Director since 2002. Mr. Holahan is Assistant General Counsel of Soros Fund Management LLC, and has worked at Soros since 1999. Mr. Holahan is also a director of Seoul Securities Co. Ltd., a Korean broker dealer.

                                    (ix)    PETER J. ZURKOW. Age: 50; Director
                  since 1999. Mr. Zurkow was Chairman of the Board of the Company from June 1999 until September 2003. Since January 2002, Mr. Zurkow has been a

                  Managing Director of Investec, Inc. (investment banking firm). From April 2001 to December 2001, Mr. Zurkow was a private investor. From 1992 to April 2001, Mr. Zurkow was a Managing Director of UBS Warburg (January 2001 to April 2001) and its predecessor firm, Paine Webber, Inc. (1992 to 2000). He served as a Director of Streamline, Inc. (online grocery company) from 1997 to 1998, Kash N' Karry Supermarkets from 1994 to 1996 and E-artgroup.com (online art dealer) from 1999 to 2000.

                           (b)      CURRENT SENIOR OFFICERS

                                    (i)     ROBERT J. CHAPMAN. Age: 53;
                  President and Chief Executive Officer since April 2004. Mr. Chapman joined P&C Foods as a part time store employee in 1968 and became a store manager in 1974. Over the past 36 years, Mr. Chapman has held a number of positions of increasing authority first at P&C and later at Penn Traffic after it purchased P&C in 1988. He has distinguished himself as Director of Store Operations, Director of Franchise Operations and Vice President of Wholesale and Franchise Operations. Mr. Chapman has also served on a number of important Penn Traffic internal committees, including the Operations Steering Committee and the Strategic Business Reorganization Committee.

                                    (ii)    CHARLES G. BOSTWICK. Age: 54; Vice
                  President of Information Technology and Chief Information Officer. Mr. Bostwick has held the position of Vice President of Information Technology and Chief Information Officer, Penn Traffic, since 1998. From 1993 to 1998 Mr. Bostwick held top IT positions for various divisions of Whirlpool:
                  Sears/Kenmore, Asian Division. Mr. Bostwick was Vice President, MIS & Chief Information Officer, Long's Drug Store, 1989 to 1993. In 1986 to 1989 he was Director of Computing and Communication Services, Bekins.

                                    (iii)   TIMOTHY J. CIPITI. Age: 45; Vice
                  President of Distribution and Manufacturing. Mr. Cipiti has been Vice President of Distribution and Manufacturing since 2001. He was Director of Distribution, Penn Traffic, from 1997 to 2001. He was Director of Re-Engineering and Governmental Affairs in 1997. From 1984 to 1997 Mr. Cipiti was employed by Vons Companies in various management positions.

                                    (iv)    ROBERT B. DIMOND. Age: 43; Executive
                  Vice President and Chief Financial Officer since January 2005. Prior to joining the Company, Mr. Dimond served as Executive Vice President, Chief Financial Officer and Treasurer of Nash Finch Company from 2000 through November, 2004. From 1999 through 2000, Mr. Dimond served as Group Vice President and CFO of Kroger Co. Western Region.

                                    (v)     STEPHEN H. ERDLEY. Age: 49; Vice
                  President of Perishable Merchandising. Mr. Erdley has been Vice President of Perishable Merchandising since 2003. He held the position of Vice President, Meat, Seafood, and Deli from1998 to 2003. Prior to moving to Corporate Headquarters in Syracuse, NY, as a result of corporate consolidation in 1997, Mr. Erdley held various Manager positions at the Bi-Lo/Riverside Division.

                                    (vi)    LINDA J. JONES. Age: 45; Vice
                  President, Non Perishables Merchandising. Ms. Jones has been Vice President, Non Perishable Merchandising since 2003. From 2000 to 2003 she was Vice President, Grocery, Dairy, Frozen, DSD Division. Ms. Jones was Vice President of Sales and Advertising from 1999 to 2000. From 1997 to 1999 she held the position of Vice President of Sales. Prior to her relocating to Corporate Headquarters in Syracuse, NY, Ms. Jones held various positions at the Bi-Lo/Riverside Division in DuBois including Vice President of Grocery Procurement.

                                    (vii)   LESLIE H. KNOX. Age: 58; Senior Vice
                  President - Chief Marketing Officer. Mr. Knox has been Senior Vice President and Chief Marketing Officer since May 1999. From 1995 until May 1999, Mr. Knox held the position of Vice President - Merchandising with Weis Markets, Inc. From 1984 until 1995, Mr. Knox held various management positions with ABCO Markets, Inc., including Senior Vice President of Sales and Marketing from 1988 to 1995. From 1969 to 1984, Mr. Knox was employed by Alpha Beta Company, a division of American Stores Company, in various management positions.

                                    (viii)  TERRY A. KUSHNER. Age: 52; Vice
                  President, Advertising & Marketing. Mr. Kushner has been Vice President, Sales and Marketing since 2003. From 2000 to 2003 Mr. Kushner was Marketing and Community Relations Consultant, T.A. Kushner & Associates, LLC. He was Assistant Circulation Director, Consumer Sales and Marketing, The Plain Dealer from 1998 to 2000. Vice President, Marketing and Advertising for Riser Foods Company/Giant Eagle from 1996 to 1998. Previously he held various positions from 1969 to 1996 at Finast/Tops/Royal Ahold.

                                    (ix)    DONALD E. LUKE. Age: 53; Director of
                  Corporate Planning and Assistant Treasurer. Mr. Luke is presently Director of Corporate Planning and Assistant Treasurer. From 1994 to 2000 Mr. Luke was Director of Corporate Planning for Penn Traffic. From 1986 to 1994 he held the position of Director of Corporate Planning for P&C Foods. From 1978 to 1986 Mr. Luke was employed by United Technologies as a Senior Financial Analyst.

                                    (x)     RANDY P. MARTIN. Age: 48; Vice
                  President - Finance and Chief Accounting Officer. Mr. Martin has been Vice President - Finance and Chief Accounting Officer of Penn Traffic since January 1999. From 1997 until January 1999, he served as the Company's Vice President of Strategic Planning and Treasurer. From 1993 to 1997, Mr. Martin served as the Company's Director of Taxes. From 1984 to 1993, Mr. Martin was employed by Price Waterhouse in various positions, including Senior Tax Manager from 1991 to 1993.

                                    (xi)    STEVEN B. MIDDLETON. Age: 50; Vice
                  President of Asset Protection and Government Compliance since 2004. He was Corporation Director of Asset Protection from 1999 to 2004. From 1997 to 1999 he was Director of Warehouse Security for Penn Traffic. From 1992 to 1997 he was Director of Loss Prevention, Riverside/Bi-Lo Markets, Division of Penn Traffic. From 1988 to 1992 he was Senior Loss Prevention Specialist. From 1981 to 1988 he was P&C Loss Prevention Specialist.

                                    (xii)   WILLIAM B. MURPHY. Age: 50;
                  Associate Director of Restructuring. Mr. Murphy is a senior director at Kroll Zolfo Cooper LLC and served as Interim Chief Financial Officer of Penn Traffic from the Petition Date through the engagement of Robert Dimond as permanent Chief Financial Officer in January 2005. Prior to joining Kroll Zolfo Cooper in 1997, Mr. Murphy was a partner in the restructuring group of Ernst and Young, where he worked for 15 years. Previously he also worked for Main Hurdman (now KPMG).

                                    (xiii)  STEVEN G. PANAGOS. Age: 42; Chief
                  Restructuring Officer. Mr. Panagos is a Managing Director and the National Practice Leader of the Corporate Advisory & Restructuring practice of Kroll Zolfo Cooper LLC. Mr. Panagos is currently serving as the Chief Restructuring Officer and formerly served as interim CEO of Penn Traffic. He has held a number of interim management positions, including Chief Restructuring Officer of Metromedia Fiber Network and interim CEO of Crown Brooks. Prior to joining Kroll Zolfo Cooper in 1988, Steve was Controller for Van Wagner Communications, a media and advertising conglomerate. Previously, Mr. Panagos also worked for Main Hurdman (now KPMG).

                                    (xiv)   FRANCIS D. PRICE, JR. Age: 55; Vice
                  President, General Counsel and Secretary. Mr. Price has been Vice President and General Counsel since 1993 and became Secretary in 1997. Mr. Price was Vice President and General Counsel of the Company's P&C division from 1985 until 1993. From 1978 to 1985, Mr. Price served in various other management positions at P&C.

III.     FUTURE BUSINESS OF THE REORGANIZED DEBTORS

         A.       STRUCTURE AND BUSINESS OF THE REORGANIZED DEBTORS

                  Following the Effective Date, the Reorganized Debtors intend to continue to conduct their business essentially as restructured and consolidated during the pendency of the Cases except for the Debtors which are dissolved pursuant to the Plan. See Section I.D., entitled "General Structure of the Plan." In addition, the Reorganized Debtors will be subject to fresh start accounting rules. See Section III.C., entitled "Projected Financial Information." As more fully described in Section II.C. hereof, the Reorganized Debtors will continue to operate retail supermarkets in New York, Pennsylvania and New England. The Reorganized Debtors also intend to continue with their franchise operations and to operate a wholesale commercial bakery. In addition, as set forth in Section 5.4. of the Plan, certain inactive subsidiaries of the Debtors will be merged into Penn Traffic and will no longer exist as of the Effective Date.

         B.       EXECUTIVE OFFICERS AND DIRECTORS OF THE REORGANIZED DEBTORS

                  As set forth in Section II.C.9., entitled "The Chapter 11 Cases - Management" the Debtors' current Chief Restructuring Officer, Stephen G. Panagos, and the Debtors' Interim Chief Financial Officer, William B. Murphy, joined the Debtors from KZCS in May 2003. Messrs. Panagos and Murphy will return to their practice at Kroll Zolfo Cooper LLC after the Debtors emerge from chapter 11. In April 2004, the Debtors appointed Robert J. Chapman as President and Chief Executive Officer. SEE Section II.C.9. entitled "The Chapter 11 Cases
- Management." Mr. Chapman will remain with the Company as President and Chief Executive Officer following the Effective Date. In January 2005, the Debtors appointed Robert Dimond as Executive Vice President and Chief Financial Officer. SEE Section II.C.9. entitled "The Chapter 11 Cases - Management."

                  Pursuant to Section 5.6. of the Plan, the Debtors will file Plan Schedule 5.6 with the Bankruptcy Court on or before the Exhibit Filing Date setting forth the offices, names and affiliations of, and the compensation proposed to be paid to, the individuals intended to serve as directors and officers of each Reorganized Debtor on and after the Effective Date. The initial board of directors of Reorganized Penn Traffic will consist of seven members, four of which will be designated by the Committee, two of which will be designated by the holders of a majority of the Senior Notes and one of which will be Robert J. Chapman. On and after the Effective Date, each Reorganized Debtor will be governed in accordance with the Amended Certificates of Incorporation and Amended Bylaws.

         C.       PROJECTED FINANCIAL INFORMATION

                  The Debtors have prepared the Projections for the years 2005 through 2008, which are attached hereto as EXHIBIT E and discussed in Section VI.C.3. hereof, entitled "Feasibility of the Plan."

                  THE DEBTORS HAVE PREPARED THE PROJECTIONS ATTACHED AS EXHIBIT E TO THIS FIRST AMENDED DISCLOSURE STATEMENT IN CONNECTION WITH THE PLANNING AND DEVELOPMENT OF THE PLAN. THE PROJECTIONS INCLUDE A PRO-FORMA REORGANIZED BALANCE SHEET AT MARCH 26, 2005, INCLUDING ESTIMATED REORGANIZATION AND FRESH START ADJUSTMENTS. THE PROJECTIONS ASSUME THAT THE PLAN SUCCESSFULLY WILL BE IMPLEMENTED ON THE TERMS DESCRIBED IN THIS FIRST AMENDED DISCLOSURE STATEMENT. THE PROJECTIONS, WHICH WERE PREPARED AS DESCRIBED THEREIN, ARE SUBJECT TO BUSINESS, ECONOMIC AND OTHER UNCERTAINTIES INHERENT IN DEVELOPING PROJECTIONS, AS DISCUSSED IN SECTION VI.C.3.
HEREOF, ENTITLED "FEASIBILITY OF THE PLAN."

                  The Projections have been made pursuant to the safe harbor provisions of 11 U.S.C. ss. 1125 that reflect when made, expectations or beliefs concerning future events that invoke risks and uncertainties. Any statements contained herein (including, without limitation, statements to the effect that the Debtors or their management or Board of Directors "believe," "anticipate," "expect," "plan," "estimate," "project," "will be," "will continue," "will likely result" and similar expressions) that are not statements of historical fact should be considered forward-looking statements. Forward-looking statements and the Debtors' plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Debtors, or their management or Board of Directors. As noted in Section VI.C.3., entitled "Feasibility of the Plan," the assumptions underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, including those set forth in the Risk Factors set forth below, many of which are beyond the Debtors' control. There generally will be a difference between projections of future performance and actual results because certain events and circumstances may not occur as expected. These differences could be material.

                  1.       RISK FACTORS

                           (a)      THE SUPERMARKET INDUSTRY IS HIGHLY
COMPETITIVE. IF PENN TRAFFIC IS UNABLE TO COMPETE EFFECTIVELY, ITS FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AFFECTED.

                  The supermarket industry is highly competitive and characterized by high inventory turnover and narrow profit margins. The number and type of competitors vary by location and include:

                  o        multi-regional and regional supermarket chains;

                  o        independent and specialty grocers;

                  o        drug and convenience stores; and

                  o "alternative format" food stores, such as specialty food stores, retail drug stores, national general merchandisers and discount retailers, membership clubs, warehouse stores and super centers.

                  Penn Traffic also faces increasing competition from restaurants and fast food chains due to the increasing proportion of household food expenditures for food prepared outside the home. In addition, certain of Penn Traffic's stores also compete with local video stores, florists, book stores, pharmacies and gas stations.

                  Penn Traffic's principal competitors include national and regional supermarket chains which compete with us on the basis of location, quality of products, service, price, product variety and store condition. An overall lack of inflation in food prices and increasingly competitive markets has made it difficult generally for grocery store operators to achieve comparable store sales gains. Because sales growth has been difficult to attain, Penn Traffic's competitors have attempted to maintain market share through increased levels of promotional activities and discount pricing, creating a more difficult environment in which to consistently increase year-over-year sales gains.

                  In addition, some of Penn Traffic's "nontraditional" competitors are not unionized and therefore have lower labor costs, which allow them to take measures that could adversely affect our competitive position.

                  Penn Traffic faces increased competitive pressure in all of Penn Traffic's markets from existing competitors and from the threatened entry by one or more major new competitors. Some of Penn Traffic's competitors have greater financial resources and are less leveraged and could use these resources to take measures which could adversely affect Penn Traffic's competitive position. These competitive pressures have been enhanced by the decline in size of Penn Traffic's operations as a result of the sales of its Big Bear operations and assets. Penn Traffic's business, financial condition or results of operations could be adversely affected by competitive factors, including product mix and pricing changes which may be made in response to competition from existing or new competitors. From time to time, the relative strength of Penn Traffic's competitors changes depending on prevailing market conditions.

                           (b)      PENN TRAFFIC'S BUSINESS MAY BE SENSITIVE TO
ECONOMIC CONDITIONS THAT IMPACT CONSUMER SPENDING.

                  Penn Traffic's results of operations may be sensitive to changes in overall economic conditions that impact consumer spending, including discretionary spending. Future economic conditions affecting disposable consumer income such as employment levels, energy prices, business conditions, interest rates and tax rates could reduce consumer spending or cause consumers to shift their spending to Penn Traffic's competitors. A general reduction in the level of discretionary spending or shifts in consumer discretionary spending to our competitors could adversely affect Penn Traffic's growth and profitability.


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

                           (c)      PENN TRAFFIC MAY EXPERIENCE SIGNIFICANT
FLUCTUATIONS IN OUR COMPARABLE STORE SALES.

                  Penn Traffic's comparable store sales in the future could fluctuate or be lower than Penn Traffic's historical average for many reasons including increased competition, price changes in response to competitive factors, and possible supply shortages. Results of operations may be materially impacted by fluctuations in Penn Traffic's comparable store sales as it becomes more difficult to leverage expenses at a lower level of sales.

                           (d)      PENN TRAFFIC'S STORES ARE CONCENTRATED IN
THE NORTHEASTERN UNITED STATES, MAKING IT VULNERABLE TO ECONOMIC DOWNTURNS, NATURAL DISASTERS AND OTHER ADVERSE CONDITIONS OR OTHER CATASTROPHIC EVENTS IN THIS REGION.

                  Penn Traffic is mainly concentrated in Pennsylvania, upstate New York, Vermont and New Hampshire. As a result, Penn Traffic is vulnerable to economic downturns in those areas, in addition to those that may affect the country as a whole, as well as natural and other catastrophic events that may impact these regions. These events may adversely affect Penn Traffic's sales which may lead to lower earnings, or even losses, and may also adversely affect Penn Traffic's future growth and expansion.

                           (e)      LOSSES AS A RESULT OF PENN TRAFFIC'S OWNING
AND DEVELOPING REAL ESTATE MAY IMPAIR PENN TRAFFIC'S ABILITY TO FOCUS ON AND EXPAND CORE BUSINESS AS DESIRED.

                  As a result of Penn Traffic's real estate holdings, Penn Traffic is subject to varying degrees of risk and liability generally incident to the ownership and development of real estate. These risks and liabilities include, among other things:

                  o fluctuations in value caused by adverse changes in national, regional and local economic conditions, and local real estate market conditions (such as an oversupply of or a reduction in demand for retail space in the area);

                  o costs of compliance with zoning, environmental, tax and other laws and regulations;

                  o real estate development risks, such as incorrect cost and occupancy estimates, non-availability of financing and the need for mortgage lender or property partner approvals for certain expansion activities;

                  o the perceptions of customers and tenants and prospective tenants of the safety, convenience and attractiveness of Penn Traffic's properties;

                  o the lack of liquidity of real estate investments and Penn Traffic's ability to sell or lease any of Penn Traffic's properties for cash in a timely fashion;

                  o        failure to promptly renew leases;

                  o the quality, philosophy and performance of Penn Traffic's management;

                  o        competition from comparable properties;

                  o        the occupancy rate of Penn Traffic's properties;

                  o tenant defaults and the costs of enforcing Penn Traffic's rights;

                  o the effects of any bankruptcies or insolvencies of major tenants;

                  o increasing operating costs (including increased real estate taxes) which may not be passed through fully to tenants; and

                  o        fluctuations in mortgage interest rates.

                  A failure to adequately deal with these risks and liabilities could limit Penn Traffic's revenues and available cash and could have a material adverse effect on Penn Traffic's business, financial condition or results of operations.

                  A significant portion of Penn Traffic's properties are mortgaged to secure payment of indebtedness, and if Penn Traffic was unable to meet mortgage payments, losses could be sustained as a result of foreclosure on the properties by the various mortgagees. In addition, if it becomes necessary or desirable for Penn Traffic to dispose of one or more of the mortgaged properties, Penn Traffic might not be able to obtain release of the lien on the mortgaged property without payment of the associated debt. The foreclosure of a mortgage on a property or the inability to sell a property could adversely affect Penn Traffic's business, financial condition or results of operations. These considerations could make it difficult for Penn Traffic to sell properties, even if a sale were in Penn Traffic's best interests.

                  Penn Traffic maintains property insurance, difference in conditions, insurance, national flood insurance (where applicable), general liability insurance, and excess insurance coverage. At leased and mortgaged locations Penn Traffic maintains any of these lines of coverage that it is contractually obligated to maintain. At owned locations Penn Traffic maintains all of these lines of coverage. Penn Traffic maintains large deductibles and/or large layers of self-insurance on several of these lines of coverage.

                           (f)      VARIOUS ASPECTS OF PENN TRAFFIC'S BUSINESS
ARE SUBJECT TO FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS. PENN TRAFFIC'S COMPLIANCE WITH THESE REGULATIONS MAY REQUIRE ADDITIONAL CAPITAL EXPENDITURES AND COULD ADVERSELY AFFECT ITS ABILITY TO CONDUCT OUR BUSINESS AS PLANNED.

                  Penn Traffic is subject to federal, state and local laws and regulations relating to zoning, land use, environmental protection, work place safety, public health, beer and wine sales and pharmaceutical sales. A number of states and local jurisdictions regulate the licensing of supermarkets, including beer and wine license grants. In addition, under certain local regulations, Penn Traffic is prohibited from selling beer and wine in certain of its stores. Employers are also subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working conditions, disabled access and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of Penn Traffic's supermarkets and could otherwise adversely affect our business, financial condition or results of operations. A number of federal, state and local laws exist which impose burdens or restrictions on owners with respect to access by disabled persons. Penn Traffic's compliance with these laws may result in modifications to Penn Traffic's properties, or prevent it from performing certain further renovations, with respect to access by disabled persons.

                           (g)      PENN TRAFFIC IS AFFECTED BY FLUCTUATING
UTILITY AND FUEL COSTS.

                  Fluctuating fuel costs adversely affect Penn Traffic's operating costs in that Penn Traffic requires fuel for its fleet of tractors and trailers which distribute goods from its warehouse and distribution facility to all of its stores. In addition, operations at its stores are sensitive to rising utility fuel costs due to the amount of electricity and gas required to operate stores. Penn Traffic may not be able to recover these rising utility and fuel costs through increased prices charged to its customers.

                           (h)      PENN TRAFFIC FACES THE RISK OF BEING HELD
LIABLE FOR ENVIRONMENTAL DAMAGES THAT MAY OCCUR.

                  Penn Traffic's operations subject it to various laws and regulations relating to the protection of the environment, including those governing the management and disposal of hazardous materials and the cleanup of contaminated sites. Under some environmental laws, such as the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, also known as CERCLA or the Superfund law, and similar state statutes, responsibility for the entire cost of cleanup of a contaminated site can be imposed upon any current or former site owners or operators, or upon any party who sent waste to the site, regardless of the lawfulness of the original activities that led to the contamination. From time to time Penn Traffic has been named as one of many potentially responsible parties at Superfund sites, although Penn Traffic's share of liability has typically been de minimis. Penn Traffic believes it is currently in substantial compliance with applicable environmental requirements. However, future developments such as more aggressive enforcement policies, new laws or discovery of unknown conditions may require expenditures that may have a material adverse effect on Penn Traffic's business and financial condition.

                           (i)      PENN TRAFFIC HAS NOT FILED PERIODIC REPORTS
WITH THE SECURITIES AND EXCHANGE COMMISSION.

                  As a result of its declining operating performance and in order to conserve its cash resources, the Company has not completed its audit for the fiscal year ended February 1, 2003 and has not made any required periodic filings with the SEC for any period since the period ended for the fiscal year ending February 1, 2003. Because of its failure to make timely periodic filings with the SEC, Penn Traffic could be subject to civil penalties and other administrative proceedings by the SEC for failure to keep current with its periodic filing requirements. In addition, until Penn Traffic has completed such updated filings, it is unlikely that the New Penn Traffic Common Shares will be approved for listing or quotation on any national securities exchange or on NASDAQ. The failure of the New Penn Traffic Common Shares to be so listed or quoted may adversely affect their liquidity and trading price.

                           (j)      THERE IS NO EXISTING TRADING MARKET FOR THE
NEW PENN TRAFFIC COMMON SHARES.

                  The New Penn Traffic Common Shares will be a new issue of securities for which there is currently no trading market, and there can be no assurance that an active trading market will develop. The Company does not expect to apply for listing or quotation on any national securities exchange or on NASDAQ in the near future. Accordingly, no assurance can be given that a holder of New Penn Traffic Common Shares will be able to sell such securities in the future or as to the price at which any such sale would occur. If such market were to develop, the liquidity of the market for such securities and the prices at which such securities would trade will depend upon many factors, including the number of holders, investor expectations for the Company, and other factors beyond the Company's control. In addition, the New Penn Traffic Common Shares will be issued to pre-petition creditors of the Debtors, some of whom may prefer to liquidate their investment rather than to hold it on a long-term basis, which may create an initial imbalance in the market if and when one were to develop.

                           (k)      THE ONGOING GOVERNMENTAL INVESTIGATIONS MAY
HAVE AN ADVERSE EFFECT ON THE COMPANY.

                  As described in Section II.C.12., there are ongoing investigations by governmental authorities relating to the Company's accounting practices. The Company has not been told by these authorities what the focus of their investigations are, and thus the Company is unable to assess the possible consequences of the investigations. Accordingly, there can be no assurance that the result of the investigations will not have an adverse effect on the Company or the value of the New Penn Traffic Common Shares.

IV.      SUMMARY OF THE PLAN OF REORGANIZATION

                  THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND IMPLEMENTATION OF THE PLAN, TOGETHER WITH THE CLASSIFICATION AND TREATMENT OF CLAIMS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS FIRST AMENDED DISCLOSURE STATEMENT, AND TO THE EXHIBITS AND SCHEDULES ATTACHED THERETO.

                  ALTHOUGH THE STATEMENTS CONTAINED IN THIS FIRST AMENDED DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS FIRST AMENDED DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

                  THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CLAIMS AND INTERESTS OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDINGS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS, AND OTHER PARTIES IN INTEREST.

         A.       INTRODUCTION

                  Penn Traffic believes that (i) through the Plan, holders of Allowed Claims will obtain a recovery from the estates of the Debtors that is at least equal to, and likely greater than, the recovery they would receive if the assets of the Debtors were liquidated under chapter 7 of the Code and (ii) the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern and preserve ongoing employment for the Debtors' employees.

                  The Plan is annexed hereto as EXHIBIT A and forms a part of this First Amended Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the provisions of the Plan.

         B.       BRIEF EXPLANATION OF CHAPTER 11 PLAN OF REORGANIZATION

                  Chapter 11 is the principal business reorganization chapter of the Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and equity security holders. In addition to facilitating the rehabilitation of the debtor, reorganization under chapter 11 is intended to promote equality of treatment of creditors and equity security holders of equal rank with respect to the distribution of the debtor's assets. In furtherance of these goals, upon filing of a petition for reorganization under chapter 11, Section 362 of the Code generally provides for an automatic stay of substantially all actions and proceedings against the debtor and its properties, including attempts to collect debtors or enforce liens that arose prior to the commencement of the debtor's case under chapter 11.

                  Consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. In general, a chapter 11 plan of reorganization: (a) divides most claims and interests into classes; (b) specifies the property, distribution or other treatment that each member of a class is to receive under the plan on account of its claim or interest, if any; and (c) contains other provisions necessary or appropriate to the reorganization of the debtor. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or interest holder of the debtor. Except as specifically provided in the plan of reorganization or the order confirming the plan, the order confirming the plan discharges the debtor from any debt that arose prior to the date that the plan becomes effective to the fullest extent authorized or provided for by the Code or other applicable law, and substitutes for such indebtedness the obligations specified in the plan of reorganization.

         C.       SUBSTANTIVE CONSOLIDATION

                  The Plan provides for substantive consolidation of the Debtors' estates. Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored.

                  Substantive consolidation of two or more debtors' estates generally results in (i) the deemed consolidation of the assets and liabilities of the debtors, (ii) the deemed elimination of intercompany claims, joint and several liability claims and guarantees, and (iii) the payment of allowed claims from a common fund.

                  It is well established that Section 105(a) of the Code empowers a bankruptcy court to authorize substantive consolidation. 11 U.S.C. ss. 105(a). The United States Court of Appeals for the Second Circuit, the circuit in which the Chapter 11 Cases are pending, has articulated a test for evaluating a request for substantive consolidation. SEE UNITED SAV. BANK V. AUGIE/RESTIVO BAKING CO. (IN RE AUGIE/RESTIVO BAKING CO.), 860 F.2d 515 (2d Cir.
1988). The test, as formulated by the Second Circuit, considers "(i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit . . . or (ii) whether the affairs of the debtor are so entangled that consolidation will benefit all creditors." If either factor is satisfied, substantive consolidation is appropriate.

                  The Debtors believe that both prongs of the AUGIE/RESTIVO test can be satisfied and, therefore, substantive consolidation of the Penn Traffic entities for voting and distribution purposes is appropriate. A number of factors strongly support this conclusion, including:

                  o Prior to filing chapter 11, Penn Traffic and its subsidiaries issued only consolidated financial statements.

                  o Creditors of Penn Traffic and its subsidiaries extend credit based on the overall financial condition of the consolidated entities, not on an entity-by-entity basis.

                  o Penn Traffic and its subsidiaries maintain a consolidated cash management system.

                  o Penn Traffic purchases all inventory and books all accounts receivable on behalf of the consolidated entity.

                  o Corporate overhead for the consolidated entity is booked and paid by Penn Traffic and is not allocated to separate entities.

                  o The pre and post-petition working capital facility used to fund the Company's operations is the joint and several obligation of each separate entity (through direct obligor or guarantor status), although borrowings benefit the separate entities disproportionately.

                  o Penn Traffic borrows funds under the Company's working capital facility, and then provides liquidity to the subsidiaries as needed through intercompany loans.

                  o All intercompany loans were cancelled and forgiven pursuant to the Company's 1999 plan of reorganization.

                  o The Company has consolidated risk management, insurance procurement, payroll and benefits.

                  o Almost all of the Company's employees are employed by Penn Traffic, although many of them also provide services and benefits to the subsidiaries.

                  o Penn Traffic and its subsidiaries have overlapping officers and directors.

                  o Penn Traffic and its subsidiaries file consolidated federal tax returns and state tax returns in New York and Ohio.

                  o There are approximately 6,000 scheduled and filed proofs of claims in the Debtors' chapter 11 cases; it would be extremely costly and time consuming - requiring protracted and expensive litigation - to try to determine (if at all possible) which claims are properly asserted against which Debtor entities.

                  In addition to satisfying the AUGIE/RESTIVO test, the Debtors believe that substantive consolidation of the Penn Traffic entities is appropriate because, in a reorganization on a separate entity basis, creditors with claims against one or more separate entities would not receive appreciably greater distributions as compared with recoveries on a consolidated basis. By way of background, there are thirteen (13) separate Debtor entities in these chapter 11 cases. Five of the entities - Dairy Dell, Inc., Commander Foods, Inc., Abbott Realty Corporation, Bradford Supermarkets, Inc. and Big Bear Distribution Company - are inactive corporations with no assets or operations. Four of the Debtor entities are active, but have nominal value as stand-alone companies: (i) Penny Curtiss Baking Company, Inc. is a New York corporation that manufactures and distributes fresh and frozen baked goods for distribution to Penn Traffic's stores and third-party customers, and the majority of its business is with Penn Traffic;
(ii) Big M Supermarkets, Inc., a New York corporation, is a franchiser, wholesaler and service provider for various independent retail grocers and it is reliant on the retail operations of Penn Traffic to maintain a competitive advantage in its markets due to economies of scale in distribution and corporate overhead; (iii) Pennway Express, Inc. is a Pennsylvania corporation that operates a trucking and freight business, the majority of which is with Penn Traffic; and (iv) P&C Food Markets, Inc. of Vermont is a Vermont corporation that holds certain Vermont state licenses utilized in the operations of certain Penn Traffic supermarkets. There are only four Debtors having any material value: (i) The Penn Traffic Company, a Delaware corporation, holds the majority of the Company's operating assets, and is the direct or indirect owner of all of the Debtors; (ii) Sunrise Properties, Inc. ("SUNRISE") is a Pennsylvania corporation that owns and leases real property, primarily in connection with the Debtors' supermarket operations; (iii) PT Fayetteville/Utica, LLC is a New York limited liability company that owns the real and person property for a supermarket in Fayetteville, New York; and (iv) P.T. Development, LLC is a New York limited liability company that holds a 1% interest in PT Fayetteville/Utica, LLC (PT Development, LLC and PT Fayetteville/Utica LLC, together, "FAYETTEVILLE/UTICA").

                  For purposes of determining whether creditors with claims against non-Penn Traffic Debtors would recover more on a separate entity, rather than a consolidated, basis, the Debtors have ascribed net asset value only to Penn Traffic, Sunrise and Fayetteville/Utica. The assets of Sunrise and Fayetteville/Utica - principally real estate - were valued on a liquidation basis (rather than as a percentage of the Company's overall enterprise value, which would result in lower values for Sunrise and Fayetteville/Utica). The Debtors then allocated the Company's assumed total debt at emergence (comprised of borrowed debt, pension debt and capital lease debt) across Penn Traffic, Sunrise and Fayetteville/Utica based on total asset value.(9) The analysis does not, however, include allocations of any scheduled or filed claims to Sunrise or Fayetteville/Utica.(10) Finally, the Debtors allocated corporate overhead expenses to Sunrise and Fayetteville/Utica.

                  Based on this analysis, the Debtors have concluded that Sunrise and Fayetteville/Utica have net asset values of no more than approximately $800,000.00 and $3 million, respectively, and Penn Traffic's net asset value is approximately $120 million. In view of the relatively negligible asset values at Sunrise and Fayetteville/Utica compared to the difficulty and expense of formulating separate plans of reorganization for Penn Traffic, Sunrise and Fayetteville/Utica (including the monumental task of

-------------------------
(9) This is a conservative assumption - because Sunrise and Fayetteville/Utica will be jointly and severally liable on the entire indebtedness, it is arguable that the entire indebtedness should be allocated to each entity, thereby eliminating their asset value.

(10) Such an allocation would increase liabilities, and decrease asset values, at Sunrise and Fayetteville/Utica.

allocating claims appropriately to each of the Debtor entities), substantive consolidation of the Debtors is reasonable, fair and appropriate in these Cases.

                  At the Confirmation Hearing, the Debtors will seek the substantive consolidation of the Chapter 11 Cases for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution. Subject to the occurrence of the Effective Date, (i) all assets and liabilities of the Subsidiaries will be deemed merged or treated as though they were merged into and with the assets and liabilities of Penn Traffic, (ii) no distributions will be made under the Plan on account of intercompany Claims among the Debtors and any such Claims will be discharged on the Effective Date, (iii) no distributions under the Plan will be made on account of equity interests in Penn Traffic subsidiaries, (iv) all guarantees of the Debtors of the obligations of any other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors will be deemed to be one obligation of the consolidated Debtors, and (v) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors will be deemed filed against the consolidated Debtors, and will be deemed one Claim against and obligation of the consolidated Debtors. Such substantive consolidation will not (other than for purposes related to the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, (ii) equity interests in Penn Traffic subsidiaries and (iii) Pre- and Post-Petition Date guarantees that are required to be maintained (a) in connection with executory contracts, unexpired leases or credit facilities that were entered into during the Chapter 11 Cases or that have been or will be assumed, or (b) pursuant to the Plan, or (c) in connection with any financing entered into by the Reorganized Debtors on the Effective Date.

         D.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

                  1.       GENERAL

                  Section 1123 of the Code requires a plan to classify certain claims against and interests in a debtor. In accordance with Section 1123,
Article II of the Plan divides Claims and Interests into six Classes for the Debtors. Pursuant to Section 1123(a)(1) of the Code, Administrative Claims, including the DIP Facility Claim and Priority Tax Claims, are not classified in the Plan and are treated separately under Article II of the Plan. Article II of the Plan also sets forth the treatment that each Class will receive under the Plan, and provides whether or not each Class is impaired under the Plan.

                  Section 1122 of the Code provides that, except for certain unsecured claims that may be classified for administrative convenience, a plan may place a claim or interest in a particular class only if the claim or interest is substantially similar to the other claims or interests of that class. The Plan designates (a) five classes of Claims for the Debtors and (b) one class of Interests. This classification scheme takes into account the differing nature and priority of such Claims and Interests under the Code and other applicable laws in light of their treatment under the Plan. The Debtors believe that they have classified all Claims and Interests in compliance with the provisions of Section 1122 of the Code. It is possible, however, that a holder of a Claim or Interest may challenge these classifications, and the Bankruptcy Court may find that a different classification is required for the Plan. In the event that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors may seek to: (a) modify the Plan pursuant to Section 1127 of the Code to provide for whatever reasonable classification might be required for Confirmation and (b) use the acceptances received from the holder of any Claim or Interest pursuant to Solicitation for the purpose of obtaining the approval of the Class or Classes of which such holder ultimately is deemed to be a member. Such acceptances may be used for this purpose only if such reclassification does not adversely affect the treatment of such holder. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification.

                  Section 1123(a)(4) of the Code provides that a plan must afford the same treatment for all members of a particular class, unless the holder of a particular claim or interest agrees to less favorable treatment. The Debtors believe that the Plan complies with Section 1123(a)(4). In the event that the Bankruptcy Court finds that the Plan violates Section 1123(a)(4) and the holders of Claims or Interests affected do not consent to the Plan's treatment, the Bankruptcy Court could deny Confirmation of the Plan or require modifications to address the requirements of such Section.

                  A Claim or Interest will be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of the Claim or Interest qualifies within the description of such different Class. A Claim is in a particular Class and entitled to a distribution only to the extent that the Claim is an Allowed Claim in that Class.

                  Under the Plan, a Claim or any portion thereof without duplication is "Allowed" (a) that has been listed by the Debtors in their Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, and with respect to which no contrary proof of claim has been filed, (b) any Claim specifically allowed under the Plan, (c) any Claim which is not a Disputed Claim, or (d) any Claim the amount or existence of which, if disputed, (i) has been determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (ii) has been allowed by Final Order of the Bankruptcy Court; PROVIDED, HOWEVER, that any Claims allowed solely for the purpose of voting to accept the Plan pursuant to an order of the Bankruptcy Court will not be considered "Allowed Claims" hereunder.

                  The treatment of, and consideration to be provided to, holders of Allowed Claims and Interests will be in full settlement, release and discharge of such Allowed Claims and Interests; PROVIDED, that such discharge will not affect the liability of any other entity on, or the property of any other entity encumbered to secure payment of, any such Claim or Interest, except as otherwise provided in the Plan; and PROVIDED, FURTHER, that such discharge will not affect the Reorganized Debtors' obligations under and pursuant to the Plan. The treatment of and consideration to be provided to Allowed

Claim and Interest holders in each Class will apply to all of the Cases. No Claim will entitle the holder thereof to a distribution of cash or securities or to other consideration pursuant to the Plan unless, and only to the extent that, such Claim is an Allowed Claim. Finally, Claims against more than one Debtor with respect to a single obligation, by reason of guaranty, joint or "control group" liability, or otherwise, will be deemed to be a single Claim in the Allowed amount of such obligation for purposes of voting, allowance, distribution and all other purposes under the Plan.

                  2.       TREATMENT OF UNCLASSIFIED CLAIMS

                  Pursuant to Section 1123(a)(1) of the Code, the Plan does not classify certain priority Claims. These unclassified Claims will be treated as follows:

                           (a)      ADMINISTRATIVE CLAIMS. Generally,
Administrative Claims consist of the costs and expenses of administration of the Cases. Such costs and expenses include, but are not limited to, the cost of operating the business since the Petition Date, the outstanding unpaid fees and expenses of the Case Professionals and the payments necessary to cure pre-petition defaults or unexpired leases and executory contracts that will be assumed by the Debtors under the Plan. Additionally, the Plan contemplates the satisfaction in full of Administrative Claims.

                  Pursuant to Section 6.4.(A) of the Plan, all applications for final compensation of professional persons employed by the Debtors or the Creditors' Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Effective Date, and all other requests for payment of Administrative Claims (except for ordinary course trade debt and customer deposit and credits incurred in the ordinary course of business after the Petition Date) must be served on the Reorganized Debtors in accordance with the notice provisions of Section 9.10. of the Plan and filed with the Bankruptcy Court no later than 25 days after the Effective Date. Any such Claim that is not timely filed and served will be forever barred. Objections to any such application must be filed within 15 days after receipt thereof. The Reorganized Debtors will review all filed Administrative Claims, and object to such Claims, as they deem appropriate. Subject to the foregoing, and unless otherwise agreed by the holder of an Allowed Administrative Claim, each holder of an Allowed Administrative Claim will be paid in full in Cash: (a) at the sole option of the Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date), (i) in the ordinary course of business as the Claim becomes due and owing, or (ii) on the Initial Distribution Date; or (b) on such other date as the Bankruptcy Court may order including, without limitation, in the case of professional persons employed by the Debtors or the Creditors' Committee who have filed applications for final compensation in accordance with Section 6.4.(A) of the Plan, the date on which orders approving amounts set forth in such applications are entered by the Bankruptcy Court.

                           (b)      PRIORITY TAX CLAIMS. A Priority Tax Claim is
any Claim of the kind described in, and entitled to priority in payment under,
Section 507(a)(8) of the Code, which, in general, includes unsecured claims of governmental units to the extent such claims are for income tax, property tax, withholding tax, certain kinds of


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employment tax, excise tax, customs duties arising from the importation of merchandise or a penalty related to the above types of claims and in compensation for actual loss. The aggregate estimated amount of Priority Tax Claims is $5 - $6 million.

                  Section 2.3. of the Plan provides that, unless otherwise agreed by the holder of an Allowed Priority Tax Claim (in which event such other agreement will govern), each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Debtors, on the Initial Distribution Date either: (i) Cash equal to the amount of such Allowed Priority Tax Claim; or (ii) Cash in six equal annual installments, together with interest thereon at the legal rate required for such claims in chapter 11 cases, which interest will be paid annually in arrears pursuant to Section 1129(a)(9)(C) of the Code.

                           (c)      DIP FACILITY CLAIM. As more fully described
in Section II.C.2. hereof, entitled "The Chapter 11 Cases - The DIP Facility," on July 31, 2003, the Bankruptcy Court granted final approval of the DIP Facility provided by the DIP Lenders. Pursuant to Section 2.4. of the Plan, all amounts outstanding under the DIP Facility will be paid in full in Cash on the Effective Date, or otherwise satisfied in a manner acceptable to the DIP Lenders.

                           (d)      POST-PETITION TRADE LIEN CLAIMS. As more
fully described in Section II.C.6. hereof, entitled "The Chapter 11 Cases - The Trade Lien Program," on October 23, 2003, the Bankruptcy Court approved the Trade Lien Program. Pursuant to Section 2.5. of the Plan, unless otherwise agreed by the holder of an Allowed Trade Lien Claim (in which event such other agreement will govern), each holder of an Allowed Trade Lien Claim will be paid in full in Cash on the date on which, in the ordinary course of business, such Allowed Trade Lien Claim becomes due and owing. Upon the Effective Date, the Lien granted by the Trade Lien Program will be released. If the Reorganized Debtors implement a Post-Effective Date Trade Lien Program, then each holder of an Allowed Trade Lien Claim will also share PARI PASSU in any Post-Effective Date Trade Lien on the terms and conditions described in Section 5.17. of the Plan.

                           (e)      KZCS SUCCESS FEE. As more fully described in
Section II.C.1. entitled "The Chapter 11 Cases - Overview of the Debtors' Operations in Chapter 11 - KZCS Engagement and Agreement," on September 26, 2003, the Bankruptcy Court approved the KZCS Agreement. Pursuant to Section 2.1.(C) of the Plan, the Reorganized Debtors will make the distributions set forth on Plan Schedule 1.63 in satisfaction of the KZCS Success Fee; PROVIDED, HOWEVER, that, in accordance with paragraph 9 of the KZCS Order, KZCS will make a request to the Bankruptcy Court for payment of the KZCS Success Fee on notice to the United States Trustee and all other parties entitled to receive notice.

                           (f)      PJSC REORGANIZATION FEE. As more fully
described in Section II.C.1. entitled "The Chapter 11 Cases - Overview of the Debtors' Operations in Chapter 11 - PJSC Engagement and Agreement," on September 26, 2003, the Bankruptcy Court approved the PJSC Agreement. Subject to Sections 2.1.(D) and 6.4.(A) of the Plan, the Reorganized Debtors will make the distributions set forth on Plan Schedule 1.79 in satisfaction of the PJSC Reorganization Fee.


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

                           (g)      DEMME SUCCESS BONUS. As more fully described
in Section II.C.9. entitled "The Chapter 11 Cases - Management," in August 2003 the Debtors entered into an employment agreement with James A. Demme. Pursuant to Section 2.1.(E) of the Plan, the Reorganized Debtors will make the distributions set forth on Plan Schedule 1.35, in satisfaction of the Demme Success Bonus.

                           (h)      PBGC ALLOWED ADMINISTRATIVE CLAIM. As more
fully described in Section II.C.14. entitled "PBGC Settlement" the Reorganized Debtors have reached a global settlement with the PBGC with regard to the PBGC Claims and related matters, which is subject to Bankruptcy Court approval pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure. Pursuant to the PBGC Settlement the Reorganized Debtors will make distributions on account of the PBGC Allowed Administrative Claim in four equal installments payable bi-annually commencing on the date which is six months following the Effective Date. Additionally, the PBGC Allowed Administrative Claim is secured pursuant to the terms of the Post-Effective Date Trade Lien Program, as described in Section II.C.6.

                  3. TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

                  The following is a summary of the manner in which Claims and Interests are classified and treated under the Plan, together with a description of the estimated amounts of Allowed Claims and Interests included in each such Class. The Allowed Claims in Class 1 and Class 2 are unimpaired under the Plan and Claims and Interests in Class 3, Class 4, Class 5 and Class 6 are impaired under the Plan. The Debtors believe that the treatment afforded all Classes of Claims and Interests under the Plan fully comports with the requirements of the Code and case law.

                           (a)      CLASS 1 - PRIORITY NON-TAX CLAIMS.

                  o DESCRIPTION OF PRIORITY NON-TAX CLAIMS. Allowed Claims, if any, entitled to priority pursuant to Sections 507(a)(3), 507(a)(4) or 507(a)(6) of the
                           Code are Priority Non-Tax Claims. Such Claims include claims for (a) wages, salaries or commissions earned within 90 days before the Petition Date up to $4,650.00 per individual or corporation and (b) contributions to employee benefit plans, such as pension or health or life insurance plans, arising from services rendered within 180 days prior to the Petition Date, subject to certain limits.

                  o CLASSIFICATION SCHEME. Allowed Priority Non-Tax Claims are classified in Class 1. The Debtors believe that all liquidated Class 1 Claims already have been paid pursuant to orders entered by the Bankruptcy Court. SEE Section II.C.3. Therefore, the aggregate estimated amount of Allowed Class 1 Claims as of the Petition Date is $0.

                  o TREATMENT. Unless otherwise agreed by the holder of an Allowed Priority Non-Tax Claim (in which event such agreement will


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

                           govern), each Allowed Class 1 Claim will be paid in full in Cash on the later of the Initial Distribution Date and a date that is soon as practicable after the date upon which such Claim becomes an Allowed Priority Non-Tax Claim.

                           (b)      CLASS 2 - OTHER SECURED CLAIMS.

                  o DESCRIPTION OF OTHER SECURED CLAIMS. Other Secured Claims are Secured Claims not classified in other Classes under the Plan, and might include, for example, claims for the delivery of goods or services to the Debtors to the extent of any cash deposit made by the Debtors before, and remaining unapplied on, the Petition Date.

                  o CLASSIFICATION SCHEME. Allowed Other Secured Claims are classified in Class 2.

                  o TREATMENT. At the Debtors' sole option, Other Secured Claims (if any) will be: (a) paid in Cash on the Initial Distribution Date; (b) reinstated according to the terms of the relevant instrument; (c) paid on such other terms as the Debtors and the holder of such Claim may agree; or (d) satisfied through the surrender by the applicable Debtors of the collateral securing the Claim to the Holder thereof. Each of the Blairsville Property Claim and the Clarion Property Claim will be Allowed Class 2 "Other Secured Claims" under the Plan. Notwithstanding anything contained in the Plan to the contrary, pursuant to and in accordance with the terms of Section 1124(2) of the Bankruptcy Code, the Blairsville Property Mortgage Documents and the Clarion Property Mortgage Documents will be reinstated and reaffirmed in accordance with their terms as provided in Section 2.7.(C)(ii) of the Plan, and such agreements will continue in full force and effect following the Effective Date.

                           (c)      CLASS 3 - UNSECURED CLAIMS.

                  o DESCRIPTION OF UNSECURED CLAIMS. All Unsecured Claims, including, without limitation, the PBGC Allowed Unsecured Claim and the Senior Note Allowed Claim, trade claims and claims arising from rejection of executory contracts and leases of nonresidential real property, constitute the Unsecured Claims.

                  o CLASSIFICATION SCHEME. All Allowed Unsecured Claims are classified in Class 3. The aggregate estimated amount of the Allowed Class 3 Claims is between $295 million and $305 million.

                  o TREATMENT. Each holder of an Allowed Unsecured Claim will receive (i) its PRO RATA share of 100% of the New Penn Traffic Common Shares issued and distributed pursuant to Sections 5.9. and 6.2. of the Plan subject to (a) dilution resulting from the issuance of additional New Penn Traffic Common Shares upon the


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

                           exercise of options to purchase New Penn Traffic Common Shares granted to management of Reorganized Penn Traffic pursuant to the Management Stock Incentive Program and (b) such adjustments to the total issued New Penn Traffic Common Shares as may occur pursuant to Section 6.3.(A) of the Plan, and
                           (ii) its PRO RATA share of all Trust Recoveries, if any.

                           (d)      CLASS 4 - CONVENIENCE CLAIMS.

                  o DESCRIPTION OF CONVENIENCE CLAIMS. Means any Allowed Unsecured Claim against any Debtor, including Claims of beneficial holders of Senior Notes, that is either
                           (i) equal to or less than $5,000.00, or (ii) reduced to $5,000.00 pursuant to an election made on the Ballot by the holder of such Unsecured Claim, and, therefore, is included in Class 4 under the Plan.

                  o CLASSIFICATION SCHEME. Convenience Claims are classified in Class 4 and Allowed under the Plan. The aggregate estimated amount of the Allowed Class 4 Claims is $3.0 million.

                  o TREATMENT. Each holder of an Allowed Convenience Claim will receive Cash equal to 15% of its Allowed Claim against the Debtors; PROVIDED, HOWEVER, that a holder of more than one Allowed Convenience Claim, which Claims in the aggregate exceed $5,000.00, may elect to be treated with respect to and in the amount of such aggregated Claim, as a Class 3 Claimholder for distribution purposes only.

                           (e)      CLASS 5 - INTERCOMPANY CLAIMS.

                  o DESCRIPTION OF INTERCOMPANY CLAIMS. Intercompany Claims consist of Claims by a Debtor or an affiliate of a Debtor against a Debtor or an affiliate of a Debtor.
                  o CLASSIFICATION SCHEME. Intercompany Claims against any Debtor are classified in Class 5.

                  o TREATMENT. Subject to 5.10. of the Plan, Intercompany Claims will be discharged, and the holders of Intercompany Claims will not be entitled to receive or retain any property on account of such Claims.
                           Section 5.10. of the Plan provides that prior to the discharge of Intercompany Claims, the Debtors have the right to retain, or effect such transfers and setoffs with respect to, Intercompany Claims as they may deem appropriate for accounting, tax and commercial business purposes, to the fullest extent permitted by applicable law.


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

                           (f)      CLASS 6 - COMMON STOCK CLAIMS AND INTERESTS.

                  o        DESCRIPTION OF COMMON STOCK CLAIMS AND INTERESTS.
                           Class 6 Common Stock Claims and Interests include:
                           (i) all rights (including Claims) arising from the ownership of the common stock of Penn Traffic and its subsidiaries, (ii) all options, warrants, conversion, privilege or other legal or contractual rights to purchase the common stock of Penn Traffic, (iii) all rights associated with such common stock.

                  o CLASSIFICATION SCHEME. Common Stock Claims and Interests are classified in Class 6.

                  o TREATMENT. Common Stock Interests in Class 6 will be canceled, and the holders of Claims and Interests in Class 6 will not be entitled to receive or retain any property on account of their Claims and Interests.

         E.       CONDITIONS TO EFFECTIVE DATE

                  Pursuant to Article IV of the Plan, the following are conditions to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 4.2. of the Plan: (i) the Reorganized Debtors have entered into definitive documentation with respect to the Exit Financing Facility and the Sale Leaseback Transaction, in each case, which is reasonably satisfactory to the Creditors' Committee, and all conditions precedent under the Exit Financing Facility and Sale Leaseback Transaction have been satisfied (but for the occurrence of the Effective Date); (ii) the Confirmation Order must have become a Final Order; (iii) the Amended Certificates of Incorporation must have been properly filed with the appropriate Secretaries of State; (iv) all authorizations, consents and regulatory approvals required (if any) for the Plan's effectiveness have been obtained; (v) the Cash Balance Pension Plan has been terminated pursuant to relevant provisions of ERISA; (vi) the Bankruptcy Court will have entered a Final Order approving the PBGC Settlement, and (vii) the Reorganized Debtors have entered into the Trust Agreement.

         F.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  1.       GENERAL

                  The Code gives a debtor the power, subject to the approval of the bankruptcy court, to assume or reject executory contracts and unexpired leases. Generally, an "executory contract" is a contract under which material performance (other than the payment of money) still is due by each party. Rejection or assumption of executory contracts and unexpired leases may be effected pursuant to a plan of reorganization or with approval of the bankruptcy court after notice and a hearing. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred as a result of the rejection within the time provided in the plan or otherwise by the Federal Rules of Bankruptcy Procedure (the "BANKRUPTCY


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

RULES") or the bankruptcy court. Damages arising from the rejection of certain employment agreements and leases of real property may be limited under the Code. In general, in the case of assumption of an executory contract or unexpired lease, the Code requires that the debtor promptly cure or provide adequate assurance that it promptly will cure any existing defaults (other than certain types of non-monetary defaults, such as defaults based on bankruptcy or the debtor's financial condition) and provide adequate assurance of future performance.

                  As more fully described in Section II.C.11. entitled "The Chapter 11 Cases - Assumption and Rejection of Executory Contracts and Unexpired Leases," pursuant to various court orders the Debtors negotiated and rejected 86 of their unexpired retail store leases. Additionally, during the pendency of the Cases, the Bankruptcy Court has authorized the Debtors' rejection of certain other executory contracts and unexpired leases.

                  2. ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  Pursuant to Section 3.1. of the Plan, each executory contract and unexpired lease to which any of the Debtors is a party will be deemed automatically rejected as of the Effective Date, UNLESS such executory contract or unexpired lease (a) will have been previously rejected or assumed as of the Effective Date by order of the Bankruptcy Court or (b) is the subject of a motion to assume or reject filed on or before the Confirmation Date or (c) is listed on the schedule of contracts and leases to be rejected or assumed as of the Effective Date pursuant to the Plan, annexed as Plan Schedules 3.1 and
Schedule 3.2, respectively (and as the same may be modified or supplemented, if at all, pursuant to Section 3.3.(B) of the Plan). The Confirmation Order will constitute an order of the Bankruptcy Court approving such deemed rejection as of the Effective Date. All executory contracts and unexpired leases specifically listed on the schedule of rejected executory contracts and unexpired leases, annexed as Plan Schedule 3.1, will be deemed automatically rejected pursuant to the Plan by the applicable Debtor as of the Effective Date.

                  All executory contracts and unexpired leases specifically listed on the schedule of assumed executory contracts and unexpired leases, which will be filed 20 days prior to the Voting Deadline as Plan Schedule 3.2 as modified or supplemented, if at all, pursuant to Section 3.3.(B) of the Plan, will be deemed automatically assumed pursuant to the Plan by the applicable Debtor as of the Effective Date. Each executory contract and unexpired lease that is assumed under the Plan and relates to the use, ability to acquire or occupancy of real property will include (a) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as part of the Plan.

                  Pursuant to Section 3.3. of the Plan, the Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any executory contract or unexpired lease. Notwithstanding any other provision of the Plan, each of the Debtors retains the right, at any time prior to the Confirmation Hearing, to modify or supplement Plan Schedule 3.1 and Plan
Schedule 3.2, including, without limitation, the right to add any executory contract or unexpired lease to, or delete any executory contract or unexpired lease from, Plan Schedule 3.1 or Plan Schedule 3.2. The Debtors will promptly provide notice of any amendment, modification or supplement to Plan Schedules
3.1 and 3.2 to the Creditors' Committee, the DIP Lenders and the affected non-debtor party to the executory contract or unexpired lease. Listing an executory contract or unexpired lease on Plan Schedule 3.1 or Plan Schedule 3.2 does not constitute an admission by any of the Debtors or the Reorganized Debtors that such contract or lease (including any related agreements that may exist) is an executory contract or unexpired lease or that the applicable Debtor or Reorganized Debtor has any liability thereunder.

                  3. PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  Section 3.4. of the Plan provides that any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default will be satisfied by Cure in the amount, if any, set forth in Plan Schedule 3.2, or, in the event of an objection to such Cure amount, in the amount agreed between the parties or as ordered by the Bankruptcy Court. Objections, if any, to a Cure Amount set forth on Plan Schedule 3.2 will be filed by the non-debtor party to the unexpired lease or executory contract with the Bankruptcy Court on or before the Voting Deadline. If the non-debtor party to the unexpired lease or executory contract does not file an objection with the Bankruptcy Court to the amount of Cure set forth in Plan Schedule 3.2 on or before the Voting Deadline, or if notified of the assumption after the Voting Deadline, within ten days of such notice, such non-debtor party will be deemed to accept such Cure amount. In the event of a dispute regarding (a) the nature or the amount of any Cure, (b) the ability of the applicable Reorganized debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, such dispute will be determined by the Bankruptcy Court, or as the parties may otherwise agree. To the extent that the Debtor which is a party to the unexpired lease or executory contract is to be merged pursuant to Section 5.4. of the Plan, upon assumption as contemplated herein, the Reorganized Debtor that is the surviving entity after such merger will be the party to the unexpired lease or executory contract.


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

                  4.       POST-PETITION CONTRACTS AND LEASES

                  Pursuant to Section 3.5. of the Plan, all contracts, agreements and leases that were entered into by the Debtors or assumed by the Debtors after the Petition Date will be deemed assigned by the Debtors to the Reorganized Debtors on the Effective Date.

                  5.       REJECTION DAMAGES BAR DATE

                  Section 3.6. of the Plan provides that if the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and will not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors within 30 days after service of the earlier of (a) notice of the Confirmation Date or (b) other notice that the executory contract or unexpired lease has been rejected pursuant to an order of the Bankruptcy Court.

         G.       IMPLEMENTATION OF THE PLAN

                  1.       PRE-EFFECTIVE DATE MANAGEMENT AND OPERATION OF
                           DEBTORS

                  Pursuant to Section 5.1. of the Plan, after the Confirmation Date and until the Effective Date, the current directors and officers of each Debtor will continue to serve in such capacities, subject to such changes as may be determined by the Board of Directors of a Debtor in accordance with the current Bylaws and Certificate of Incorporation of such Debtor (or comparable organizational documents).

                  2.       POST-EFFECTIVE DATE COMMITTEE; DISSOLUTION OF
                           COMMITTEE

                  Pursuant to Section 5.2. of the Plan, the Creditors' Committee will continue to exist after the Confirmation Date until the Effective Date with the same power and authority, and the same ability to retain and compensate professionals, as it had prior to the Confirmation Date. On and as of the Effective Date, the Creditors' Committee will be reconstituted and will be comprised of no more than three (3) members of the Creditors' Committee (which may include EX OFFICIO members) prior to the Effective Date (the "POST-EFFECTIVE DATE COMMITTEE"). The members of the Creditors' Committee who are not members of the Post-Effective Date Committee will be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Cases. In the event of the death or resignation of any member of the Post-Effective Date Committee after the Effective Date, the remaining members of the Post-Effective Date Committee will have the right to designate a successor from among the holders of Allowed Class 3 Claims. If a Post-Effective Date Committee member assigns its Claim or releases the Debtors from payment of all or the balance of its Claim, such act will constitute a resignation from the Post-Effective Date Committee. Until a vacancy on the Post-Effective Date Committee is filled, the Post-Effective Date Committee will function in its reduced number. The


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

Reorganized Debtors will consult with the Post-Effective Date Committee on a regular basis concerning the Reorganized Debtors' investigation, prosecution and proposed settlement of Class 3 Claims and will provide written reports to the Post-Effective Date Committee on a monthly basis regarding the status of the Claims resolution process. The Reorganized Debtors will not settle or compromise any Class 3 Claim in excess of the Allowed amount of $25,000.00 without either the approval of the Post-Effective Date Committee (which will act by majority vote) or an order of the Bankruptcy Court. Subject to the approval of the Post-Effective Date Committee, the Reorganized Debtors may settle or compromise any Class 3 Claim in excess of the Allowed amount of $25,000.00 without an order of the Bankruptcy Court. The Reorganized Debtors may settle or compromise any Class 3 Claim for less than the Allowed amount of $25,000.00 and without an order of the Bankruptcy Court and without the approval of the Post-Effective Date Committee. The duties of the Post-Effective Date Committee will also include services related to any applications for allowance of compensation or reimbursement of expenses pending on the Effective Date or filed after the Effective Date (collectively, the "FILED FEE APPLICATIONS"). The Reorganized Debtors will pay (a) the reasonable expenses of the members of the Creditors' Committee between the Confirmation Date and the Effective Date and the Post-Effective Date Committee (the "POST-EFFECTIVE DATE COMMITTEE EXPENSES") and
(b) the fees of the professional persons employed by the Post-Effective Date Committee in connection with its duties and responsibilities as set forth in the Plan (the "POST-EFFECTIVE DATE COMMITTEE FEES") and the Post-Effective Date Committee will have the right to be heard on all issues relating to the Filed Fee Applications. The Post-Effective Date Committee Fees and the Post-Effective Date Committee Expenses will be paid within ten Business Days after submission of a detailed invoice to the Reorganized Debtors. If the Reorganized Debtors dispute the reasonableness of any such invoice, the Reorganized Debtors, the Post-Effective Date Committee or the affected professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of such invoice, and the disputed portion of such invoice will not be paid until the dispute is resolved. The undisputed portion of such fees and expenses will be paid as provided herein. The Post-Effective Date Committee will be dissolved and the members thereof will be released and discharged of and from further authority, duties, responsibilities and obligations relating to and arising from and in connection with the Cases on the later of (i) the Final Distribution Date and (ii) the date all services related to Filed Fee Applications are completed and the retention or employment of the Post-Effective Date Committee's attorneys, accountants and other agents, will terminate.


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

                  3.       MERGER OF CERTAIN DEBTORS

                  Pursuant to Section 5.4. of the Plan, effective as of the Effective Date but immediately prior to the discharge of the Debtors described in Section 8.2. of the Plan, each of Dairy Dell, Inc., Bradford Supermarkets, Inc., Abbott Realty Corporation and Big Bear Distribution Company will be merged with and into Penn Traffic and Penn Traffic will be the surviving corporation in such merger. Except as otherwise set forth in the Plan, or as modified by appropriate corporate action after the Effective Date, the corporate structure and equity ownership of the Debtors and their subsidiaries will be unchanged.

                  4.       AMENDED CERTIFICATES OF INCORPORATION AND AMENDED
                           BYLAWS

                  Pursuant to Section 5.5. of the Plan, as of the Effective Date, the certificates of incorporation and bylaws of each of the Debtors (or comparable organizational documents) will be amended as necessary to satisfy the provisions of the Plan and the Code, including, without limitation, the prohibition against the issuance of non-voting equity securities set forth in
Section 1123(a)(6) of the Code (respectively, the "AMENDED CERTIFICATES OF INCORPORATION" and the "AMENDED BYLAWS"). The forms of Amended Certificates of Incorporation and Amended Bylaws, to be filed on or before the Exhibit Filing Date as Exhibits 1 and 2 to the Plan, will become effective on the Effective Date. After the Effective Date, the Amended Certificates of Incorporation and Amended Bylaws will be subject to such further amendments or modifications as may be made by law, or pursuant to such Amended Certificates of Incorporation and Amended Bylaws.

                  5. POST-EFFECTIVE DATE MANAGEMENT AND OPERATION OF REORGANIZED DEBTORS

                  Pursuant to Section 5.6. of the Plan, as of the Effective Date, the directors and officers of each Debtor that is not a Reorganized Debtor will be terminated. The Debtors will file Plan Schedule 5.6 with the Bankruptcy Court on or before the Exhibit Filing Date setting forth the offices, the names and affiliations of, and the compensation proposed to be paid to, the individuals intended to serve as directors and officers of each Reorganized Debtor on and after the Effective Date. The initial board of directors of Reorganized Penn Traffic will consist of seven members, four of which will be selected by the Committee, two of which will be designated by the holders of a majority of the Senior Notes and one of which will be Robert J. Chapman. On and after the Effective Date, each Reorganized Debtor will be governed in accordance with the Amended Certificates of Incorporation and Amended Bylaws.

                  6. REPAYMENT OF DIP FACILITY/EXIT FINANCING/ SALE-LEASEBACK TRANSACTION

                  In order to consummate the Plan, the Reorganized Debtors anticipate entering into (a) a credit facility (the "EXIT CREDIT FACILITY") which will close on the Effective Date and (b) a sale-leaseback transaction with respect to five of its owned distribution centers which will close on the Effective Date, in order to obtain the working


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

capital and cash necessary to satisfy in full the Debtors' obligations under the DIP Facility, to make other payments required to be made under the Plan on the Effective Date and to fund their operations going forward. In the Confirmation Order, the Bankruptcy Court will (i) authorize the Debtors to take such actions and to perform such acts as may be necessary or appropriate in connection with the repayment and termination of the DIP Facility, including, without limitation, the cash collateralization or return of all letters of credit issued thereunder on the Effective Date and in a manner satisfactory to the Agent and the DIP Lenders and (ii) provide for the continuation of the liens and priorities granted to the Agent and the DIP Lenders under the DIP Facility and the DIP Approval Orders until the Effective Date.

                           (a)      EXIT FINANCING

                  The Exit Credit Facility is likely to be secured by all or substantially all of the assets and properties of the Reorganized Debtors which are not included in the sale-leaseback transactions discussed below, and may include both a revolving as well as a term facility. Negotiations with respect to such an Exit Credit Facility are on-going, and the Debtors intend to file with the Bankruptcy Court as Plan Schedule 5.7, a substantially final draft of a definitive loan agreement, or a commitment letter with respect thereto, no later than the Exhibit Filing Date. In the Confirmation Order, the Bankruptcy Court will approve the Exit Credit Facility in substantially the form filed with the Bankruptcy Court and authorize the Debtors to execute the same together with such other documents and instruments related thereto.

                  On or about January 18, 2005, the Bankruptcy Court entered an order approving the Debtors' entry into a commitment letter and related fee letter (the "COMMITMENT LETTERS"), with General Electric Capital Corporation ("GE CAPITAL") and Kimco Realty Corporation ("KIMCO"), as agents and lenders with respect to an exit financing facility including (i) a senior secured revolving credit facility in an amount not to exceed $145 million, (ii) a senior secured term loan in an amount not to exceed $6 million and (iii) a supplemental real estate facility in an amount not to exceed $28 million. Pursuant to the terms of the Commitment Letters, the Debtors made the following pre-closing payments and deposits to the Agents (the "FEES AND DEPOSITS"): (i) a revolver commitment fee in the amount of $300,000 payable to GE Capital; (ii) a term loan commitment fee in the amount of $20,000 payable to GE Capital; (iii) a supplemental real estate facility commitment fee in the amount of $100,000 payable to Kimco; and (iv) deposits (the "EXPENSE DEPOSITS") towards transaction expenses in the amount of $150,000 and $100,000 payable to GE Capital and Kimco, respectively. In addition, the Debtors have agreed to pay certain costs and expenses incurred by the Agents with respect to the proposed financing and to replenish the Expense Deposits from time to time in accordance with the terms of the Commitment Letters.

                           (b)      SALE-LEASEBACK TRANSACTION

                  In connection with Penn Traffic's exit from chapter 11, and as a condition to the effectiveness of the Plan, Penn Traffic will enter into a sale-leaseback transaction with respect to its distribution centers.

                  On December 22, 2004, Penn Traffic entered into an Agreement for Sale and Leaseback with Equity Industrial Partners Corp. pursuant to which Penn Traffic will sell five of its owned distribution centers located in New York and Pennsylvania to Equity Industrial Partners Corp. or its designee for a purchase price of thirty-seven million dollars ($37,000,000.00) and Equity Industrial Partners Corp. will lease back to Penn Traffic for an initial term of fifteen (15) years with four (4) consecutive five (5) year options to renew the lease (except that the lease term will end no later than the fourteenth (14th) anniversary of the expiration of the initial term with respect to the Pennsylvania distribution centers). The lease will be a net lease, with an initial base rent of $4,130,200.00 per year. A copy of the Agreement for Sale and Leaseback with Equity Industrial Partners, Corp. will be filed with the Bankruptcy Court as Plan Schedule 5.8 no later than the Exhibit Filing Date. In the Confirmation Order, the Bankruptcy Court will approve Penn Traffic's entry into the Agreement for Sale and Leaseback with Equity Industrial Partners, Corp. and authorize Penn Traffic to consummate the transactions contemplated therein.

                  7.       ISSUANCE OF NEW PENN TRAFFIC COMMON SHARES

                  Section 5.9. of the Plan provides that, on the Initial Distribution Date, each Interim Distribution Date and the Final Distribution Date, as applicable, Reorganized Penn Traffic will issue the New Penn Traffic Common Shares for distribution to holders of Allowed Claims in accordance with the Plan. The issuance of the New Penn Traffic Common Shares and the distribution thereof in accordance with the Plan will be exempt from registration under applicable securities laws (including without limitation, Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to Section 1145(a) of the Code, and may be sold without registration to the extent permitted under Section 1145 of the Code.

                  8.       MANAGEMENT STOCK INCENTIVE PROGRAM

                  Pursuant to Section 5.11. of the Plan, as soon as practicable after the Effective Date, the Management Stock Incentive Program will be adopted by the Board of Directors of Reorganized Penn Traffic. The Management Stock Incentive Program is a stock incentive plan pursuant to which, among other provisions, the Reorganized Debtors will reserve New Penn Traffic Common Shares for award to certain members of management of the Reorganized Debtors at such times and in a manner to be determined in the sole discretion of the Board of Directors of Reorganized Penn Traffic, such reserved shares to not exceed 10%, on a fully diluted basis, of the aggregate amount of New Penn Traffic Common Shares distributable under Section 6.2. of the Plan.

                  9.       CONTINUATION OF PENN TRAFFIC'S PENSION PLANS

                  Pursuant to Section 5.14. of the Plan, other than the Debtors' Cash Balance Pension Plan, termination of which is a condition precedent to the effectiveness of the Plan pursuant to Section 4.1.(v) thereof, the Reorganized Debtors will continue to sponsor, administer and maintain the Other Debtor Pension Plans upon the occurrence of


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

the Effective Date, including meeting the minimum funding standards under ERISA and the Internal Revenue Code, paying all PBGC insurance premiums, and administering and operating the Other Debtor Pension Plans in accordance with their terms and ERISA. Nothing in the Plan will be deemed to discharge, release, or relieve any Person, in any capacity, from any current or future liability, if any, for breaches of fiduciary duty under ERISA with respect to the Cash Balance Pension Plan and the Other Debtor Pension Plans, and PBGC and such Pension Plans will not be enjoined or precluded from enforcing such liability as a result of the Plan's provisions or confirmation. Notwithstanding the foregoing, after the Effective Date, the Reorganized Debtors will have the right and authority to terminate, amend or freeze the Other Debtor Pension Plans in accordance with their terms, ERISA and the Internal Revenue Code, and other applicable law.

                  10. EMPLOYMENT, RETIREMENT, AND INCENTIVE COMPENSATION PLANS AND PROGRAMS

                  Section 5.15. of the Plan provides that all employment and severance agreements and policies, and all employee compensation and benefit plans, policies, and programs of the Debtors applicable generally to its employees, including agreements and programs subject to Section 1114 of the Bankruptcy Code, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, life, accidental death, and dismemberment insurance plans, and workers' compensation programs, but not including the Other Debtor Pension Plans, will be deemed to be, and will be treated as though they are, executory contracts but only to the extent that rights under such agreements and programs are held by the Debtors or Persons who are the Reorganized Debtors' employees as of the Effective Date, and the Debtors' obligations under such agreements and programs to individuals who are employees of the Debtors on the Effective Date will survive the Effective Date of the Plan, without prejudice to the Reorganized Debtors' rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans deemed rejected pursuant to the Plan (to the extent such rejection does not violate Section 1114 of the Bankruptcy Code) and (ii) such executory contracts or plans as have previously been terminated, or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts, or programs.

                  11. POST-EFFECTIVE DATE TRADE LIEN PROGRAM; CREDITOR SUBORDINATION PROVISION

                  The Debtors are considering implementing a trade lien program for the benefit of certain vendors who provide inventory and other trade support on credit to the Reorganized Debtors from time to time on and after the Effective Date as well as to the holders of any Allowed Trade Lien Claims (the "POST-EFFECTIVE DATE TRADE LIEN PROGRAM"). The terms and conditions of such Post-Effective Date Trade Lien Program, if any, will be set forth on Plan
Schedule 5.17 to be filed with the Bankruptcy Court on or before the Exhibit Filing Date. Any Post-Effective Date Trade Lien granted in


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

connection with the Post-Effective Date Trade Lien Program and any obligations due and owing in respect thereof will be junior and subordinate in all respects to the Exit Financing Facility and any liens granted in connection therewith. In addition, except as otherwise provided in the Post-Effective Date Trade Lien Program and as more fully described therein, each Person entitled to receive a distribution under the Plan that becomes a creditor or equity security holder of the Debtors or Reorganized Debtors, will be deemed to contractually subordinate any present or future claim, right, or other interest it may have in and to property of the Reorganized Debtors, to claims of the vendors secured by any Post-Effective Date Trade Lien; PROVIDED, HOWEVER, that in no case will the lenders under the Exit Financing Facility be deemed subordinated in this regard. Such contractual subordination will terminate upon termination or expiration of any Post-Effective Date Trade Lien.

                  12.      EXEMPTION FROM CERTAIN TRANSFER AND OTHER TAXES.

                  Section 5.13 of the Plan provides that pursuant to Section 1146 of the Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust or other security interest, including with respect to the Exit Financing Facility, the Sale Leaseback Transaction and the Post-Effective Date Trade Lien Program and any documents relating to the Exit Financing Facility, the Sale Leaseback Transaction and the Post-Effective Date Trade Lien Program (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in the Plan and (d) the issuance, renewal, modification or securing of indebtedness by such means including with respect to the Exit Financing Facility, the Sale Leaseback Transaction and the Post-Effective Date Trade Lien Program and any documents relating to the Exit Financing Facility, the Sale Leaseback Transaction and the Post-Effective Date Trade Lien Program, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, the Exit Financing Facility, the Sale Leaseback Transaction and the Post-Effective Date Trade Lien Program and any documents relating to the Exit Financing Facility, the Sale Leaseback Transaction and the Post-Effective Date Trade Lien Program, will not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded will, pursuant to the Confirmation Order, be ordered and directed to accept any such instruments or documents without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

                  13.      THE PENN TRAFFIC CREDITOR TRUST14.

                  Pursuant to Section 7.3. of the Plan, without any further action of the directors or shareholders of the Debtors, on the Effective Date, the Trust Agreement, substantially in the form of Exhibit 3 to the Plan, will become effective. The Trustee will accept the Penn Traffic Creditor Trust and sign the Trust Agreement on the Effective Date and the Penn Traffic Creditor Trust will then be deemed created and effective.

                  Interests in the Penn Traffic Creditor Trust will be uncertificated and will be non- transferable except upon death of the interest holder or by operation of law. Holders of interests in the Penn Traffic Creditor Trust will have no voting rights with respect to such interests. Unless the Trustee asserts an insurance claim in writing, or commences an action or a proceeding asserting a Trust Claim, within three (3) years from the Effective Date, in which case the Trust will continue until such claim is resolved or such action or proceeding is concluded, the Penn Traffic Creditor Trust will have a term of three (3) years from the Effective Date, without prejudice to the rights of the Trust Advisory Board to seek Bankruptcy Court approval to extend such term conditioned upon the Penn Traffic Creditor Trust's not then becoming subject to the Exchange Act (the "TRUST TERM"). The terms of the Trust may be amended by the Trustee or the Reorganized Debtors to the extent necessary to ensure that the Trust will not become subject to the Exchange Act.

                  The Trustee will have full authority to take any steps necessary to administer the Trust Agreement, including, without limitation, the duty and obligation to liquidate Trust Assets, to make distributions therefrom in accordance with the provisions of the Plan and, if authorized by majority vote of those members of the Trust Advisory Board authorized to vote, to pursue and settle any Trust Claims. Upon such assignment, the Trustee, on behalf of the Penn Traffic Creditor Trust, will assume and be responsible for any responsibilities, duties, and obligations of the Debtors with respect to the subject matter of the assignments, and the Debtors, the Disbursing Agent, and the Reorganized Debtors will have no further rights or obligations with respect thereto.

                  All costs and expenses associated with the administration of the Penn Traffic Creditor Trust, including those rights, obligations and duties described in the Plan, will be the responsibility of and paid by the Penn Traffic Creditor Trust. Notwithstanding the preceding sentence, the Reorganized Debtors will contribute the following to the Penn Traffic Creditor Trust to be utilized to pay the costs and expenses associated with the administration of the Penn Traffic Creditor Trust (the "FUNDING CONTRIBUTIONS"): (i) $300,000.00 on the Effective Date and (ii) four (4) quarterly installments in the amount of $50,000.00 each to be paid by the Reorganized Debtors to the Penn Traffic Creditor Trust beginning on the three (3) month anniversary of the Effective Date ((i) and (ii) above, collectively, the "INITIAL INSTALLMENTS"). If the Reorganized Debtors fail to pay any of the Initial Installments within five (5) business days after written notice of the Trust to the Reorganized Debtors, all remaining Initial Installments will become immediately due and payable to the Penn Traffic Creditor Trust. The Trustee will have the right to seek an order of the Bankruptcy Court requiring


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

the Reorganized Debtors to make additional Funding Contributions in excess of the foregoing Initial Installments at any time during the Trust Term in the maximum aggregate amount of $500,000.00 in excess of the Initial Installments. As of the termination of the Penn Traffic Creditor Trust, any unused Funding Contributions will be disposed of at the discretion of the Trustee, as authorized by the Trust Advisory Board, by majority vote.

                  The Trustee may retain such law firms, accounting firms, experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as it may deem necessary (collectively, the "TRUSTEE PROFESSIONALS"), in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of the Plan including, without limitation, the liquidation and distribution of Trust Assets.

                  For federal income tax purposes, it is intended that the Penn Traffic Creditor Trust be classified as a liquidating trust under Section
301.7701 4 of the Procedure and Administration Regulations and as a grantor trust subject to the provisions of Subchapter J, Subpart E of the Internal Revenue Code of 1986, as amended, that is owned by its beneficiaries as grantors. Accordingly, for federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in the Trust Assets and then contributed such interests to the Penn Traffic Creditor Trust.

                  The Trustee will be responsible for filing all federal, state and local tax returns for the Penn Traffic Creditor Trust if necessary.

                  Additionally, pursuant to Section 7.4. of the Plan, a Trust Advisory Board will be established. The Trust Advisory Board will be comprised of three (3) members which will be designated by the Creditors' Committee. The Creditors' Committee will give the Debtors written notice of the identities of such members and file such notice with the Bankruptcy Court on a date that is not less than ten (10) days prior to the Confirmation Hearing; PROVIDED, HOWEVER, that if the Creditors' Committee fails to file and give such notice, Penn Traffic will designate the members of the Trust Advisory Board by announcing their identities at the Confirmation Hearing. The Trustee will consult regularly with the Trust Advisory Board when carrying out the purpose and intent of the Penn Traffic Creditor Trust. Members of the Trust Advisory Board will be entitled to reimbursement of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Trust Advisory Board, which will be payable by the Penn Traffic Creditor Trust.

                  In the case of an inability or unwillingness of any member of the Trust Advisory Board to serve, such member may be replaced by designation of the remaining members of the Trust Advisory Board. If any position on the Trust Advisory Board remains vacant for more than thirty (30) days, such vacancy will be filled within fifteen (15) days thereafter by the designation of the Trustee without the requirement of a vote by the other members of the Trust Advisory Board until a vacancy on the Trust Advisory Board is filled, the Trust Advisory Board will function in its reduced number.


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

                  Upon the certification by the Trustee that all Trust Assets have been distributed, abandoned or otherwise disposed of, the members of the Trust Advisory Board will resign their positions, whereupon they will be discharged from further duties and responsibilities.

                  The Trust Advisory Board will, by majority vote, approve all settlements of Trust Claims which the Trustee or any member of the Trust Advisory Board may propose, PROVIDED, HOWEVER, that (i) no member of the Trust Advisory Board may cast a vote with respect to any Trust Claim to which it is a party; and (ii) the Trustee may seek Bankruptcy Court approval of a settlement of a Trust Claim if the Trust Advisory Board fails to act on a proposed settlement of such Trust Claim within thirty (30) days of receiving notice of such proposed settlement by the Trustee or as otherwise determined by the Trustee.

                  The Trust Advisory Board may, by majority vote, authorize the Trustee to invest the corpus of the Trust in prudent investments other than those described in Section 345 of the Bankruptcy Code.

                  The Trust Advisory Board may remove the Trustee in its discretion. In the event the requisite approval is not obtained, the Trustee may be removed by the Bankruptcy Court for cause shown. In the event of the resignation or removal of the Trustee, the Trust Advisory Board will, by majority vote, designate a person to serve as successor Trustee. The successor Trustee will file an affidavit demonstrating that such Person is disinterested as defined by Section 101(14) of the Bankruptcy Code.

                  Notwithstanding anything to the contrary in the Plan, neither the Trust Advisory Board nor any of its members, designees, counsel, financial advisors or any duly designated agent or representatives of any such party will be liable for the act, default or misconduct of any other member of the Trust Advisory Board, nor will any member be liable for anything other than such member's own gross negligence or willful misconduct. The Trust Advisory Board may, in connection with the performance of its duties, and in its sole and absolute discretion, consult with its counsel, accountants or other professionals, and will not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions. If the Trust Advisory Board determines not to consult with its counsel, accountants or other professionals, it will not be deemed to impose any liability on the Trust Advisory Board, or its members and/or designees.

                  The Trust Advisory Board will govern its proceedings through the adoption of bylaws, which the Trust Advisory Board will adopt by majority vote. No provision of such bylaws will supersede any express provision of the Plan or the Trust Agreement.

                  Pursuant to Section 7.5. of the Plan, pro-rata distributions of the Trust Recoveries to holders of Allowed Unsecured Claims in accordance with their interests in the Penn Traffic Creditor Trust as set forth in the Plan may be made at least semi-annually beginning with a calendar quarter that is not later than the end of the second


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

calendar quarter after the Effective Date; PROVIDED, HOWEVER, that the Trustee will not be required to make any such semiannual distribution in the event that the aggregate proceeds and income available for distribution to such Claimholders is not sufficient, in the Trustee's discretion (after consultation with the Trust Advisory Board) to economically distribute monies, and in any case, in connection with any interim (as opposed to final) distribution, the Trustee will retain at least the amount of funds paid to the Penn Traffic Creditor Trust pursuant to Section 7.3.(D) of the Plan. The Trustee will make diligent and continuing efforts to prosecute or settle the Trust Claims, make timely distributions, and not unduly prolong the duration of the Penn Traffic Creditor Trust. For the purpose of calculating the amount of the Trust Recoveries to be distributed to holders of Allowed Class 3 Claims, all Disputed Claims in Class 3 will be treated as though such claims will be Allowed Claims in the Face Amount of such claims on the relevant distribution date.

         H.       Distributions Under the Plan

                  1.       DISTRIBUTIONS

                           (a)      DISBURSING AGENT. All distributions under
the Plan will be made by the Reorganized Debtors or the Disbursing Agent or such other entity as may be designated by the Reorganized Debtors as a Disbursing Agent in consultation with the Post-Effective Date Committee, including the Senior Note Trustee. No Disbursing Agent, including the Senior Note Trustee, will be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that the Disbursing Agent or the Senior Note Trustee is so otherwise ordered, all cost and expenses of procuring any such bond or surety will be borne by the Reorganized Debtors. The amount of any reasonable fees and expenses incurred by the Disbursing Agent and the Senior Note Trustee on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent and the Senior Note Trustee in making distributions under the Plan will be paid in Cash by the Reorganized Debtors.

                           (b)      CASH DISTRIBUTIONS. Except as otherwise
provided in the Plan, all distributions to be made to the holders of Allowed Claims in Cash under the Plan will be made on or as soon as practicable after the Initial Distribution Date.

                           (c)      DISTRIBUTIONS TO HOLDERS OF ALLOWED CLASS 3
CLAIMS. Section 6.2. of the Plan provides that as soon as practicable on or after the Effective Date, Reorganized Penn Traffic will issue New Penn Traffic Common Shares, and will make available to the Disbursing Agent New Penn Traffic Common Shares, in a number sufficient to make distributions on behalf of the Debtors to holders of Allowed Class 3 Claims in accordance with Sections 2.8.(C) and 6.2.(C) and (F) of the Plan. Section 6.2. of the Plan also provides that, on any Interim Distribution Date and on the Final Distribution Date, as applicable, Reorganized Penn Traffic will issue New Penn Traffic Common Shares, and make available to the Disbursing Agent New Penn Traffic Common Shares, in a number sufficient to make distributions on behalf of the Debtors to


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

holders of Allowed Class 3 Claims in accordance with Sections 2.8.(C), 6.2.(D),
(E) and (F) of the Plan. The Disbursing Agent will make distributions of New Penn Traffic Common Shares to holders of Allowed Class 3 Claims as follows:

                                    (i)      As soon as practicable after the
                  Effective Date, Reorganized Penn Traffic will cause the Disbursing Agent to send a notice and a transmittal form (which will specify that delivery will be effected and risk of loss and title to the Senior Notes will pass, except to the extent that the Senior Notes held by holders are evidenced by electronic entry, only upon delivery of the Senior Notes to the Senior Note Trustee, and will be in such form and have such other reasonable provisions as Reorganized Penn Traffic and the Senior Note Trustee may reasonably specify) to each holder of record of a Senior Note as of the Distribution Record Date advising such holder of the effectiveness of the Plan and the procedure for surrendering to the Senior Note Trustee such Senior Note in exchange for the New Penn Traffic Common Shares issuable to it pursuant to Section 2.8.(C) of the Plan.

                                    At the close of business on the Distribution
                  Record Date, the transfer ledgers in respect of the Senior Notes will be closed, and there will be no further changes in the record holders of the Senior Notes. The Reorganized Debtors, the Disbursing Agent and the Senior Note Trustee will have no obligation to recognize any transfer of Senior Notes occurring after the Distribution Record Date. The Reorganized Debtors, the Disbursing Agent and the Senior Note Trustee will be entitled instead to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

                                    (ii)     If a holder of a Senior Note is
                  unable to surrender a Senior Note because it has been destroyed, lost or stolen, such holder may receive a distribution with respect to such Senior Note upon request to the Senior Note Trustee in an acceptable form with: (i) proof of such holder's title to such Senior Note; (ii) proof of the destruction or theft of such Senior Note, or an affidavit to the effect that the same has been lost and after diligent search cannot be found; and (iii) such indemnification as may reasonably be required by the Reorganized Debtors and the Senior Note Trustee to indemnify the Reorganized Debtors, the Disbursing Agent, the Senior Note Trustee, and all other persons deemed appropriate by the Senior Note Trustee and the Reorganized Debtors against any loss, action, suit or other claim whatsoever that may be made as a result of such holder's receipt of a distribution on account of such Senior Note under the Plan. Any holder that fails to comply with Section 6.2.(A) of the Plan before the first anniversary of the Effective Date will be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan.


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

                                    (iii)    As soon as practicable after the
                  Effective Date, Reorganized Penn Traffic will cause the Disbursing Agent to send a notice to each holder of an Allowed Class 3 Claim and each holder of an Allowed Class 4 Claim advising such holder of the effectiveness of the Plan and requesting the completion and return of the Taxpayer Identification Request Form. The Class 3 or Class 4 distribution of any holder of an Allowed Class 3 Claim or an Allowed Class 4 Claim, as the case may be, who fails to return the Taxpayer Identification Request Form within 120 days following the mailing by the Disbursing Agent of the Taxpayer Identification Request Form will be automatically deemed Unclaimed Property pursuant to Section 6.3.(H) of the Plan at the expiration of such 120 day period without further order of the Bankruptcy Court.

                                    (iv)     Subject to Section 6.2.(B) of the
                  Plan, on the Initial Distribution Date, the Disbursing Agent will make a PRO RATA distribution (determined in accordance with Section 6.2.(F) of the Plan) of the New Penn Traffic Common Shares allocable to Allowed Claims held by holders of Class 3 Claims as of the Distribution Record Date. Distributions of the New Penn Traffic Common Shares on account of the Senior Note Allowed Claim will be made to the Senior Note Trustee. The Senior Note Trustee will, in turn, as soon as is practicable, make distributions to the holders of the Senior Notes pursuant to the terms of the Senior Note Indenture and the Plan so long as the holders are in compliance with Sections 6.2.(A) and (B) of the Plan.

                                    (v)      Subject to Sections 6.2.(A) and (B)
                  of the Plan, on any Interim Distribution Date, the Disbursing Agent will make PRO RATA distributions (determined in accordance with Section 6.2.(F) of the Plan) of New Penn Traffic Common Shares to holders of Allowed Class 3 Claims pursuant to and consistent with resolutions of Disputed Claims since the Initial Distribution Date, or the previous Interim Distribution Date, as the case may be.

                                    (vi)     Subject to Sections 6.2.(A) and (B)
                  of the Plan, on the Final Distribution Date, the Disbursing Agent will make a PRO RATA distribution (determined in accordance with Section 6.2.(F) of the Plan) of New Penn Traffic Common Shares to holders of Allowed Class 3 Claims pursuant to and consistent with resolutions of Disputed Claims since the Initial Distribution Date (if there have been no distributions since the Initial Distribution Date), or the previous Interim Distribution Date, as the case may be.

                                    (vii)    As provided in Section 6.2.(F) of
                  the Plan, the PRO RATA share of New Penn Traffic Common Shares distributable to any holder of an Allowed Class 3 Claim under
                  Section 6.2.(C), 6.2.(D) or 6.2.(E) of the Plan will equal (i) 10,000,000 multiplied by (ii) a fraction,


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

                  the numerator of which is equal to such holder's Allowed Class 3 Claims as of the relevant distribution date under Section 6.2.(C), 6.2.(D) or 6.2.(E) of the Plan, as applicable, and the denominator of which is equal to 110% of the total amount of Allowed Class 3 Claims as of the Initial Distribution Date; PROVIDED, that for purposes of calculating such denominator, all Disputed Claims in Class 3 as of the Initial Distribution Date will be treated as though such Claims were Allowed Claims in the Face Amount of such Claims as of the Distribution Record Date, regardless of whether such Claims are subsequently disallowed in whole or in part.

                  As described in Section 2.8.(C) of the Plan, each holder of an Allowed Unsecured Claim will receive its PRO RATA share of 100% of the New Penn Traffic Common Shares (subject to dilution and adjustments as described in such Section). As described in Section 6.2. of the Plan, distributions of those New Penn Traffic Common Shares will be made on the Initial Distribution Date, any Interim Distribution Date and on the Final Distribution Date. As a result, the PRO RATA share of New Penn Traffic Common Shares distributed to any holder of an Allowed Class 3 Claim that receives New Penn Traffic Common Shares distributed on the Initial Distribution Date or on any Interim Distribution Date will be subject to dilution as a result of the distribution of additional New Penn Traffic Common Shares on a subsequent Distribution Date.

                  The following are examples illustrating the distribution formula set forth in Sections 6.2.(C), 6.2(D), 6.2(E) and (F) of the Plan. The examples also illustrate how the distribution of additional New Penn Traffic Common Shares would result in dilution of an Allowed Class 3 Claimholder's interest in Reorganized Penn Traffic:

                  Assumptions:

                  o        Assume Creditor A has a $35,000,000 Allowed Class 3
                           Claim.

                  o Assume 110% of the total amount of Allowed Class 3 Claims as of the Initial Distribution Date aggregates $350,000,000.(11)


---------------------------
(11) As provided in Section 6.2.(F) of the Plan, for purposes of calculating the total amount of Allowed Class 3 Claims, all Disputed Claims in Class 3 as of the Initial Distribution Date will be treated as though such Claims were Allowed Claims in the Face Amount of such Claims as of the Distribution Record Date, regardless of whether such Claims are subsequently disallowed in whole or in part.

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

EXAMPLE #1:

--------------------------------------------------------------------------------
     o     Assuming only $280,000,000 of Class 3 Claims are ACTUALLY Allowed as of the Initial Distribution Date, only 8,000,000 New Penn
           Traffic Common Shares would be issued based on the Section
           6.2.(F) formula, as follows:
--------------------------------------------------------------------------------
           10,000,000 shares(12) x        $280,000,000     = 8,000,000 shares
                                          ------------       outstanding
                                          $350,000,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     o Under Example #1, Creditor A would get 1,000,000 New Penn Traffic Common Shares based on the Section 6.2.(F) formula, as follows:
--------------------------------------------------------------------------------
              10,000,000 shares x         $ 35,000,000     = 1,000,000 shares
                                          ------------
                                          $350,000,000
--------------------------------------------------------------------------------
           Creditor A has a 12.5% interest in the Company (1,000,000 of the 8,000,000 issued shares).
--------------------------------------------------------------------------------



EXAMPLE #2:

--------------------------------------------------------------------------------
     o Assuming an additional $17,500,000 of claims are Allowed as of an Interim Distribution Date, Creditor A's percentage interest in Reorganized Penn Traffic would be reduced to 11.76% as a result of the issuance of additional shares, as follows:
--------------------------------------------------------------------------------
              10,000,000 shares x         $297,500,000      = 8,500,000 shares
                                          ------------        outstanding
                                          $350,000,000
--------------------------------------------------------------------------------
           Under Example #2, Creditor A has a 11.76% interest in Reorganized Penn Traffic (1,000,000 out of the 8,500,000 issued shares).
--------------------------------------------------------------------------------

-------------------
(12) The Section 6.2.(F) formula assumes that an aggregate of 10,000,000 New Penn Traffic Common Shares will be issued, which would be the case if approximately 110% of the total amount of Class 3 Claims were Allowed Claims, calculated in accordance with footnote 1.

EXAMPLE #3:

--------------------------------------------------------------------------------
    o Assuming an additional $52,500,000 of claims are Allowed as of the Final Distribution Date, Creditor A's percentage interest in Reorganized Penn Traffic would be reduced to 10% as a result of the issuance of additional shares, which is what Creditor A would have had if all $350,000,000 in claims had been Allowed as of the Initial Distribution Date:
--------------------------------------------------------------------------------
              10,000,000 shares x        $350,000,000     = 10,000,000 shares
                                         ------------       outstanding
                                         $350,000,000
--------------------------------------------------------------------------------
           Under Example #3, Creditor A has a 10% interest in Reorganized
           Penn Traffic (1,000,000 out of the 10,000,000 shares outstanding).
--------------------------------------------------------------------------------


EXAMPLE #4:

--------------------------------------------------------------------------------

    o      Alternatively, assuming only an additional $35,000,000 of claims are Allowed as of the Final Distribution Date, Creditor A's percentage interest in Reorganized Penn Traffic would be reduced to 10.53% as a result of the issuance of additional shares, which is what Creditor A would have had if only $332,500,000 of claims were actually Allowed as of the Initial Distribution Date:
--------------------------------------------------------------------------------
              10,000,000 shares x        $332,500,000     = 9,500,000 shares
                                         ------------       outstanding
                                         $350,000,000
--------------------------------------------------------------------------------
           Under Example #4, Creditor A has an 10.53% interest in the Company (1,000,000 out of the 9,500,000 shares outstanding).
--------------------------------------------------------------------------------


                           (d)      FRACTIONAL INTERESTS. Section 6.3.(A) of the
Plan provides that notwithstanding any other provision of the Plan, only whole numbers of shares of New Penn Traffic Common Shares will be issued. When any distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Penn Traffic Common Shares that are not a whole number, the actual distribution of such Shares will be rounded to the next higher or lower whole number of Shares as follows: (i) fractions equal to or greater than 1/2 will be rounded to the next higher whole number; and (ii) fractions less than 1/2 will be rounded to the next lower number. No consideration will be provided in lieu of fractional shares that are rounded down.

                           (e)      DISPUTED CLAIMS AND PAYMENTS. Pursuant to
Section 6.3.(D) of the Plan, notwithstanding anything to the contrary in the Plan, if any portion of a Claim is a Disputed Claim, no payment or distribution provided in the Plan will be made on account of the portion of such Claim that is a Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim. However, payment or distribution provided in the Plan will be made on account of the portion of such Claim that is an Allowed Claim. No Claim will be allowed under the Plan or otherwise to the extent that it is for post-petition fees or interest.

                  If any dispute arises as to the identity of the holder of an Allowed Claim entitled to receive any distribution under the Plan, then pursuant to Section 6.3.(E) of the Plan, the Reorganized Debtors may retain such distribution until its disposition is determined by a Final Order or written agreement among the interested parties to such dispute.

                           (f)      DELIVERY OF DISTRIBUTIONS. Section 6.3.(F)
of the Plan provides that, subject to Bankruptcy Rule 9010 and Sections 6.2.(A) and (B) of the Plan, all distributions to any holder of an Allowed Claim, except the holder of a Senior Note Allowed Claim, will be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents, unless the Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. All distributions to any holder of a Senior Note Allowed Claim will be made to the Senior Note Trustee. Section 6.3.(F) also provides that, in the event that any distribution to any holder is returned as undeliverable, no further distributions will be made in respect of such Claim unless and until the Disbursing Agent or the Senior Note Trustee is notified in writing of such Claim holder's then current address, at which time such distribution will be made to such holder without interest; provided that such distributions will be deemed Unclaimed Property at the expiration of one hundred twenty (120) days after the distribution date applicable to such distribution.

                           (g)      UNCLAIMED PROPERTY. Pursuant to Section
6.3.(H) of the Plan, if there is a distribution on account of an Allowed Class 3 Claim or Allowed Class 4 Claim under the Plan and such distribution remains unclaimed by the holder of such Allowed Class 3 Claim or Allowed Class 4 Claim for one hundred twenty (120) days, the holder of such Allowed Claim will cease to be entitled to such distribution and the distribution will revert to Reorganized Penn Traffic.

         I.       PROCEDURE FOR DETERMINATION OF CLAIMS AND INTERESTS

                  1.       BAR DATE FOR CERTAIN ADMINISTRATIVE CLAIMS

                  Pursuant to Section 6.4.(A) of the Plan, all applications for final compensation of Case Professionals and on account of services rendered prior to the Effective Date, and all other requests for payment of Administrative Claims (except for ordinary course trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) will be served on the Reorganized Debtors and Post-Effective Date Committee in accordance with Section 9.10. of the Plan and filed with the Bankruptcy Court, no later than 25 days after the Effective Date. Any such claim that is not served and filed within this time period will be forever barred. Objections to any such application must be filed within 15 days after receipt thereof.

                  2.       OBJECTIONS TO CLAIMS

                  Section 6.4.(B) of the Plan provides that objections to any Claim filed by any party other than the Debtors (other than Administrative Claims governed by Section 6.4.(B) of the Plan) must be filed no later than twenty (20) days before the Effective Date; PROVIDED, HOWEVER, that the Reorganized Debtors, and only the Reorganized Debtors, may file objections to Claims, subsequent to the Effective Date, through and including 60 days after the Effective Date. In accordance with Section 6.5.(D) of the Plan, payment or distribution will be made on account of all or any portion of such Claim that is an Allowed Claim. To the extent any property is distributed to an entity on account of a Claim that is not an Allowed Claim, such property will be held in trust for and will promptly be returned to the Reorganized Debtors. On and after the Effective Date, the Reorganized Debtors will have authority to continue to prosecute, settle or withdraw objections to Claims and will be entitled to compromise or settle any Disputed Claim in accordance with Section 5.2. of the Plan.

         J.       EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

                  1.       REVESTING OF ASSETS

                  Pursuant to Section 8.1. of the Plan and except as otherwise provided in the Plan, on the Effective Date, all property of the Estate, to the full extent of Section 541 of the Code, and any and all other rights and assets of the Debtors of every kind and nature will revest in the Reorganized Debtors free and clear of all Liens, Claims and Interests other than (i) those Liens, Claims and Interests retained or created pursuant to the Plan or any document entered into in connection with the transactions described in the Plan, (ii) Liens that have arisen subsequent to the Petition Date on account of taxes that arose subsequent to the Petition Date, and (iii) Trust Assets, which will be transferred to the Penn Traffic Creditor Trust pursuant to Article VII. of the Plan.

                  2.       DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS

                  Section 8.2. of the Plan provides that as of the Effective Date, except as provided in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests, including any interest accrued on Claims from and after the Petition Date. Except as otherwise provided in the Plan or the Confirmation Order, Confirmation will, as of the Effective Date: (i) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Code, whether or not (x) a proof of claim based on such debt is filed or deemed filed pursuant to Section 501 of the Code, (y) a Claim based on such debt is Allowed pursuant to Section 502 of the Code, or (z) the holder of a Claim based on such debt has accepted the Plan; and (ii) satisfy, terminate or cancel all Interests and other rights of equity security holders in the Debtors.

                  As of the Effective Date, except as provided in the Plan, including Section 5.14. of the Plan, or the Confirmation Order, all Persons will be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan, including Section 5.14. of the Plan, or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and satisfaction, termination or cancellation of all Interests and other rights of equity security holders in the Debtors, pursuant to Sections 524 and 1141 of the Code, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

                  3.       INJUNCTIONS

                  PURSUANT TO SECTION 8.3. OF THE PLAN, EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, INCLUDING SECTION 5.14. OF THE PLAN, OR THE CONFIRMATION ORDER, AS OF THE EFFECTIVE DATE, ALL PERSONS THAT HAVE HELD, CURRENTLY HOLD OR MAY HOLD A CLAIM OR OTHER DEBT OR LIABILITY THAT IS DISCHARGED OR AN INTEREST OR OTHER RIGHT OF AN EQUITY SECURITY HOLDER THAT IS TERMINATED PURSUANT TO THE TERMS OF THE PLAN ARE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS ON ACCOUNT OF ANY SUCH DISCHARGED CLAIMS, DEBTS OR LIABILITIES OR TERMINATED INTERESTS OR RIGHTS: (I) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING AGAINST THE DEBTORS OR THE REORGANIZED DEBTORS OR THEIR RESPECTIVE PROPERTY; (II) ENFORCING, ATTACHING, COLLECTING OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST THE DEBTORS OR THE REORGANIZED DEBTORS OR THEIR RESPECTIVE PROPERTY; (III) CREATING, PERFECTING OR ENFORCING ANY LIEN OR ENCUMBRANCE AGAINST THE DEBTORS OR THE REORGANIZED DEBTORS OR THEIR RESPECTIVE PROPERTY; (IV) ASSERTING A SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO THE DEBTORS OR THE REORGANIZED DEBTORS OR THEIR RESPECTIVE PROPERTY; AND (V) COMMENCING OR CONTINUING ANY ACTION, IN ANY MANNER, IN ANY PLACE THAT DOES NOT COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN.

                  ADDITIONALLY, EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, INCLUDING SECTION 5.14. OF THE PLAN, AS OF THE EFFECTIVE DATE, ALL PERSONS THAT HAVE HELD, CURRENTLY HOLD OR MAY HOLD A CLAIM, DEMAND, DEBT, RIGHT, CAUSE OF ACTION OR LIABILITY THAT IS RELEASED PURSUANT TO THE PLAN ARE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS ON ACCOUNT OF SUCH RELEASED CLAIMS, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES: (I) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING; (II) ENFORCING, ATTACHING, COLLECTING OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE OR ORDER; (III) CREATING, PERFECTING OR ENFORCING

ANY LIEN OR ENCUMBRANCE; (IV) ASSERTING A SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO ANY RELEASED ENTITY; AND (V) COMMENCING OR CONTINUING ANY ACTION, IN ANY MANNER, IN ANY PLACE THAT DOES NOT COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN.

                  IN EXCHANGE FOR THE DISTRIBUTIONS PURSUANT TO THE PLAN, EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, INCLUDING SECTION 5.14. OF THE PLAN, EACH HOLDER OF AN ALLOWED CLAIM RECEIVING SUCH DISTRIBUTION PURSUANT TO THE PLAN WILL BE DEEMED TO HAVE SPECIFICALLY CONSENTED TO THE INJUNCTIONS SET FORTH IN SECTION
8.3. OF THE PLAN.

                  4.       LIMITATION OF LIABILITY

                  PURSUANT TO SECTION 8.4. OF THE PLAN, SUBJECT IN ALL RESPECTS TO SECTION 8.7. OF THE PLAN, NONE OF THE DEBTORS, THE REORGANIZED DEBTORS, THE CREDITORS' COMMITTEE, THE POST-EFFECTIVE DATE COMMITTEE, THE TRUST ADVISORY BOARD, THE PRE-PETITION SECURED LENDERS, THE DIP LENDERS, THE SENIOR NOTE TRUSTEE, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS, ATTORNEYS, INVESTMENT BANKERS, RESTRUCTURING CONSULTANTS AND FINANCIAL ADVISORS, NOR ANY OTHER PROFESSIONAL PERSONS EMPLOYED BY ANY OF THEM (COLLECTIVELY, THE "EXCULPATED PERSONS"), WILL HAVE OR INCUR ANY LIABILITY TO ANY PERSON FOR ANY ACT TAKEN OR OMISSION FROM AND AFTER THE PETITION DATE IN CONNECTION WITH, RELATING TO OR ARISING OUT OF THE CASES, THE MANAGEMENT AND OPERATION OF THE DEBTORS, THE FORMULATION, NEGOTIATION, IMPLEMENTATION, CONFIRMATION OR CONSUMMATION OF THE PLAN, THE FIRST AMENDED DISCLOSURE STATEMENT OR ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED IN CONNECTION WITH THE PLAN. THE EXCULPATED PERSONS WILL HAVE NO LIABILITY TO ANY DEBTOR, HOLDER OF A CLAIM, HOLDER OF AN INTEREST, OTHER PARTY IN INTEREST IN THE CASES OR ANY OTHER PERSON FOR ACTIONS TAKEN OR NOT TAKEN IN CONNECTION WITH, RELATING TO OR ARISING OUT OF THE CASES, THE MANAGEMENT AND OPERATION OF THE DEBTORS, THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, INCLUDING, WITHOUT LIMITATION, FAILURE TO OBTAIN CONFIRMATION OF THE PLAN OR TO SATISFY ANY CONDITION OR CONDITIONS, OR REFUSAL TO WAIVE ANY CONDITION OR CONDITIONS, TO THE OCCURRENCE OF THE EFFECTIVE DATE, AND IN ALL RESPECTS SUCH EXCULPATED PERSONS WILL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES IN THE CASES, THE MANAGEMENT AND OPERATION OF THE DEBTORS AND UNDER THE PLAN. NOTHING IN THIS PARAGRAPH WILL EXCULPATE, DISCHARGE, RELEASE OR RELIEVE ANY PERSON IN A MANNER CONTRARY TO THE LANGUAGE OF SECTION 5.14. OF THE PLAN.

                  5.       RELEASES

                  PURSUANT TO SECTION 8.5.(A) OF THE PLAN, SUBJECT IN ALL RESPECTS TO SECTION 8.7. OF THE PLAN, ON THE EFFECTIVE DATE, THE DEBTORS AND THE REORGANIZED DEBTORS ON THEIR OWN BEHALF AND AS REPRESENTATIVES OF THE ESTATES, RELEASE UNCONDITIONALLY, AND ARE DEEMED TO RELEASE UNCONDITIONALLY, (I) EACH OF THE DEBTORS' OFFICERS AND DIRECTORS WHO SERVED AT ANY TIME DURING THE CASES,
(II) ANY PERSON THAT ELECTED SUCH DIRECTORS TO THE EXTENT OF ALLEGED LIABILITY FOR ACTIONS OR INACTIONS OF SUCH DIRECTORS, (III) THE MEMBERS OF THE CREDITORS' COMMITTEE, (IV) THE DIP LENDERS, (V) THE PRE-PETITION SECURED LENDERS, (VI) THE SENIOR NOTE TRUSTEE, AND (VII) THE

ATTORNEYS, INVESTMENT BANKERS, RESTRUCTURING CONSULTANTS AND FINANCIAL ADVISORS OF THE FOREGOING, INCLUDING THE DEBTORS AND THE REORGANIZED DEBTORS, FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THOSE ARISING UNDER THE CODE), WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR AFTER THE PETITION DATE THROUGH AND INCLUDING THE EFFECTIVE DATE IN CONNECTION WITH, RELATING TO OR ARISING OUT OF THE CASES, THE MANAGEMENT AND OPERATION OF THE DEBTORS, THE FORMULATION, NEGOTIATION, IMPLEMENTATION, CONFIRMATION OR CONSUMMATION OF THE PLAN, THE FIRST AMENDED DISCLOSURE STATEMENT OR ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED IN CONNECTION WITH THE PLAN; PROVIDED, HOWEVER, THAT NOTHING IN SECTION 8.5.(A) OF THE PLAN WILL (I) BE CONSTRUED TO RELEASE OR EXCULPATE ANY PERSON OR ENTITY FROM FRAUD, WILLFUL MISCONDUCT OR CRIMINAL CONDUCT OR (II) LIMIT THE LIABILITY OF THE PROFESSIONALS OF THE DEBTORS, THE REORGANIZED DEBTORS OR THE CREDITORS' COMMITTEE TO THEIR RESPECTIVE CLIENTS PURSUANT TO DR6-102 OF THE CODE OF PROFESSIONAL RESPONSIBILITY; AND, PROVIDED, FURTHER, THAT NOTHING IN SECTION 8.5.(A) OF THE PLAN WILL RELEASE THE OBLIGATION OF ANY DIRECTORS AND OFFICERS OF THE DEBTORS UNDER ANY LOANS DUE AND OWING BY SUCH PARTY TO THE DEBTORS.

                  PURSUANT TO SECTION 8.5.(B) OF THE PLAN, SUBJECT IN ALL RESPECTS TO SECTION 8.7. OF THE PLAN, ON THE EFFECTIVE DATE, THE REORGANIZED DEBTORS ON THEIR OWN BEHALF AND AS REPRESENTATIVES OF THE ESTATES, RELEASE UNCONDITIONALLY, AND ARE DEEMED TO RELEASE UNCONDITIONALLY, (I) EACH OF THE DEBTORS' FORMER AND PRESENT OFFICERS AND DIRECTORS, (II) ANY PERSONS THAT ELECTED SUCH DIRECTORS TO THE EXTENT OF ALLEGED LIABILITY FOR ACTIONS OR INACTIONS OF SUCH DIRECTORS, (II) THE PRE-PETITION SECURED LENDERS, (III) THE SENIOR NOTE TRUSTEE, AND (IV) THE ATTORNEYS, INVESTMENT BANKERS, RESTRUCTURING CONSULTANTS AND FINANCIAL ADVISORS OF THE FOREGOING, INCLUDING THE DEBTORS AND REORGANIZED DEBTORS (COLLECTIVELY, THE "PRE-PETITION RELEASEES") FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THOSE ARISING UNDER THE
CODE), WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE BEFORE THE PETITION DATE IN CONNECTION WITH OR RELATING TO PENN TRAFFIC OR ANY OF ITS DIRECT OR INDIRECT SUBSIDIARIES ("PRE-PETITION RELEASED MATTERS"); PROVIDED, HOWEVER, THAT NOTHING IN SECTION 8.5.(B) OF THE PLAN WILL (I) BE CONSTRUED TO RELEASE OR EXCULPATE ANY PERSON OR ENTITY FROM FRAUD, WILLFUL MISCONDUCT OR CRIMINAL CONDUCT OR (II) LIMIT THE LIABILITY OF THE PROFESSIONALS OF THE DEBTORS AND THE REORGANIZED DEBTORS TO THEIR RESPECTIVE CLIENTS PURSUANT TO DR6-102 OF THE CODE OF PROFESSIONAL RESPONSIBILITY; AND, PROVIDED, FURTHER, THAT NOTHING IN
SECTION 8.5.(B) OF THE PLAN WILL RELEASE THE OBLIGATION OF ANY DIRECTORS AND OFFICERS OF THE DEBTORS UNDER ANY LOANS DUE AND OWING BY SUCH PARTY TO THE DEBTORS.

                  ON THE EFFECTIVE DATE, EACH HOLDER OF A CLAIM THAT IS ENTITLED TO VOTE ON THE PLAN WILL BE DEEMED TO HAVE UNCONDITIONALLY RELEASED THE PRE-PETITION

RELEASEES FROM THE PRE-PETITION RELEASED MATTERS; PROVIDED, HOWEVER, THAT EACH HOLDER OF A CLAIM ENTITLED TO VOTE ON THE PLAN MAY ELECT, BY CHECKING THE BOX PROVIDED ON THE BALLOT, NOT TO GRANT THE RELEASES SET FORTH IN SECTION 8.5.(C) OF THE PLAN.

                  THE CONFIRMATION ORDER WILL CONTAIN A PERMANENT INJUNCTION TO EFFECTUATE THE RELEASES GRANTED IN SECTION 8.5. OF THE PLAN.

                  PURSUANT TO SECTION 8.7. OF THE PLAN, NOTWITHSTANDING ANYTHING IN THE PLAN TO THE CONTRARY, INCLUDING WITHOUT LIMITATION SECTION 8.5. OF THE PLAN, NO PROVISION OF THE PLAN OR THE CONFIRMATION ORDER, INCLUDING, WITHOUT LIMITATION, ANY EXCULPATION, INDEMNIFICATION OR RELEASE PROVISION, WILL MODIFY, RELEASE, OR OTHERWISE LIMIT THE LIABILITY OF (I) ANY PERSON WITH RESPECT TO ANY TRUST CLAIM, OR (II) ANY PERSON NOT SPECIFICALLY RELEASED HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY PERSON THAT IS A CO-OBLIGOR OR JOINT TORTFEASOR OF A RELEASED PARTY OR THAT IS OTHERWISE LIABLE UNDER THEORIES OF VICARIOUS OR OTHER DERIVATIVE LIABILITY. THE REORGANIZED DEBTORS WILL NOT PROVIDE INDEMNIFICATION ON ACCOUNT OF (I) AND (II) ABOVE.

                  UNDER THE PLAN, A "TRUST CLAIM" MEANS ANY AND ALL CAUSES OF ACTION AGAINST (A) ANY PERSON (EXCLUDING KROLL ZOLFO COOPER LLC, KZCS, LLC AND PAUL, WEISS, RIFKIND, WHARTON & GARRISON, LLP, AND EACH OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES AND MEMBERS), WHICH ALLEGE BREACHES OF DUTY OWED TO PENN TRAFFIC BY SUCH PERSON AND WHICH ARE THE SUBJECT MATTER OF ANY ACTION OR PROCEEDING INSTITUTED BY THE SECURITIES AND EXCHANGE COMMISSION AGAINST SUCH PERSON, WHETHER SUCH ACTION OR PROCEEDING IS ADJUDICATED OR SETTLED, AND (B) ANY ACCOUNTING OR AUDITING FIRM (INCLUDING BUT NOT LIMITED TO PRICEWATERHOUSECOOPERS LLP) WITH RESPECT TO THE DEBTORS' ACCOUNTING PRACTICES OR AUDIT OR REVIEW OF THE DEBTORS' FINANCIAL STATEMENTS.

         K.       MISCELLANEOUS PROVISIONS

                  1.       RETENTION OF JURISDICTION

                  Pursuant to Section 9.1. of the Plan, following the Effective Date, the Bankruptcy Court will retain jurisdiction over matters to the fullest extent available under applicable law, including, without limitation:

                  (a) To determine the allowability, classification and priority of Claims and Interests upon objection, or to estimate, pursuant to
Section 502(c) of the Code, the amount of any Claim that is or is anticipated to be contingent or unliquidated as of the Effective Date;

                  (b) To construe and to take any action authorized by the Code and requested by the Reorganized Debtors or any other party in interest to enforce the Plan and the documents and agreements filed in connection with the Plan, issue such orders as may be necessary for the implementation, execution and consummation of the Plan, including, without limiting the generality of the foregoing, orders to expedite regulatory decisions for the implementation of the Plan and to ensure conformity with the terms and conditions of the Plan, such documents and agreements and other orders of the Bankruptcy Court, notwithstanding any otherwise applicable non-bankruptcy law;

                  (c) To determine any and all applications for allowance of compensation and expense reimbursement of professionals retained by the Debtors, the Reorganized Debtors or the Creditors' Committee, and for members of the Creditors' Committee, for periods on or before the Effective Date, and to determine any other request for payment of administrative expenses;

                  (d) To determine all matters that may be pending before the Bankruptcy Court on or before the Effective Date;

                  (e) To resolve any dispute regarding the implementation or interpretation of the Plan, or any related agreement or document that arises at any time before the Cases are closed, including determination, to the extent a dispute arises, of the entities entitled to a distribution within any particular Class of Claims and of the scope and nature of the Reorganized Debtors' obligations to cure defaults under assumed contracts, leases, franchises and permits;

                  (f) To determine any and all matters relating to the rejection, assumption or assignment of executory contracts or unexpired leases entered into prior to the Petition Date, the nature and amount of any Cure required for the assumption of any executory contract or unexpired lease, and the allowance of any Claim resulting therefrom;

                  (g) To determine all applications, adversary proceedings, contested matters and other litigated matters that were brought or that could have been brought in the Bankruptcy Court on or before the Effective Date;

                  (h) To determine matters concerning local, state and federal taxes in accordance with Sections 346, 505 and 1146 of the Code, and to determine any tax claims that may arise against the Debtors or the Reorganized Debtors as a result of the transactions contemplated by the Plan;

                  (i) To modify the Plan pursuant to Section 1127 of the Code or to remedy any apparent nonmaterial defect or omission in the Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes; and

                  (j) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Penn Traffic Creditor Trust and the Post-Effective Date Trade Lien Program, including any requests by the Trustee pursuant to Section 7.3.(D) of the Plan for additional Funding Contributions, and to issue, at the request of the Trustee, orders pursuant to Bankruptcy Rule 2004 relating to Trust Claims to use in the administration of the Creditor Trust.


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

                  Notwithstanding anything contained herein to the contrary, the Bankruptcy Court retains exclusive jurisdiction to adjudicate Trust Claims and to hear and determine any disputes related to Trust Claims and any motions to compromise or settle such Trust Claims; provided, however, that the Trustee, on behalf of the Penn Traffic Creditor Trust, will have authority to bring Trust Claims in any court of competent jurisdiction.

                  From the Confirmation Date through the Effective Date, the Bankruptcy Court will retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date.

                  2.       RETENTION AND ENFORCEMENT OF CAUSES OF ACTION

                  Pursuant to Section 8.6. of the Plan, except as otherwise set forth in the Plan, pursuant to Section 1123(b)(3)(B) of the Code, on the Effective Date, all Causes of Action, including, without limitation, the Causes of Action identified on Plan Schedule 8.6, to be filed on or before the Exhibit Filing Date, but excluding Trust Claims, will become the property of the Reorganized Debtors and the Reorganized Debtors will retain all Causes of Action that the Debtors had or had power to assert on behalf of their Estates immediately prior to the Effective Date, whether or not such Causes of Action are listed on Plan Schedule 8.6, and may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of such Causes of Action; PROVIDED, HOWEVER, that any and all of the Debtors' claims and causes of action arising under Section 547 of the Code that are not the subject of pending litigation as of the Effective Date (collectively, the "PREFERENCE ACTIONS") will be waived, abandoned, discharged and released pursuant to the Plan. Except with respect to Preference Actions and except as otherwise set forth in the Plan, nothing contained in the Plan will constitute a release, satisfaction or settlement of the Causes of Action or any Trust Claim will constitute a waiver of the rights, if any, of the Debtors, the Reorganized Debtors or the Penn Traffic Creditor Trust to a jury trial with respect to any Cause of Action or any Trust Claim, or objection to any Claim or Interest, and nothing in the Plan or the Confirmation Order, including the allowance of any Claim of a defendant in any Cause of Action or any Trust Claim, will constitute a waiver or release of any Cause of Action under the doctrine of RES JUDICATA nor will any Cause of Action or Trust Claim be barred or limited by any estoppel, whether judicial, equitable or otherwise.


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

                  The Debtors, in consultation with the Creditors' Committee, continue to investigate whether there are Preference Actions which they intend to commence prior to the Effective Date. As an inducement to trade vendors to participate in the Trade Lien Program, the Debtors already have waived certain Preference Actions they may have had against such participating trade vendors. Among other factors, the Debtors are considering the cost, resources and time required to pursue such actions, as well as the likelihood of success and the risk to the Reorganized Debtors' ongoing business relationships of instituting any such actions against third parties that are expected to continue to do business with the Reorganized Debtors. Based on this analysis to date, the Debtors and the Committee anticipate that few, if any, Preference Actions will be instituted prior to the Effective Date and do not believe that the waiver of Preference Actions after the Effective Date, as contemplated in Section 8.6. of the Plan, will significantly impact the proposed distributions to creditors in these Cases. Furthermore, despite the waiver of Preference Actions after the Effective Date, the Debtors and the Creditors' Committee believe that confirmation of the Plan is in the best interests of their creditors and equity security holders, satisfying the requirements of Section 1129(a)(7) of the Code.

                  3.       CONFIRMATION ORDER AND PLAN CONTROL

                  Section 9.4. of the Plan provides that, except as otherwise provided in the Plan, in the event that there is any inconsistency between the Plan and this First Amended Disclosure Statement, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the Plan will control. In the event there is any inconsistency between the Plan and the Confirmation Order, the Confirmation Order will control.

                  4.       SEVERABILITY

                  Section 9.6. of the Plan provides that if the Bankruptcy Court determines at the Confirmation Hearing that any material provision of the Plan is invalid or unenforceable, such provision, subject to Section 1127 of the Code, will be severable from the Plan and will be null and void, and, in such event, such determination will in no way limit or affect the enforceability or operative effect of any or all other portions of the Plan.

                  5.       MODIFICATIONS TO THE PLAN

                  Pursuant to Section 9.8. of the Plan, upon the mutual consent of the Debtors and the Creditors' Committee, the Plan, and any Exhibit or Schedule to the Plan, may be amended or modified at any time prior to the Confirmation Date in accordance with the Code and Bankruptcy Rules.

                  6.       REVOCATION, WITHDRAWAL OR NON-CONSUMMATION

                  Section 9.9. of the Plan provides that the Debtors have the right to revoke or withdraw the Plan at any time prior to the Effective Date. If the Debtors revoke or


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

withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be null and void; PROVIDED, HOWEVER, that all orders of the Bankruptcy Court and all documents executed pursuant thereto will remain in full force and effect. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, will be deemed to constitute a waiver or release of any Claims by or against any of the Debtors or any other Person, to prejudice in any manner the rights of any of the Debtors or any Person in any further proceedings or to constitute an admission of any sort by any of the Debtors or any other Person.

         L.       EXEMPTION FROM SECURITIES LAWS

                  Holders of Allowed Claims in Class 3 will receive their PRO RATA share of New Penn Traffic Common Shares under the Plan. The Debtors believe that the provisions of Section 1145(a)(1) of the Code exempt the offer and distribution of the New Penn Traffic Common Shares from federal, state and local securities registration requirements (including, without limitation, Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security of registration of licensing of an issuer or a security).

                  1.       CODE EXEMPTION FROM REGISTRATION REQUIREMENTS

                           (a)      INITIAL OFFER AND SALE OF SECURITIES.
Section 1145(a)(1) of the Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan; (ii) the recipient of the securities must hold a pre-petition or administrative claim against, or an interest in, the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property.

                           (b)      SUBSEQUENT TRANSFERS OF SECURITIES. In
general, all resales and subsequent transactions in such common shares will be exempt from registration under the Securities Act pursuant to Section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities or a "dealer." Section 1145(b)(1) of the Code defines four types of "underwriters:"

                                    (i)      persons who purchase a claim
                  against, an interest in or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");


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

                                    (ii)     persons who offer to sell
                  securities offered under a plan for the holders of such securities;

                                    (iii)    persons who offer to buy securities
                  offered under a plan from the holders of such securities, if the offer to buy is (x) with a view to distributing such securities and (y) made under a distribution agreement (together with the persons described in clause (ii) above, "distributors"); or

                                    (iv)     a person who is an "issuer" with
                  respect to the securities, as the term "issuer" is defined in
                  Section 2(11) of the Securities Act.

                  Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under Section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether any particular person would be deemed to be an "underwriter" with respect to the common shares or a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or a "dealer."

                  Resales by accumulators and distributors of securities distributed under a plan of reorganization who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in "ordinary trading transactions." The staff of the SEC has indicated in this context that a transaction by such non-affiliates may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

                                    (i)      (x) concerted action by the
                  recipients of securities issued under a plan in connection with the sale of such securities or (y) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

                                    (ii)     the use of informational documents
                  concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Securities Act; or

                                    (iii)    the payment of special compensation
                  to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

                  The views of the SEC on the matter have not, however, been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

                  Securities Act Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of one percent (1%) of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. The Debtors believe that, pursuant to Section 1145(c) of the Code, the unregistered securities being distributed under and in connection with the Plan will be unrestricted securities for purposes of Rule 144.

                  GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SHARES ISSUED UNDER THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

                           (c)      CERTAIN TRANSACTIONS BY STOCKBROKERS. Under
Section 1145(a)(4) of the Code, stockbrokers effecting transactions in the New Penn Traffic Common Shares issued under the Plan prior to the expiration of 40 days after the Effective Date are required to deliver to the purchaser of such securities a copy of this First Amended Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to such purchaser.

                  THE DEBTORS DO NOT PRESENTLY INTEND TO SUBMIT ANY NO-ACTION OR INTERPRETATIVE REQUESTS TO THE SEC WITH RESPECT TO ANY SECURITIES LAWS MATTERS.

V.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES

                  The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to holders of Unsecured Claims and to the Debtors. It does not address the federal income tax consequences to holders whose


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

secured or priority Claims are entitled to reinstatement or payment in full in cash under the Plan.

                  The following summary is based on the Internal Revenue Code of 1986, as amended (the "TAX Code"), Treasury regulations promulgated and proposed thereunder, judicial decisions, and published administrative rules and pronouncements of the IRS in effect on the date hereof. Changes in, or new interpretations of, such rules may have retroactive effect and could significantly affect the federal income tax consequences described below.

                  The federal income tax consequences of the Plan are complex and are subject to uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state, or local tax consequences of the Plan, and it does not purport to address the federal income tax consequences of the Plan to special classes of taxpayer (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

                  ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF A HOLDER OF A CLAIM OR EQUITY INTEREST. EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS URGED TO CONSULT ITS OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

         A.       CONSEQUENCES TO CREDITORS

                  1.       TAX SECURITIES

                  The federal income tax consequences of the Plan may vary depending upon, among other things, whether a holder's Claim being exchanged constitutes a "security" of the Debtors for federal income tax purposes (a "TAX SECURITY"). The term "security" is not defined in the Tax Code but is generally understood to include stock, rights to purchase stock, and debt instruments with a maturity more than 10 years from the date of issuance, although the determination whether a particular claim or debt constitutes a Tax Security depends upon an overall evaluation of the nature of the claim or debt. An instrument with an original term of as little as 5 years may qualify. Under these principles, the New Penn Traffic Common Shares will be characterized as a Tax Security, and it is likely that the Senior Notes will be characterized as Tax Securities. It is unclear whether other Class 3 Claims or Class 4 Claims will be classified as Tax Securities. Each holder should consult its tax advisor regarding the tax status of its Claim or Claims.


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

                  The Tax Security issue arises because the Tax Code's corporate reorganization provisions generally provide that a holder recognizes no gain or loss upon exchanging an issuer's Tax Securities for other Tax Securities of such issuer (except that consideration received for a claim for accrued but unpaid interest must be included as current income). By contrast, a holder will recognize gain upon exchanging (i) an issuer's obligations that are not Tax Securities for Tax Securities of such issuer, or (ii) an issuer's Tax Securities for obligations of such issuer that are not Tax Securities. See also Subsection
A.3. below ("Consequences to Creditors--Claims or Consideration Not Constituting Tax Securities").

                  To the extent a Claim holder's receipt of the New Penn Traffic Common Shares is attributable to accrued interest, the exchanging holder will recognize current income.

                  2.       CLAIMS AND CONSIDERATION CONSTITUTING TAX SECURITIES

                  In general, each holder of a Claim that constitutes a Tax Security will not recognize any gain or loss upon implementation of the Plan, but may recognize gain computed as described below in Section A.3.

                  A holder's tax basis in New Penn Traffic Common Shares received in satisfaction of a Claim represented by a Tax Security of the Debtors will be such holder's adjusted tax basis in such Claim.

                  A holder's holding period for New Penn Traffic Common Shares received in exchange for the Debtors' Tax Securities will include such holder's holding period for the obligations so exchanged, except to the extent the New Penn Traffic Common Shares was issued in respect of such holder's Claim for accrued interest. A holder's holding period for New Penn Traffic Common Shares issued in respect of its Claim for accrued interest (or in respect of which the holder is otherwise required to recognize gain) will begin on the day after its issuance.

                  3.       CLAIMS NOT CONSTITUTING TAX SECURITIES

                  The exchange of any Class 3 Claims that are not treated as Tax Securities for New Penn Traffic Common Shares or the exchange of any Class 4 Claims that are not treated as Tax Securities for cash would constitute a taxable transaction. See also Subsection C.I. below ("Additional Tax Considerations for All Holders of Claims--Distributions in Discharge of Accrued Interest").

                  In such case, a holder of such Class 3 or Class 4 Claims would generally recognize gain or loss in an amount equal to the difference between
(a) the "amount realized," I.E., the cash and/or aggregate fair market value of all property received by the Claim holder in exchange for its Claim (other than a Claim for interest), and (b) its adjusted basis in the exchanged debt instruments (exclusive of any basis attributable to accrued interest).

                  The character of any gain or loss recognized as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hand of the holder, whether the Claim has been held for more than twelve months, whether the Claim was purchased at a discount (in which case the market discount rules of the Tax Code may apply to recharacterize a portion of any gain as ordinary income), and whether and to what extent the holder has previously claimed a bad debt deduction in respect of such Claim. Also in this regard, Tax Code Section 582(c) provides that the sale or exchange of a bond, debenture, note, certificate, or other evidence of indebtedness by certain financial institutions will be considered the sale or exchange of a non-capital asset. Accordingly, any gain or loss recognized by such financial institutions as a result of the implementation of the Plan will be ordinary gain or loss, regardless of the nature of their Claims. See also Section C. below ("Additional Tax Considerations for All Holders of Claims").

                  A holder's tax basis in any New Penn Traffic Common Shares will be the fair market value thereof included in the holder's amount realized on the exchange. The holding period for the New Penn Traffic Common Shares so received will begin on the day following the exchange.

         B.       CONSEQUENCES TO THE DEBTORS

                  The Debtors have reported for federal income tax purposes substantial consolidated net operating loss ("NOL") carryforwards. In addition, the Debtors have substantial tax basis in their assets. As discussed below, certain tax attributes of the Debtors, such as NOLs and tax basis, will be subject to reduction and limitation as a result of implementing the Plan.

                  1.       CANCELLATION OF DEBT

                  In general, the Tax Code provides that a debtor in a bankruptcy case does not include cancellation of debt ("COD") income in its gross income, but rather must reduce its tax attributes, to the extent it has such attributes to reduce, by the amount of COD that otherwise would have been recognized. The amount of COD is the amount by which the indebtedness discharged exceeds the consideration for which it is exchanged. A debtor's tax attributes are generally reduced in the following order until COD is exhausted: NOLs, general business credits, alternative minimum tax credits, capital losses, the tax basis of its assets, passive activity losses, and credits and foreign tax credits. Losses (and tax credits) are reduced only after the debtor's tax liability for the current year is determined (with, in each case, current-year losses being reduced before any carryforwards from prior years), and tax basis is reduced as of the first day of the succeeding year. A debtor's tax basis in its assets will not be reduced below the amount of its liabilities (as defined) outstanding immediately after the COD is recognized. Any COD remaining after exhausting available tax attributes is simply forgiven.

                  The Debtors believe they may have significant COD, which could result in a meaningful reduction in their NOL carryforwards. The Company expects to realize


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

gain on the sale-leaseback transactions described in Section IV.G.6(b) hereof entitled "Sale-Leaseback Transactions" during its fiscal year ending January 28, 2006. Because, assuming the Company emerges from bankruptcy during such fiscal year, its NOL carryforwards will not be reduced by COD income until the first day of the succeeding fiscal year, the full amount of the Company's NOL carryforwards will be available to offset such gain. The sale-leaseback transactions will reduce the amount of tax depreciation and amortization that the Company will be able to utilize on its tax returns starting in the fiscal year ending January 29, 2005, and therefore potentially may increase taxes due in future periods. However, it is not presently expected that the Debtors' NOL carryforwards will be eliminated, nor that the basis of their assets will be reduced. The amount of attribute reduction will depend principally upon the value assigned to the New Penn Traffic Common Shares, and it is not possible to determine in advance with any certainty the value that will be ascribed to such interests.

                  2.       ALTERNATIVE MINIMUM TAX

                  In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income ("AMTI") at a 20-percent rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all its taxable income for regular tax purposes by available NOL carryforwards, only 90 percent of AMTI may be offset by available NOL carryforwards (as computed for AMT purposes). Any AMT a corporation pays will generally be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

         C.       ADDITIONAL TAX CONSIDERATIONS FOR ALL CLAIM HOLDERS

                  1.       DISTRIBUTIONS IN DISCHARGE OF ACCRUED INTEREST

                  A Claim holder that receives stock or other property in discharge of a Claim for interest accrued during the period the holder owned such Claim and not previously included in such holder's income will be required to recognize ordinary income equal to the fair market value of the New Penn Traffic Common Shares or other consideration received in respect of such Claim. A holder generally will recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent any accrued interest claimed was previously included in its gross income and is not paid in full by the Debtors. The tax basis of any New Penn Traffic Common Shares received in exchange for Claims for accrued interest will be the fair market value of the New Penn Traffic Common Shares. The holding period for such New Penn Traffic Common Shares will begin the day after the exchange.

                  Under the Plan, distributions in respect of Allowed Claims will be allocated first to the stated principal amount of such Claims, with any excess allocated to interest. However, there can be no assurance that the IRS or the courts will respect the Plan allocation for federal income tax purposes.


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

                  2.       SUBSEQUENT SALE OF NEW PENN TRAFFIC COMMON SHARES

                  Any gain recognized by a holder upon a subsequent taxable disposition of New Penn Traffic Common Shares received pursuant to the Plan in satisfaction of a Claim (or any stock or other property received for them in a later tax-free exchange) may be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) previously claimed with respect to its Claim and any ordinary loss deduction incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim, (ii) with respect to a cash-basis holder, any amounts that would have been included in its gross income if the holder's Claim had been satisfied in full but were not included by reason of the cash method of accounting, and (iii) any accrued market discount that is assigned to the New Penn Traffic Common Shares, as discussed in Subsection C.3. below ("Additional Tax Considerations for All Claim Holders--Market Discount").

                  3.       MARKET DISCOUNT

                  Under the "market discount" provisions of Sections 1276 through 1278, some or all of any gain recognized by a holder exchanging Class 3 Claims for New Penn Traffic Common Shares or Class 4 Claims for cash may be treated as ordinary income (instead of capital gain), to the extent of the amount of "market discount" on the Class 3 or Class 4 Claims. In general, a debt instrument is considered to have been acquired with "market discount" if its holder's adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding "qualified stated interest" or, (ii) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity), and the obligation does not have a fixed maturity date within one year from the date of issue.

                  Any gain recognized by a holder on a taxable disposition of Class 3 or Class 4 Claims (determined as described above) that were acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Class 3 or Class 4 Claims were considered to be held by the holder (unless the holder elected to include market discount in income as it accrued). To the extent that Class 3 Claims that were acquired with market discount are exchanged in a tax-free or other reorganization transaction for New Penn Traffic Common Shares (as may occur here), any gain recognized on the subsequent sale, exchange, redemption or other disposition of such New Penn Traffic Common Shares may thereby be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged Class 3 Claims.

                  4.       WITHHOLDING

                  All distributions to holders of Allowed Claims under the Plan are subject to applicable withholding (including employment tax withholding). Under federal


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

income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails to report properly interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding.

                  THE FOREGOING FEDERAL INCOME TAX SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL CREDITORS AND EQUITY HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE PLAN.

VI.      CONFIRMATION OF THE PLAN UNDER THE CODE

         A.       THE CONFIRMATION HEARING AND OBJECTIONS

                  In order for the Plan to be consummated, the Bankruptcy Court must confirm the Plan in accordance with Section 1129 of the Code. The Bankruptcy Court has scheduled a hearing on confirmation of the Plan (the "CONFIRMATION HEARING") at 11:00 A.M., Prevailing Eastern Time, on MARCH 17, 2005, before the Honorable Adlai S. Hardin, Jr., United States Bankruptcy Judge, Courtroom 520, United States Bankruptcy Court for the Southern District of New York, 300 Quarropas Street, White Plains, New York 10601. The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of such adjournment by the Bankruptcy Court at such hearing.

                  Section 1128(b) of the Code provides that any party in interest may object to confirmation of a plan. Pursuant to the First Amended Disclosure Statement Approval Order attached hereto as EXHIBIT B, any objections to confirmation of the Plan, including, without limitation, any objections to the assumption or rejection of executory contracts or unexpired leases under the Plan, must be in writing, must set forth the objecting party's standing to assert such objection and the basis of such objection and must be filed with the Bankruptcy Court and served upon the United States Trustee for the Southern District of New York, counsel for the Debtors, counsel for the Post-Petition Lenders, and counsel for the Creditors' Committee, together with proof of such service, so as to be ACTUALLY RECEIVED on or before 4:00 P.M., Prevailing Eastern Time, on MARCH 14, 2005.

                  Objections to confirmation are governed by Bankruptcy Rule 9014 and the First Amended Disclosure Statement Approval Order. PURSUANT TO ORDER OF THE BANKRUPTCY COURT, UNLESS A WRITTEN OBJECTION TO CONFIRMATION IS DULY AND TIMELY FILED AND SERVED, THE BANKRUPTCY COURT IS NOT REQUIRED TO CONSIDER SUCH OBJECTION.

         B.       CONFIRMATION REQUIREMENTS UNDER THE CODE

                  In order for a plan of reorganization to be confirmed, the Code requires, among other things, that such plan be proposed in good faith, that the proponent of such plan disclose specified information concerning payments made or promised to insiders and that such plan comply with the applicable provisions of chapter 11 of the Code. Section 1129(a) of the Code also imposes requirements that each dissenting member of a class receive at least as much under the plan as it would receive in a chapter 7 liquidation of the debtor, that at least one class of impaired claims has accepted the plan, that confirmation of the plan is not likely to be followed by the need for further financial reorganization and that the plan is "fair and equitable" with respect to each class of claims or interests that is impaired under the plan and fails to accept the Plan by the required majorities. The bankruptcy court will confirm a plan only if it finds that all of the applicable requirements enumerated in Section 1129(a) of the Code have been met or, if all of the requirements of Section 1129(a) other than the requirements of Section 1129(a)(8) have been met (I.E., that all impaired classes have accepted the plan), that all of the applicable requirements enumerated in Section 1129(b) of the Code have been met.

                  In particular, Section 1129(a) of the Code provides that:

                  1. The plan must comply with the applicable provisions of the Code.

                  2. The proponent of the plan must comply with the applicable provisions of the Code.

                  3. The plan must be proposed in good faith and not by any means forbidden by law.

                  4. Any payment made or to be made by the proponent, by the debtor or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, must have been approved by, or be subject to the approval of, the court as reasonable.

                  5. The proponent of the plan must disclose the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor or a successor to the debtor under the plan; and

                           (a) the appointment to, or continuance in, such office of such individual must be consistent with the interests of creditors and equity security holders and with public policy; and

                           (b) the proponent of the plan must disclose the identity of any insider that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider.

                  6. Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor must have approved any rate change provided for in the plan, or such rate change must be expressly conditioned on such approval.

                  7. With respect to each impaired class of claims or interests:

                           (a) each holder of a claim or interest of such class

                                    (i)     must have accepted the plan; or

                                    (ii)    must receive or retain under the
                                            plan on account of such claim or
                                            interest property of a value, as of
                                            the effective date of the plan, that
                                            is not less than the amount that
                                            such holder would receive or retain
                                            if the debtor were liquidated under
                                            chapter 7 of the Code on such date;
                                            or

                           (b) if Section 1111(b)(2) of the Code applies to the claims of such class, each holder of a claim of such class must receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such holder's interest in the estate's interest in the property that secures such claim.

                  8.       With respect to each class of claims or interests:

                           (a)      such class must have accepted the plan; or

                           (b) such class must not be impaired under the plan.

                  9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan must provide that:

                           (a) with respect to a claim of a kind specified in Section 507(a)(1) or 507(a)(2) of the Code, on the effective date of the plan, the holder of such claim will receive on account of such claim cash equal to the allowed amount of such claim;

                           (b) with respect to a class of claims of a kind specified in Section 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6) and

                                    507(a)(7) of the Code, each holder of a
                                    claim of such class will receive

                                    (i)     if such class has accepted the plan,
                                            deferred cash payments of a value,
                                            as of the effective date of the
                                            plan, equal to the allowed amount of
                                            such claim; or

                                    (ii)    if such class has not accepted the
                                            plan, cash on the effective date of
                                            the plan equal to the allowed amount
                                            of such claim; and

                           (c) with respect to a claim of a kind specified in Section 507(a)(8) of the Code, the holder of such claim must receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

                  10. If a class of claims is impaired under the plan, at least one class of claims that is impaired under the plan must have accepted the plan, determined without including any acceptance of the plan by any insider.

                  11. Confirmation of the plan must not be likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

                  12. All fees payable under Section 1930 of Title 28, as determined by the court at the hearing on confirmation of the plan, must have been paid or the plan must provide for the payment of all such fees on the effective date of the plan.

                  13. The plan must provide for the continuation after its effective date of payment of all retiree benefits, as that term is defined in Section 1114 of the Code, at the level established pursuant to Subsection
                           (e)(1)(B) or (g) of Section 1114 of the Code, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

THE DEBTORS BELIEVE THAT THE PLAN SATISFIES OR WILL SATISFY, AS OF THE CONFIRMATION DATE, ALL OF THE REQUIREMENTS FOR CONFIRMATION.


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         C.       SATISFACTION OF CONDITIONS PRECEDENT TO CONFIRMATION UNDER THE
                  CODE

                  1.       ACCEPTANCE BY IMPAIRED CLASSES

                  By this First Amended Disclosure Statement, the Debtors are seeking the affirmative vote of each impaired Class of Claims under the Plan that is proposed to receive a distribution under the Plan. Pursuant to Section 1126(f) of the Code, a class that is not "impaired" under a plan will be conclusively presumed to have accepted such plan; solicitation of acceptances with respect to any such class is not required. Pursuant to Section 1126(g) of the Code, a class of claims or interests that does not receive or retain any property under a plan of reorganization is deemed not to have accepted the plan, although members of that class are permitted to consent, or waive object, to its confirmation.

                  Pursuant to Section 1124 of the Code, a class is "impaired" unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder thereof, or (b) (i) cures any default (other than defaults resulting from the breach of an insolvency or financial condition provision), (ii) reinstates the maturity of such claim or interest, (iii) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on any contractual provision or applicable law entitling such holder to demand or receive accelerated payments after the occurrence of a default and (iv) does not otherwise alter the legal, equitable or contractual rights to which the holder of such claim or interest is entitled.

                  Pursuant to Section 1126(c) of the Code, a class of impaired claims has accepted a plan of reorganization when such plan has been accepted by creditors (other than an entity designated under Section 1126(e) of the Code) that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims of such class held by creditors (other than any entity designated under Section 1126(e) of the Code) that have actually voted to accept or reject the plan. A class of interests has accepted a plan if the plan has been accepted by holders of interests (other than any entity designated under Section 1126(e) of the Code) that hold at least two-thirds in amount of the allowed interests of such class held by interest holders (other than any entity designated under Section 1126(e) of the Code) that have actually voted to accept or reject the plan. Section 1126(e) of the Code allows the bankruptcy court to designate the votes of any party that did not vote in good faith or whose vote was not solicited or procured in good faith or in accordance with the Code. Holders of claims or interests who fail to vote are not counted as either accepting or rejecting the plan.

                  2.       BEST INTERESTS OF CLAIM HOLDERS

                           (a)      GENERALLY. Even if a plan is accepted by
each class of Claim holders and Interest holders, the Code requires a bankruptcy court to determine that the plan is in the best interests of all Claim holders and Interest holders that are impaired by the Plan and have not accepted the Plan. Specifically, Section 1129(a)(7) of the Code requires, with respect to each impaired class, that each holder of an allowed claim or interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of such plan, that is not less than the amount that such person would receive or retain if the debtor were liquidated under chapter 7 of the Code on the effective date. This is the so-called "best interests test." This test considers, hypothetically, the fair salable value of a debtor's assets through liquidation in a chapter 7 bankruptcy proceeding and the costs that would be incurred and the additional liabilities that would arise in such proceeding. The hypothetical chapter 7 return to creditors is then calculated, giving effect to secured claims, distribution priorities established by the Code that apply in a chapter 7 proceeding and subordination agreements.

                  The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The total cash available would be the sum of the proceeds (net of transaction costs) from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the chapter 7 case. The next step would be to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation and such additional administrative expenses and priority claims that may result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation. Next, any remaining cash would be allocated to creditors and shareholders in strict priority in accordance with
Section 726 of the Code. Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) would be compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

                  The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those that would be payable to attorneys and other professionals that such a trustee would engage, plus any unpaid expenses incurred by the Debtors during their chapter 11 cases and allowed in the chapter 7 case. These expenses could include compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of the statutory committee of unsecured creditors appointed by the United States Trustee pursuant to Section 1102 of the Code and any other committee so appointed. In addition, claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtors both prior to, and during the pendency of, the chapter 11 cases, which would either take precedence (in the case of post-petition obligations) or dilute the recoveries available for unsecured creditors.

                  The foregoing types of claims, costs, expenses and fees and such other claims that may arise in a liquidation case or result from the pending chapter 11 cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims.

                  As more fully described in Section IV.D.3. hereof, entitled "Treatment of Classified Claims and Interests" Claims and Interests in Classes 3, 4, 5 and 6 of the Plan are impaired and either (i) the holders of such Claims will receive partial or no distributions under the Plan and/or (ii) the legal, equitable and contractual rights to which such Claims entitle the holders of such Claims will be altered. Therefore, if any holder of a Claim or Interest in Classes 3 and 4 does not accept the Plan, the "best interests test" must be satisfied with respect to such Class(es). In addition, because the holders of Class 6 Claims and Interests are deemed not to have accepted the Plan, the "best interests test" must be satisfied with respect to Class 6. To determine if the Plan is in the best interests of holders of such Claims or Interests, it is necessary to compare the value of distributions offered to such holders of Claims or Interests under the Plan with the value of distributions to such holders from proceeds of a hypothetical chapter 7 liquidation, less the estimated costs and expenses attributable thereto. THE DEBTORS BELIEVE THAT THE MEMBERS OF EACH CLASS OF IMPAIRED CLAIMS AND INTERESTS WILL RECEIVE NOT LESS UNDER THE PLAN THAN THEY WOULD RECEIVE IF THE DEBTORS WERE LIQUIDATED UNDER CHAPTER 7.

                           (b)      ENTERPRISE VALUATION OF THE REORGANIZED
DEBTORS. For purposes of evaluating whether the Plan satisfies the "best interests test," the Debtors determined that it was necessary to estimate the post-confirmation going concern value of the Reorganized Debtors. The Debtors asked their financial advisor, PJSC, to prepare a valuation analysis of the Reorganized Debtors.

                  The range of values for the Reorganized Debtors set forth below was based on information available as of December 17, 2004. This estimate was developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors thereunder. The calculation of value does not address any other aspect of the proposed restructuring or any related transactions and does not constitute a recommendation to any holder of outstanding securities of the Debtors as to how such security holder should vote or act on any matter relating to the restructuring or any related transaction. In addition, PJSC's calculation of value does not constitute an opinion as to the fairness to holders of outstanding securities of the Debtors from any point of view, including a financial point of view of the consideration to be received by such security holders pursuant to the Plan. Estimates of reorganization value do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein.

                  In preparing the analysis, PJSC, among other things: (1) reviewed certain internal financial and operating information of the Debtors, including historical actual and pro forma unaudited financial information based on 109 core stores and the sale-leaseback of all of its distribution centers;
(2) reviewed and discussed with Debtors' management and KZCS, the Debtors' Projections attached hereto as EXHIBIT E and the Debtors' assumptions underlying the Projections and any adjustment made for extraordinary or one time financial items; (3) discussed the past and current operations, financial conditions and prospects of the Debtors with the Debtors' management and KZCS; (4) compared the financial performance and condition of the Debtors with that of certain comparable publicly traded companies; (5) considered the market values of publicly traded companies that PJSC believes reasonably comparable to the Reorganized Debtors' operating business; (6) performed discounted cash flow analyses based on the Projections; (7) considered certain economic and industry information relevant to the operating business of the Reorganized Debtors; and
(8) made such other analyses as PJSC deemed necessary or appropriate for the purposes of its valuation.

                  In preparing its analysis, PJSC assumed and relied upon the accuracy and completeness of all of the financial and other information available to it from public sources and that was provided by the Debtors or their representatives, and has not assumed any responsibility for the independent verification of any such information. With respect to the financial Projections prepared by the Debtors, PJSC assumed the accuracy thereof and that such Projections have been prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the Debtors as to the future operating and financial performance of the Reorganized Debtors. PJSC did not make or obtain any independent valuation of the Reorganized Debtors' assets or liabilities, nor did PJSC independently verify any of the information it reviewed and relied upon in preparing its analyses. Further, PJSC did not assume any obligation to conduct any physical inspection of the properties or facilities of the Debtors. The enterprise valuation does not take into account potential values of the Reorganized Debtors in a merger of the business combination transaction involving the Debtors or their assets.

                  In determining an enterprise valuation for the Reorganized Debtors, PJSC made the following assumptions:

                  o The Reorganized Debtors' enterprise valuation consists of the aggregate enterprise value of all of Penn Traffic's subsidiaries upon emergence from chapter 11.

                  o The equity valuation range assumes certain pro forma debt levels based on the Projections attached hereto as EXHIBIT E) and includes certain assumptions regarding the Debtors' liabilities with respect to their single employer pension plans (excluding the Cash Balance Pension Plan) and their multi-employer pension plans, as discussed with KZCS.

                  o The Debtors will emerge from chapter 11 on or about March 31, 2005.

                  o Reorganized Debtors' emergence from bankruptcy will take place as set forth in the First Amended Joint Plan of Reorganization.

                  o The Projections for the Reorganized Debtors are predicated upon the assumption that the Debtors will be able to obtain the necessary financing to emerge from chapter 11, and that no substantial asset sales or other financial transactions are consummated by the Debtors prior to the Effective Date.


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

                  o The general economic market and other conditions as in effect on the assumed Effective Date as per the First Amended Joint Plan of Reorganization will not differ materially from those conditions prevailing as of the date hereof.

                  Based upon the foregoing analyses, reviews, discussions, considerations and assumptions, PJSC estimates that the enterprise value of the Reorganized Debtors is in the range of $175 million to $215 million, and that the equity value of the Reorganized Debtors is in the range of $103 million to $143 million. THESE ESTIMATED VALUES ARE PREMISED UPON MANY FACTORS THAT ARE SUBJECT TO CHANGE, INCLUDING, WITHOUT LIMITATION, CONDITIONS IN THE CAPITAL MARKETS AND THE DEBTORS' PROJECTIONS. TO THE EXTENT THAT ANY OR ALL OF THE FACTORS CONSIDERED BY PJSC MATERIALLY CHANGE, THE ESTIMATED VALUES MAY CHANGE SUBSTANTIALLY. AS A RESULT, THE ESTIMATE OF THE COMPONENTS THAT ULTIMATELY DERIVE THE EQUITY VALUE OF THE REORGANIZED DEBTORS AS DESCRIBED HEREIN ARE NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, AND COULD BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. SINCE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER PJSC, KZCS, THE DEBTORS, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY.

                  THE CALCULATIONS OF VALUE SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. NO RESPONSIBILITY IS TAKEN FOR CHANGES IN MARKET CONDITIONS AND NO OBLIGATION IS ASSUMED TO REVISE THIS CALCULATION OF VALUE OF THE REORGANIZED DEBTORS TO REFLECT EVENTS OR CONDITIONS WHICH SUBSEQUENTLY OCCUR.

                           (c)      LIQUIDATION VALUE OF THE DEBTORS. Attached
hereto as EXHIBIT G is a liquidation analysis of the Debtors (the "LIQUIDATION ANALYSIS") that has been prepared using information as of the date of this First Amended Disclosure Statement, and indicates the net present value that would be allocated to creditors of the Debtors in strict priority in accordance with
Section 726 of the Code. The following is a summary of the sources and application of proceeds of a hypothetical chapter 7 liquidation of the Debtors:

                                                                    $ MILLIONS
                                                                    ----------

         Gross Proceeds from Liquidation of Assets                 $213 - $259

         LESS Administrative Expenses of Liquidation               ($17 - $18)

         Adjusted Gross Proceeds from Liquidation                  $196 - $241

         LESS REPAYMENT OF DIP FACILITY                                 ($92)
         ------------------------------                            -----------
         NET PROCEEDS AVAILABLE TO CREDITORS                       $104 - $149
                                                                   ===========


                  As indicated in the Liquidation Analysis, the Debtors believe that the net cash proceeds that would be available in a hypothetical chapter 7 liquidation would total approximately $104 - $149 million. Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant uncertainties. There can be no assurance that the recoveries shown, and Liquidation Value indicated, in this analysis would be realized if the Debtors were, in fact, to undergo such a liquidation.

                  The Debtors' Liquidation Analysis assumes that their assets would be broken up and sold by a chapter 7 trustee or its duly appointed advisors, brokers or liquidators, irrespective of their current use. Some of the Debtors' assets when broken up may not be able to be sold or may realize minimal proceeds. The estimated liquidation value of the Debtors' assets, net of transaction costs and discounted to take account of the estimated time it might take to dispose of such assets, are set forth in the Liquidation Analysis.

                  The costs associated with a chapter 7 liquidation of the Debtors, including the fees that would be associated with a chapter 7 trustee, are anticipated to be significant. Estimates of the major elements of such costs are set forth in the Liquidation Analysis.

                           (d)      APPLICATION OF THE BEST INTERESTS TEST. As
indicated above, to determine if the Plan is in the best interests of the holders of impaired Claims and Interests, I.E., holders of Allowed Unsecured Claims in Class 3, holders of Allowed Convenience Claims in Class 4 and the holders of Common Stock Claims and Interests in Class 6, it is necessary to compare the value of distributions offered to such holders of Claims and Interests under the Plan with the value of distributions to such holders from the net proceeds of a hypothetical chapter 7 liquidation.

                                    (i)      CLASS 3 ALLOWED UNSECURED CLAIMS.
                  Pursuant to Section 2.8. of the Plan, Class 3 consists of holders of Unsecured Claims, the Allowed amount of which is estimated by the Debtors to be between $295 - $305 million. Under the Plan each holder of an Allowed Class 3 Claim is to receive (i) its PRO RATA share of 100% of the New Penn Traffic Common Shares subject to (a) dilution resulting from the issuance of additional New Penn Traffic Common Shares upon the exercise of options to purchase New Penn Traffic Common Shares granted to management of Reorganized Penn Traffic pursuant to the Management Stock Incentive Program and (b) such adjustments to the total issued New Penn Traffic Common Shares as may occur pursuant to Section 6.3.(A) of the Plan and (ii) its PRO RATA share of all Trust Recoveries, if any. The estimated aggregate value of this distribution to holders of Allowed Class 3 Claims under the Plan is between $103 - $143 million. Assuming for illustration purposes a midpoint value of $300 million for estimated Allowed Class 3 Claims and a midpoint aggregate value of $123 million for distribution to holders of Allowed Class 3 Claims, the Debtors estimate a 41% recovery by holders of Allowed Class 3 Claims. By contrast, in view of estimated additional landlord lease rejection claims and estimated $98 million of company sponsored and multiemployer pension liabilities associated with distress terminations in a chapter 7 liquidation, the holders of Allowed Class 3 Claims likely would receive no more than 9% recovery in a chapter 7 liquidation.

                                    (ii)     CLASS 4 CONVENIENCE CLASS CLAIMS.
                  Pursuant to Section 2.9. of the Plan, Class 4 consists of holders of any Allowed Unsecured Claim against any Debtor, including Claims of beneficial holders of Senior Notes, that is either (i) equal to or less than $5,000.00, or (ii) reduced to $5,000.00 pursuant to an election made on the Ballot by the holder of such Unsecured Claim, and, therefore, is included in Class 4 under the Plan, the Allowed amount of which is estimated by the Debtors to be $3.1 million. Under the Plan each holder of an Allowed Convenience Claim will receive Cash equal to 15% of its Allowed Claim against the Debtors; PROVIDED, HOWEVER, that a holder of more than one Allowed Convenience Claim, which Claims in the aggregate exceed $5,000.00 may elect to be treated with respect to and in the amount of such aggregated Claim, as a Class 3 Claimholder for distribution purposes only. By contrast, in view of estimated additional landlord lease rejection claims and estimated $98 million of company sponsored and multiemployer pension liabilities associated with distress terminations in a chapter 7 liquidation, the holders of Allowed Class 4 Claims likely would receive no more than 9% recovery in a chapter 7 liquidation.

                                    (iii)    CLASS 6 COMMON STOCK CLAIMS AND
                  INTERESTS. Pursuant to Section 2.11.(B) of the Plan, holders of Common Stock Claims and Interests are not entitled to receive or retain any property on account of such Claims and Interests under the Plan. Likewise, in view of the priority and amount of the Claims in Classes 3 and 4, Common Stock Claims and Interests in Class 6 would receive no distributions in a chapter 7 proceeding.

                                    (iv)     BEST INTERESTS TEST CONCLUSION.
                  After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Cases, including (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (b) the erosion in value of the Debtors' assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (c) the adverse effects on the saleability of the Debtors' assets resulting from the departure of key employees and the loss of customers and suppliers, (d) substantial increases in claims that would be satisfied on a priority basis or on a priority with creditors in the Cases and (e) the substantial time that would elapse to complete the liquidation process and, therefore, before which creditors would receive any distributions with respect to their Claims, the Debtors believe that confirmation of the Plan will provide each creditor with a recovery that is not less, and, in some cases, most likely considerably greater, than the distribution received in a chapter 7 liquidation proceeding, as summarized below:

                           ESTIMATED RECOVERY          ESTIMATED RECOVERY
IMPAIRED CLASS              UNDER THE PLAN             IN A LIQUIDATION
--------------              --------------             ----------------
Class 3                         40% - 42%                   0% - 9%
Class 4                            15%                      0% - 9%
Class 5                            N/A                        N/A
Class 6                            0%                          0%


                                    Therefore, the Debtors believe that
                  confirmation of the Plan is in the best interests of their creditors and equity security holders, satisfying the requirements of Section 1129(a)(7) of the Code.

                  3.       FEASIBILITY OF THE PLAN

                  Pursuant to Section 1129(a)(11) of the Code, among other things, the Bankruptcy Court must determine that confirmation of a plan of reorganization is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successors to the Debtors under the Plan. The Debtors believe that the Plan satisfies this requirement.

                  To demonstrate the feasibility of the Plan, the Debtors have prepared the Projections comprised of pro forma projected results of operations, balance sheets and statements of cash flow for the fiscal years 2005 - 2008, which are attached hereto as EXHIBIT E. The Projections indicate that the Reorganized Debtors should have more than sufficient cash flow to pay and service their debt obligations, and to fund their ongoing operations as contemplated by their business plan. Thus, the Projections demonstrate that confirmation of the Plan will not likely be followed by the need to further reorganize or liquidate the Reorganized Debtors. However, the assumptions used in preparing the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Debtors' control. There generally will be a difference between projections of future performance and actual results because certain events and circumstances may not occur as expected. These differences could be material. While the Debtors believe the Projections presented in EXHIBIT E are reasonable, there can be no assurance that such Projections will be realized. Consequently, the Projections included therein should not be regarded as a representation by the Debtors or their advisors or any other person that the projected results will be achieved. In considering the Projections attached hereto and contained herein, holders of Claims and Interests should be mindful of the inherent risk in developing projections for the future, particularly given the competitive industry in which the Reorganized Debtors will conduct their business.

                  THE PROJECTIONS WERE NOT PREPARED IN COMPLIANCE WITH (I) PUBLISHED GUIDELINES OF THE SEC, (II) THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR (III) GAAP. PETER J. SOLOMON COMPANY, INVESTMENT BANKER AND FINANCIAL ADVISORS TO THE DEBTORS, DID NOT PARTICIPATE IN THE PREPARATION OF OR COMPILE SUCH PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS ANY VIEW, OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUMES NO RESPONSIBILITY FOR AND DISCLAIMS ANY ASSOCIATION WITH, SUCH PROJECTIONS. IN CONNECTION WITH ITS ENTERPRISE VALUATION OF THE REORGANIZED DEBTORS, PETER J. SOLOMON COMPANY, DID, HOWEVER, REVIEW SELECTED ASSUMPTIONS UNDERLYING THE PROJECTIONS. SEE SECTION VI.C.2.(b), ENTITLED "BEST INTERESTS OF CLAIM HOLDERS - ENTERPRISE VALUATION OF THE REORGANIZED DEBTORS." WHILE PRESENTED WITH NUMERICAL SPECIFICITY , SUCH PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, WHICH MAY NOT BE REALIZED, RELATING TO THE FUTURE BUSINESS AND OPERATIONS OF THE DEBTORS AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. THE DEBTORS DO NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED FINANCIAL INFORMATION SET FORTH IN THE PROJECTIONS OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED INFORMATION IS DERIVED.

                  4. CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES ("CRAMDOWN")

                  Section 4.3. of the Plan provides that because Class 5 and Class 6 are deemed not to have accepted the Plan pursuant to Section 1126(g) of the Code, as to such Classes, as well as to any other Class that votes to reject the Plan, the Debtors are seeking confirmation of the Plan pursuant to Section 1129(b) of the Code. Section 1129(b) of the Code, referred to as the "cramdown" provision, provides that the Bankruptcy Court may still confirm a plan at the request of the debtor if, as to each impaired class that has not accepted the plan, the plan "does not discriminate unfairly" and is "fair and equitable."

In general, a plan does not discriminate unfairly within the meaning of the Code if a dissenting class is treated equally with respect to other classes of equal rank and is not treated less favorably than classes of junior rank.

                  Section 1129(b)(2)(A) of the Code provides that with respect to a non-accepting class of impaired secured claims, "fair and equitable" includes the requirement that the plan provides: (a) that each holder of a claim in such class (i) retains the liens securing its claim to the extent of the allowed amount of such claim and (ii) receives deferred cash payments at least equal to the allowed amount of its claim with a present value as of the effective date of such plan at least equal to the value of such creditor's interest in the debtor's interest in the property securing the creditor's claim;
(b) for the sale, subject to Section 363(k) of the Code, of the property securing the creditor's claim, free and clear of the creditor's liens, with those liens attaching to the proceeds of the sale, and such liens on the proceeds will be treated in accordance with clauses (a) or (c) hereof; or (c) for the realization by the creditor of the "indubitable equivalent" of its claim.

                  Section 1129(b)(2)(B) of the Code provides that with respect to a non-accepting class of impaired unsecured claims, "fair and equitable" includes the requirement that: (a) the plan provide that each holder of a claim in such class receives or retains property of a value as of the effective date equal to the allowed amount of its claim; or (b) the holders of claims or interests in classes that are junior to the claims of the dissenting class will not receive or retain any property under the plan on account of such junior claim or interest.

                  Section 1129(b)(2)(C) of the Code provides that with respect to a non-accepting class of impaired equity interests, "fair and equitable" includes the requirement that (a) the plan provides that each holder of an impaired interest in such class receives or retains property of a value as of the effective date equal to the greatest of (i) the allowed amount of any fixed liquidation preference to which such holder is entitled, (ii) any fixed redemption price to which such holder is entitled and (iii) the value of such interest or (b) the holders of all interests that are junior to the interests of the dissenting class will not receive or retain any property under the plan on account of such junior interest.

                  The Debtors believe that the Plan does not discriminate unfairly against, and is fair and equitable as to, each impaired Class under the Plan because the creditors and interest holders in each such Class are treated equally with respect to other classes of equal rank and are not treated less favorably than junior classes.


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

VII.     ALTERNATIVES TO THE PLAN

                  The Debtors believe that the Plan is the optimal means of providing maximum recoveries to their creditors. THE CREDITORS' COMMITTEE SUPPORTS THE PLAN AND WILL RECOMMEND TO ALL HOLDERS OF CLAIMS THAT THEY VOTE TO ACCEPT THE PLAN. Alternatives to the Plan include: (a) liquidation of the Debtors' assets under chapter 7 of the Code; and (b) an alternative chapter 11 plan providing for (i) a sale of some or all of the Debtors' assets, or (ii) an internal reorganization different than the Plan.

                  As more fully described herein in Section VI.C.2. hereof, entitled "Best Interests of Claim Holders," the Debtors have determined that confirmation of the Plan will provide each creditor and equity security holder with a recovery that is greater than or equal to that which it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Code. Therefore, the Debtors have concluded that confirmation of the Plan, rather than a chapter 7 liquidation of the Debtors, is in the best interests of their creditors.

                  During the pendency of the Cases, the Debtors have engaged in a sale process to explore the possible values they might realize from a sale of some or all of their businesses, compared with stand-alone values. The Debtors received certain indications of interest with respect to a sale of all or a portion of the Debtors' business. The Debtors have responded as appropriate to such inquiries, which have not produced any acceptable merger or sale offers. Based upon consultation with the Debtors' professionals and the evaluation and business judgment of the Debtors' management and Board of Directors, the Debtors believe that no merger or sale opportunities for some or all of the Debtors' assets are available that would result in greater recoveries for the Debtors' creditors than the distributions provided for in the Plan.

                  Similarly, the Debtors believe that confirmation of the Plan, as opposed to some other plan of reorganization formulated over time, provides the greatest and most certain recoveries to the Debtors' creditors within a reasonable time period. If the Plan is not confirmed, the Debtors (or other parties-in-interest) could attempt to formulate an alternative chapter 11 plan. Any attempt to formulate an alternative chapter 11 plan will necessarily delay creditors' receipt of any distributions from the Debtors, will result in the incurrence of ongoing substantial administrative expenses during the period of delay, and could result in the deterioration of the Debtors' business caused by a prolonged stay in chapter 11. Accordingly, the Debtors believe that the Plan will enable creditors to realize the greatest possible recovery on their Claims with the least delay and expense.

                  In general, following careful and thorough consideration and evaluation of the alternatives, the Debtors have concluded that the Plan provides the greatest and most certain recoveries to creditors on a more expeditious timetable, and in a manner that minimizes certain risks in any other course of action available in these Cases.


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

VIII.    RECOMMENDATION

                  The Debtors believe that confirmation of the Plan is preferable to the available alternatives because it provides a greater and more timely distribution to Creditors than would otherwise result. In addition, any alternative to confirmation of the Plan could result in extensive delays and increased administrative expenses resulting most likely in smaller distributions, or no distributions, to the holders of Claims in the Cases. THE CREDITORS' COMMITTEE SUPPORTS THE PLAN AND WILL RECOMMEND TO ALL HOLDERS OF CLAIMS THAT THEY VOTE TO ACCEPT THE PLAN.

IX.      CONCLUSION

                  The Debtors urge all holders of Claims that are or may be impaired under the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be timely received.

                      Respectfully submitted this 4th day of February 2005.

                           THE PENN TRAFFIC COMPANY
                           SUNRISE PROPERTIES, INC.
                           PENNWAY EXPRESS, INC.
                           DAIRY-DELL, INC.
                           BIG BEAR DISTRIBUTION COMPANY
                           PENNY CURTISS BAKING COMPANY
                           BRADFORD SUPERMARKETS, INC.
                           P&C FOOD MARKETS, INC. OF VERMONT
                           ABBOTT REALTY CORPORATION
                           BIG M SUPERMARKETS, INC.
                           COMMANDER FOODS, INC.
                           PT DEVELOPMENT, LLC
                           PT FAYETTEVILLE/UTICA, LLC
                           Debtors and Debtors-in-Possession




                           By:          /s/ Robert J. Chapman
                               ---------------------------------------
                                        Robert J. Chapman
                               President and Chief Executive Officer of
                               The Penn Traffic Company and Authorized Signatory



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

                                TABLE OF CONTENTS
                                                                                        PAGE

INTRODUCTORY STATEMENT/DISCLAIMER..........................................................i

I.    EXECUTIVE SUMMARY....................................................................1
      A.  OVERVIEW OF CHAPTER 11 FILING....................................................1
      B.  THE FIRST AMENDED DISCLOSURE STATEMENT; VOTING REQUIREMENTS......................2
      C.  SOURCES OF INFORMATION...........................................................4
      D.  GENERAL STRUCTURE OF THE PLAN....................................................5
      E.  SUMMARY OF THE TREATMENT UNDER THE PLAN OF HOLDERS OF CLAIMS AND INTERESTS.......7
      F.  CONDITIONS TO EFFECTIVENESS OF THE PLAN.........................................11

II.   DESCRIPTION OF THE DEBTORS AND THE DEBTORS' BUSINESSES..............................11
      A.  BACKGROUND INFORMATION REGARDING THE DEBTORS....................................11
          1.   OVERVIEW OF HISTORY AND OPERATIONS.........................................11
          2.   PRE-PETITION CAPITAL STRUCTURE.............................................20
      B.  EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES..........................22
          1.   OVERVIEW...................................................................22
          2.   AMENDMENT TO THE CREDIT FACILITY...........................................23
      C.  THE CHAPTER 11 CASES............................................................24
          1.   OVERVIEW OF THE DEBTORS' OPERATIONS IN CHAPTER 11..........................24
          2.   THE DIP FACILITY...........................................................27
          3.   EMPLOYEES..................................................................28
          4.   CLAIMS BAR DATE AND LAST DATE TO FILE PROOFS OF CLAIMS.....................29
          5.   RECLAMATION PROCEDURES ORDER...............................................29
          6.   TRADE LIEN PROGRAM.........................................................30
          7.   PLAN EXCLUSIVITY...........................................................31
          8.   THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS..............................31
          9.   MANAGEMENT.................................................................32
          10.  RESTRUCTURING OF THE DEBTORS' BUSINESSES...................................33
          11.  ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.......36
          12.  GOVERNMENT INVESTIGATIONS..................................................39
          13.  DEVELOPMENT OF BUSINESS PLAN...............................................39
          14.  THE PBGC SETTLEMENT........................................................40
          15.  CURRENT OFFICERS AND DIRECTORS.............................................44

III.  FUTURE BUSINESS OF THE REORGANIZED DEBTORS..........................................49
      A.  STRUCTURE AND BUSINESS OF THE REORGANIZED DEBTORS...............................49
      B.  EXECUTIVE OFFICERS AND DIRECTORS OF THE REORGANIZED DEBTORS.....................49
      C.  PROJECTED FINANCIAL INFORMATION.................................................49
          1.   RISK FACTORS...............................................................50


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


IV.   SUMMARY OF THE PLAN OF REORGANIZATION...............................................56
      A.  INTRODUCTION....................................................................57
      B.  BRIEF EXPLANATION OF CHAPTER 11 PLAN OF REORGANIZATION..........................57
      C.  SUBSTANTIVE CONSOLIDATION.......................................................58
      D.  CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS............................61
          1.   GENERAL....................................................................61
          2.   TREATMENT OF UNCLASSIFIED CLAIMS...........................................63
          3.   TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS...............................65
      E.  CONDITIONS TO EFFECTIVE DATE....................................................68
      F.  EXECUTORY CONTRACTS AND UNEXPIRED LEASES........................................68
          1.   GENERAL....................................................................68
          2.   ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND  UNEXPIRED LEASES......69
          3.   PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY  CONTRACTS AND UNEXPIRED
               LEASES ....................................................................70
          4.   POST-PETITION CONTRACTS AND LEASES.........................................71
          5.   REJECTION DAMAGES BAR DATE.................................................71
      G.  IMPLEMENTATION OF THE PLAN......................................................71
          1.   PRE-EFFECTIVE DATE MANAGEMENT AND OPERATION OF DEBTORS.....................71
          2.   POST-EFFECTIVE DATE COMMITTEE; DISSOLUTION OF COMMITTEE....................71
          3.   MERGER OF CERTAIN DEBTORS..................................................73
          4.   AMENDED CERTIFICATES OF INCORPORATION AND AMENDED BYLAWS...................73
          5.   POST-EFFECTIVE DATE MANAGEMENT AND OPERATION OF   REORGANIZED DEBTORS......73
          6.   REPAYMENT OF DIP FACILITY/EXIT FINANCING/  SALE-LEASEBACK TRANSACTION......73
          7.   ISSUANCE OF NEW PENN TRAFFIC COMMON SHARES.................................75
          8.   MANAGEMENT STOCK INCENTIVE PROGRAM.........................................75
          9.   CONTINUATION OF PENN TRAFFIC'S PENSION PLANS...............................75
          10.  EMPLOYMENT, RETIREMENT, AND INCENTIVE COMPENSATION   PLANS AND PROGRAMS....76
          11.  POST-EFFECTIVE DATE TRADE LIEN PROGRAM; CREDITOR   SUBORDINATION PROVISION.76
          12.  EXEMPTION FROM CERTAIN TRANSFER AND OTHER TAXES............................77
          13..............................................................................77
          13.  THE PENN TRAFFIC CREDITOR TRUST............................................78
          14..............................................................................78
      H.  DISTRIBUTIONS UNDER THE PLAN....................................................81
          1.   DISTRIBUTIONS..............................................................81
      I.  PROCEDURE FOR DETERMINATION OF CLAIMS AND INTERESTS.............................87
          1.   BAR DATE FOR CERTAIN ADMINISTRATIVE CLAIMS.................................87
          2.   OBJECTIONS TO CLAIMS.......................................................88
      J.  EFFECT OF THE PLAN ON CLAIMS AND INTERESTS......................................88
          1.   REVESTING OF ASSETS........................................................88
          2.   DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS...........................88


          3.   INJUNCTIONS................................................................89
          4.   LIMITATION OF LIABILITY....................................................90
          5.   RELEASES...................................................................90
      K.  MISCELLANEOUS PROVISIONS........................................................92
          1.   RETENTION OF JURISDICTION..................................................92
          2.   RETENTION AND ENFORCEMENT OF CAUSES OF ACTION..............................94
          3.   CONFIRMATION ORDER AND PLAN CONTROL........................................95
          4.   SEVERABILITY...............................................................95
          5.   MODIFICATIONS TO THE PLAN..................................................95
          6.   REVOCATION, WITHDRAWAL OR NON-CONSUMMATION.................................95
      L.  EXEMPTION FROM SECURITIES LAWS..................................................96
          1.   CODE EXEMPTION FROM REGISTRATION REQUIREMENTS..............................96

V.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES.............................................98
      A.  CONSEQUENCES TO CREDITORS.......................................................99
          1.   TAX SECURITIES.............................................................99
          2.   CLAIMS AND CONSIDERATION CONSTITUTING TAX SECURITIES......................100
          3.   CLAIMS NOT CONSTITUTING TAX SECURITIES....................................100
      B.  CONSEQUENCES TO THE DEBTORS....................................................101
          1.   CANCELLATION OF DEBT......................................................101
          2.   ALTERNATIVE MINIMUM TAX...................................................102
      C.  ADDITIONAL TAX CONSIDERATIONS FOR ALL CLAIM HOLDERS............................102
          1.   DISTRIBUTIONS IN DISCHARGE OF ACCRUED INTEREST............................102
          2.   SUBSEQUENT SALE OF NEW PENN TRAFFIC COMMON SHARES.........................103
          3.   MARKET DISCOUNT...........................................................103
          4.   WITHHOLDING...............................................................103

VI.   CONFIRMATION OF THE PLAN UNDER THE CODE............................................104
      A.  THE CONFIRMATION HEARING AND OBJECTIONS........................................104
      B.  CONFIRMATION REQUIREMENTS UNDER THE CODE.......................................105
      C.  SATISFACTION OF CONDITIONS PRECEDENT TO CONFIRMATION UNDER THE CODE............108
          1.   ACCEPTANCE BY IMPAIRED CLASSES............................................108
          2.   BEST INTERESTS OF CLAIM HOLDERS...........................................108
          3.   FEASIBILITY OF THE PLAN...................................................115
          4.   CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED   CLASSES ("CRAMDOWN")....116

VII.  ALTERNATIVES TO THE PLAN...........................................................118

VIII. RECOMMENDATION.....................................................................119

IX.   CONCLUSION.........................................................................119


                                      iii